UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-12

WASTE CONNECTIONS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐    Fee paid previously with preliminary materials.

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Folsom, California
March 31, 2008

Dear Stockholders:

You are cordially invited to attend the Waste Connections, Inc. Annual Meeting of Stockholders on Thursday, May 15, 2008, at 10 a.m. (California time). The meeting will be held at the Holiday Inn Express Hotel & Suites, 4360 Town Center Blvd., El Dorado Hills, California 95762. Directions to the Holiday Inn Express Hotel & Suites in El Dorado Hills appear on the back cover of this notice of annual meeting and proxy statement.

The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement. At the meeting, we will also report on Waste Connections’ operations. As always, we are looking forward to meeting our stockholders in person, and responding to any questions you may have about the company.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. You may do so by returning your proxy card by mail or, pursuant to instructions you receive from your bank or broker, by using the Internet or your telephone. If you attend the meeting, you will have the right to revoke any proxy you previously submitted and vote your shares in person.

Very truly yours,

Ronald J. Mittelstaedt
Chairman and Chief Executive Officer

WASTE CONNECTIONS, INC.

35 Iron Point Circle, Suite 200
Folsom, California 95630

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Waste Connections, Inc. will be held on Thursday, May 15, 2008, at 10:00 a.m. (California time). The meeting will be held at the Holiday Inn Express Hotel & Suites, 4360 Town Center Blvd., El Dorado Hills, California 95762, for the following purposes:

1.	To elect one Class I director to serve for a term of three years;

2.	To approve amendments to our Second Amended and Restated 2004 Equity Incentive Plan;

3.	To approve the adoption of our Amended and Restated Senior Management Incentive Plan; and

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Only stockholders of record of Waste Connections common stock at the close of business on March 17, 2008, are entitled to receive notice of and to vote at the Annual Meeting of Stockholders or any adjournment thereof.

Waste Connections’ Annual Report to Stockholders for the fiscal year 2007 is enclosed for your convenience.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held May 15, 2008

Our 2008 proxy materials and Annual Report to Stockholders for the fiscal year 2007 are available at http://phx.corporate-ir.net/phoenix.zhtml?c=118605&p=irol-proxy.

Stockholders of record may vote their proxies by signing, dating and returning the enclosed proxy card. If your shares are held in the name of a bank or broker, you may be able to vote on the Internet or by telephone. Please follow the instructions on the form you receive. The method by which you decide to vote will not limit your right to vote at the Annual Meeting of Stockholders. If you later decide to attend the Annual Meeting of Stockholders, you may revoke your previously submitted proxy and vote your shares in person.

By Order of the Board of Directors,

Patrick J. Shea
Secretary

March 31, 2008

Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, please sign and date the enclosed proxy card or follow any telephone or Internet procedures established by your bank or broker as promptly as possible in order to ensure your representation at the annual meeting.

PROXY STATEMENT
Table of Contents

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS	1
GENERAL INFORMATION	1
About this Proxy Statement	1
Who May Vote	1
How to Vote	1
How Proxies Work	1
Quorum	2
Votes Needed	2
Attending in Person	2
Counting the Vote	2
PROPOSAL 1 — ELECTION OF DIRECTORS	3
CORPORATE GOVERNANCE AND BOARD MATTERS	5
Corporate Governance Guidelines and Code of Conduct and Ethics	5
Board of Directors and Committees	5
Director Independence	6
Independence of Committee Members	7
Our Director Nomination Process	7
How to Contact Directors	8
Compensation Committee Interlocks and Insider Participation	8
Compensation of Directors for Fiscal Year 2007	9
Directors’ Equity Ownership	10
PRINCIPAL STOCKHOLDERS	11
EXECUTIVE COMPENSATION	12
Compensation Discussion and Analysis	12
Compensation Committee Report	19
SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2007	20
GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2007	22
OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END	23
OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2007	24
PENSION BENEFITS IN FISCAL YEAR 2007	24
NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2007	25
EQUITY COMPENSATION PLAN INFORMATION	26
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	27
Termination by the Company	27
Termination Upon Death or Disability	28
Termination by the Employee	28
Change in Control	28
Potential Payments	29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	36
Review, Approval or Ratification of Transactions with Related Persons	36
AUDIT COMMITTEE REPORT	38
PROPOSAL 2 — APPROVAL OF ADOPTION OF AMENDMENTS TO THE SECOND AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN	39
PROPOSAL 3 — APPROVAL OF ADOPTION OF AMENDED AND RESTATED SENIOR MANAGEMENT INCENTIVE PLAN	46
PROPOSAL 4 — APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	49
Pre-Approval Policies and Procedures	49
OTHER INFORMATION	50
Section 16(a) Beneficial Ownership Reporting Compliance	50
Legal Proceedings	50
Stockholder Proposals for 2009 Annual Meeting	50
Annual Report to Stockholders and Form 10-K	50
Other Business	51
Appendices
Appendix A — Waste Connections, Inc. Second Amended and Restated 2004 Equity Incentive Plan (as amended and restated)	A-1
Appendix B — Waste Connections, Inc. Amended and Restated Senior Management Incentive Plan	B-1

WASTE CONNECTIONS, INC.

35 Iron Point Circle, Suite 200
Folsom, California 95630

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

About this Proxy Statement

We sent you these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or the SEC, and that is designed to assist you in voting your shares.

We will bear the costs of soliciting proxies from our stockholders. In addition to soliciting proxies by mail, our directors, officers and employees, without receiving additional compensation, may solicit proxies by telephone or in person.

We will arrange for banks and brokers to forward these proxy materials to the beneficial owners of our common stock for whom they hold shares of record, and we will reimburse them for reasonable out-of-pocket expenses incurred in forwarding these materials.

We began mailing these proxy materials to our stockholders on or about April 2, 2008.

Who May Vote

Every holder of Waste Connections common stock, as recorded in our stock register at the close of business on March 17, 2008, may vote at the annual meeting. As of March 17, 2008, 67,411,247 shares of our common stock were outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share of our common stock held by the stockholder. In addition, on March 17, 2008, we had 5,882,354 shares of common stock reserved for issuance upon the conversion of our outstanding 3.75% Convertible Senior Notes Due 2026, none of which is entitled to vote at the annual meeting. Shares and share prices discussed in this proxy statement have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of March 13, 2007.

How to Vote

You may vote in person at the annual meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You may revoke your proxy before we vote it at the meeting by submitting a new proxy with a later date, voting in person at the meeting or notifying our Corporate Secretary in writing at: Waste Connections, Inc., 35 Iron Point Circle, Suite 200, Folsom, California 95630. We will count your most current proxy, unless you vote in person at the meeting.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. You can vote by proxy:

•	by mail by signing, dating and mailing the enclosed proxy card; or

•	by telephone or over the Internet if your shares are held in the name of a bank or broker, and instructions for voting in this manner are included in information you receive from your bank or broker.

If you sign your proxy card but do not give voting instructions, we will vote your shares as follows:

•	in favor of our director candidate;

•	in favor of the proposal to amend our Second Amended and Restated 2004 Equity Incentive Plan to, among other things, increase the number of shares of our common stock available for issuance pursuant to awards granted thereunder by 1,000,000 shares, from 2,775,000 shares to 3,775,000 shares;

•	in favor of the proposal to approve the adoption of our Amended and Restated Senior Management Incentive Plan; and

•	in favor of the ratification of the appointment of the independent registered public accounting firm.

For any other matters that may properly come before the meeting, your shares will be voted at the discretion of the proxy holders. You may vote for or withhold your vote from our director candidate. You may also vote for or against the other proposals, or you may abstain from voting.

You may receive more than one proxy card depending on how you hold your shares. Shares registered in your name are covered by one proxy card. If you hold shares through someone else, such as a broker, you may also receive material from them asking how you want to vote. You should complete and return each proxy card or other voting instruction request provided to you.

Quorum

In order to carry on the business of the annual meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote as of the close of business on the record date must be present at the meeting, either by proxy or in person.

Abstentions, directions to withhold authority and broker non-votes are counted as present and entitled to vote at the meeting for purposes of determining whether we have a quorum. A broker non-vote occurs when a broker signs and returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Votes Needed

A plurality of the votes of the shares present in person or represented by proxy at the meeting is required to elect our nominee as a director.

The approval of the amendments to our Second Amended and Restated 2004 Equity Incentive Plan and the adoption of our Amended and Restated Senior Management Incentive Plan must comply with the requirements of both the Delaware General Corporation Law and the New York Stock Exchange rules for listed companies. The Delaware statute requires the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote. For such purpose, broker non-votes will not be treated as entitled to vote on such proposals and will not be taken into account in determining whether the required approval of the proposals has been obtained under Delaware law. However, under the New York Stock Exchange requirements for listed companies, a majority of the outstanding voting shares must cast a vote on the proposals (whether in the form of a vote for, a vote against or an abstention), and a majority of the votes so cast must be in favor of each such proposal. Accordingly, broker non-votes may prevent the approval of the proposals because they are not treated as votes cast for purposes of the New York Stock Exchange requirement.

The ratification of the appointment of the independent registered public accounting firm requires the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote.

Abstentions and directions to withhold authority have the same effect as a vote against a matter because they are considered present and entitled to vote, but are not voted.

Broker non-votes will be considered present for quorum purposes but have no effect on the outcome of the election of directors and will not be counted for any purpose in determining whether the appointment of the independent registered public accounting firm has been ratified.

Attending in Person

Only stockholders, their proxy holders and our invited guests may attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, you should bring your bank or broker statement showing your beneficial ownership of our stock in order to be admitted to the meeting.

Counting the Vote

We will use an automated system administered by our transfer agent to tabulate the votes at the annual meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of common stock if the broker or nominee has not received instructions from the beneficial owner or other person entitled to vote.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is currently composed of six directors and is divided into three classes. One class is elected each year for a three-year term. Our Board of Directors has nominated Mr. Davis for re-election to the Board of Directors to serve as a Class I Director until the annual meeting of stockholders to be held in 2011 and until a successor has been duly elected and qualified. Proxies will be voted, unless otherwise indicated, for the reelection of Mr. Davis to the Board of Directors. Proxies will be voted in a discretionary manner if Mr. Davis is unable to serve. Mr. Davis is currently a director of Waste Connections. Mr. Eugene V. Dupreau has informed the Board of Directors that he is not standing for re-election. Our Board of Directors has no current plans to fill the vacancy. Accordingly, after the 2008 Annual Meeting, our Board of Directors will consist of five members, of whom four will be independent and one will be a member of management.

Certain information about Mr. Davis and the directors serving in Class II and Class III, whose terms expire in future years, is set forth below.

Name and Background	Age	Director Since

Nominee for Class I Director for Term Expiring in 2011

Robert H. Davis has been President of Waste Systems International, Inc., a turnkey solid waste management systems provider of environmentally acceptable solutions to developing countries outside the U.S. since November 2007, and a partner in Rubber Recovery Inc., a private, California-based scrap tire processing and recycling company since July 2006. Mr. Davis is a member of the board of effENERGY LLC, an alternative energy company, and he is the conceptual founder of the Global Waste Research Institute at California Polytechnic State University. Prior to acquiring Rubber Recovery Inc., Mr. Davis was President, Chief Executive Officer and a director of GreenMan Technologies, Inc., a publicly traded tire shredding and recycling company, from 1997 to 2006. Prior to joining GreenMan, Mr. Davis served as Vice President of Recycling for Browning-Ferris Industries, Inc. from 1990 to 1997. A 30-year veteran of the solid waste and recycling industry, Mr. Davis has also held executive positions with Fibres International, Garden State Paper Company and SCS Engineers, Inc. Mr. Davis holds a B.S. degree in Mathematics from California Polytechnic State University and has done graduate work at George Washington University in Solid Waste Management.
	65	2001

Class II Directors Continuing in Office — Terms Expiring in 2009

Michael W. Harlan has been President and Chief Executive Officer of U.S. Concrete, Inc., a publicly traded producer of ready-mixed concrete, precast concrete products and concrete-related products to all segments of the construction industry since May 2007. Mr. Harlan has also served as a Director of U.S. Concrete, Inc. since May 2006. Mr. Harlan served as U.S. Concrete’s Executive Vice President and Chief Operating Officer from April 2003 to May 2007 and as Chief Financial Officer from September 1998 to November 2004. From November 1997 to January 30, 1998, Mr. Harlan served as a consultant to Waste Connections on various financial matters. From March 1997 to August 1998, Mr. Harlan was Vice President and Chief Financial Officer of Apple Orthodontix, Inc., a publicly traded company that provides practice management services to orthodontic practices in the U.S. and Canada. From April 1991 to December 1996, Mr. Harlan held various positions in the finance and acquisition departments of USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.), including serving as Treasurer and Assistant Secretary, beginning in September 1993. From May 1982 to April 1991, Mr. Harlan held various positions in the tax and corporate financial consulting services division of Arthur Anderson LLP, where he was a Manager since July 1986. Mr. Harlan is on the Board of Directors of the National Ready Mixed Concrete Association, where he serves on the Executive Committee, and he is a member of the Board of Trustees for the RMC Research and Education Foundation. Mr. Harlan is a Certified Public Accountant and holds a B.A. degree from the University of Mississippi.
	47	1998

Name and Background	Age	Director Since
William J. Razzouk has been Chief Executive Officer of Newgistics, Inc., a provider of intelligent returns management solutions for direct retailers and technology companies since March 2003. Mr Razzouk also serves on the board of directors of Re-Trans, Inc., a privately held transportation management company. From August 2000 to December 2002, he was a Managing Director of Paradigm Capital Partners, LLC, a venture capital firm in Memphis, Tennessee that focuses on meeting the capital and advisory needs of emerging growth companies. From September 1998 to August 2000, he was Chairman of PlanetRx.com, an e-commerce company focused on healthcare and sales of prescription and over-the-counter medicines, health and beauty products and medical supplies. He was also Chief Executive Officer of PlanetRx.com from September 1998 until April 2000. From April 1998 until September 1998, Mr. Razzouk owned a management consulting business and an investment company that focused on identifying strategic acquisitions. From September 1997 until April 1998, he was the President, Chief Operating Officer and a director of Storage USA, Inc., a then publicly traded (now private) real estate investment trust that owns and operates more than 350 mini storage warehouses. He served as the President and Chief Operating Officer of America Online from February 1996 to June 1996. From 1983 to 1996, Mr. Razzouk held various management positions at Federal Express Corporation, most recently as Executive Vice President, Worldwide Customer Operations, with full worldwide profit and loss responsibility. Mr. Razzouk previously held management positions at ROLM Corporation, Philips Electronics and Xerox Corporation. He previously was a director of Fritz Companies, Inc., Sanifill, Inc., Cordis Corp., Storage USA, PlanetRx.com, America Online and La Quinta Motor Inns. Mr. Razzouk holds a Bachelor of Journalism degree from the University of Georgia.
	60	1998

Class III Directors Continuing in Office — Terms Expiring in 2010

Ronald J. Mittelstaedt has been Chief Executive Officer and a director of Waste Connections since the company was formed in September 1997, and was elected Chairman in January 1998. Mr. Mittelstaedt was also President of the company from Waste Connections’ formation through August 2004. Mr. Mittelstaedt has more than 20 years of experience in the solid waste industry. He is a member of the Board of Trustees for the UC Santa Barbara Foundation. Mr. Mittelstaedt holds a B.A. degree in Business Economics with a finance emphasis from the University of California at Santa Barbara.	44	1997

Edward E. “Ned” Guillet has been an independent human resources consultant since January 2007. From October 1, 2005 until December 31, 2006, he was Senior Vice President, Human Resources for the Gillette Global Business Unit of The Procter & Gamble Company, a position he held subsequent to the merger of Gillette with Procter & Gamble. From July 1, 2001 until September 30, 2005, Mr. Guillet was Senior Vice President, Human Resources and an executive officer of The Gillette Company, a global consumer products company. He joined Gillette in 1974 and held a broad range of leadership positions in its human resources department. Mr. Guillet is a former member of Boston University’s Human Resources Policy Institute. He holds a B.A. degree in English Literature and Secondary Education from Boston College.
	56	2007

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RE-ELECTION OF MR. DAVIS TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Guidelines and Code of Conduct and Ethics

We have adopted Corporate Governance Guidelines to promote the effective functioning of our Board of Directors and its Committees, to promote the interests of stockholders and to ensure a common set of expectations concerning how the Board of Directors, its Committees and management should perform their respective functions. We have also adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees. Copies of our Corporate Governance Guidelines and our Code of Conduct and Ethics are available on our website at www.wasteconnections.com. A copy of either may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 35 Iron Point Circle, Suite 200, Folsom, California 95630.

Board of Directors and Committees

Our Board of Directors held seven meetings during 2007, four of which were regularly scheduled and three of which were special meetings held telephonically. The Board of Directors has five standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Special Equity Award Committee and a Nominating and Corporate Governance Committee. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he served in 2007. Our policy on director attendance at annual meetings of stockholders is that directors are invited but not required to attend. Mr. Mittelstaedt, the Chairman of the Board, and Mr. Dupreau attended the annual meeting of stockholders in 2007.

The Executive Committee, whose chairman is Mr. Mittelstaedt and whose other current members are Messrs. Harlan and Razzouk, met three times in 2007. The Executive Committee is authorized to exercise all of the powers and authority of the Board of Directors in managing our business and affairs, other than to authorize matters required by Delaware law to be approved by the stockholders, and other than adopting, amending or repealing any of our Bylaws. Between meetings of the Board of Directors, the Executive Committee approves all acquisitions by us for stock and all acquisitions by us for cash or other consideration of $5.0 million or more.

The Board of Directors has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Messrs. Razzouk and Davis, met five times in 2007. The Board of Directors has determined that all of the members of the Audit Committee are “financially literate” within the meaning of Section 303A.07 of the New York Stock Exchange Listed Company Manual. The Board of Directors has also determined that Mr. Harlan is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The committee’s duties are discussed below under “Audit Committee Report.” A current copy of the Audit Committee charter, which our Board of Directors has adopted, is available on our website at www.wasteconnections.com. A copy of the Audit Committee Charter may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 35 Iron Point Circle, Suite 200, Folsom, California 95630.

The Compensation Committee, whose chairman is Mr. Razzouk and whose other current members are Messrs. Harlan and Guillet, met three times in 2007. This committee is responsible for establishing our executive officer compensation policies and administering such policies. The Compensation Committee studies, recommends and implements the amount, terms and conditions of payment of any and all forms of compensation for our directors and executive officers; approves and administers any guarantee of any obligation of, or other financial assistance to any officer or other employee; and approves the grant of options, warrants, restricted stock and other forms of equity incentives to officers, directors, employees, agents and consultants. See “Executive Compensation — Compensation Discussion and Analysis.” A current copy of the Compensation Committee charter is available on our website at www.wasteconnections.com. A copy of the Compensation Committee Charter may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 35 Iron Point Circle, Suite 200, Folsom, California 95630.

The Special Equity Award Committee, which the Board of Directors established on October 25, 2005, is empowered with separate but concurrent authority with the Compensation Committee to make awards to all eligible individuals — typically new hires — under the company’s various equity incentive plans, subject to certain exceptions and limitations set by the Board of Directors. The Special Equity Award Committee may not, for example, grant annual awards to the company’s employees, officers, directors and consultants, which are typically authorized by the Compensation Committee annually in February; the committee may not grant awards to the company’s executive officers or directors; and the committee may not grant more than 10,000 options and warrants or more than 5,000 restricted stock and restricted stock unit awards to an eligible individual in any given calendar year. Mr. Mittelstaedt is the chair and sole member of the Special Equity Award Committee.

The Nominating and Corporate Governance Committee, whose chairman is Mr. Davis and whose other current members are Messrs. Guillet and Razzouk, met two times in 2007. This committee is responsible for recommending director nominees to the Board of Directors and developing and implementing corporate governance principles. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at www.wasteconnections.com. A copy of the Nominating and Corporate Governance Committee Charter may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 35 Iron Point Circle, Suite 200, Folsom, California 95630.

Director Independence

The Board of Directors has determined that each of Messrs. Harlan, Razzouk, Davis and Guillet is “independent” within the meaning of the standards set forth in our Corporate Governance Guidelines. Messrs. Davis, Harlan and Razzouk together make up the Board’s Audit Committee. Messrs. Guillet, Harlan and Razzouk together make up the Board’s Compensation Committee. Messrs. Davis, Guillet and Razzouk together make up the Board’s Nominating and Corporate Governance Committee. These independent, non-management directors meet in an executive session, without management, at each of our four regularly scheduled Board of Directors meetings. The Chair of the Audit Committee, currently Mr. Harlan, presides over each meeting of the company’s non-management directors.

As set forth in our Corporate Governance Guidelines, a majority of the members of our Board of Directors must be independent. For a director to be considered independent, the Board of Directors must determine that the director is “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual. In addition, for a director to be considered independent, the Board of Directors must determine that the director has no material relationship with the company, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the company. No director who is a former employee of the company, is a former employee or affiliate of any current auditor of the company or its subsidiaries, is a part of an interlocking directorate in which any executive officer of the company serves on the compensation committee of another company that concurrently employs such director or has an immediate family member in any of the foregoing categories, can be independent until three years after such employment, affiliation or relationship has ceased.

The Board of Directors reviews all commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each director to assess whether any of them is a material relationship so as to impair that director’s independence. A “material relationship” means a direct or indirect commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship that is reasonably likely to affect the independent and objective judgment of the director in question, provided that the direct or indirect ownership of any amount of our stock is not deemed to constitute a material relationship. The following commercial or charitable relationships are not considered to be material relationships that would impair a director’s independence: if a director of Waste Connections (a) is also an executive officer of another company that does business with Waste Connections and the annual sales to, or purchases from, Waste Connections are less than the greater of one million dollars or two percent of the annual revenue of that other company; (b) is an executive officer of another company that is indebted to Waste Connections, or to which Waste Connections is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of that other company; or (c) serves as an officer, director or trustee of a charitable organization, and Waste Connections’ discretionary charitable contributions to that organization are less than one percent of that organization’s total annual receipts. The Board of Directors reviews annually whether its members satisfy these categorical independence tests before any non-management member stands for re-election to the Board of Directors.

All relationships not covered by the preceding paragraph are reviewed by the directors who satisfy the independence tests set forth above to determine whether they are material so as to impair a director’s independence. If the Board of Directors determines that any relationship is immaterial even though it does not meet the categorical tests for immateriality set forth above, we will explain in our next proxy statement the basis for the Board’s determination.

Waste Connections does not make any personal loans or extend credit to any director or officer, other than those expressly permitted under applicable laws and regulations. All such arrangements must be administered by the Compensation Committee, and such arrangements not already maintained on July 30, 2002, must also be approved in advance by the Compensation Committee. No independent director or his or her immediate family member may provide personal services to Waste Connections for compensation, other than as permitted under New York Stock Exchange rules.

Independence of Committee Members

In addition to the general requirements for independent Board members described above, members of the Audit Committee must also satisfy the additional independence requirements of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. These rules, among other things, prohibit a member of the Audit Committee, other than in his capacity as a member of the Audit Committee, the Board of Directors or any other committee of the Board of Directors, from receiving any compensatory fees from or being an affiliated person of Waste Connections or any of its subsidiaries. As a matter of policy, the Board of Directors also applies this additional requirement to members of the Compensation and Nominating and Corporate Governance Committees.

Our Director Nomination Process

Our Board of Directors believes that directors must have the highest personal and professional ethics, integrity and values. They must be committed to representing the long-term interests of our stockholders. They must have objective perspective, practical wisdom, mature judgment and expertise, and operational or financial skills and knowledge useful to the oversight of our business. Our goal is to have a Board of Directors that represents diverse experiences at policy-making levels in business and other areas relevant to our activities. Directors should be committed to serving on the Board for an extended period of time.

In addition to the foregoing qualities, the Nominating and Corporate Governance Committee will take a number of other factors into account in considering candidates as nominees for the Board of Directors, including the following: (i) whether the candidate is independent within the meaning of our Corporate Governance Guidelines; (ii) relevant business, academic or other experience; (iii) willingness and ability to attend and participate actively in Board and Committee meetings and otherwise to devote the time necessary to serve, taking into consideration the number of other boards on which the candidate serves and the candidate’s other business and professional commitments; (iv) potential conflicts of interest; (v) whether the candidate is a party to any adverse legal proceeding; (vi) the candidate’s reputation; (vii) specific expertise and qualifications relevant to any Committee that the candidate is being considered for, such as whether a candidate for the Audit Committee meets the applicable financial literacy or audit committee financial expert criteria; (viii) willingness and ability to meet our director’s equity ownership guidelines; (ix) willingness to adhere to our Code of Conduct and Ethics; (x) ability to interact positively and constructively with other directors and management; (xi) willingness to participate in a one-day new director orientation session; (xii) willingness to attend educational forums or workshops to enhance understanding of new and evolving governance requirements; and (xiii) the size and composition of the current Board.

When seeking director candidates, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, third party advisors, business and personal contacts, and stockholders. The Nominating and Corporate Governance Committee may also engage the services of a search firm. After conducting an initial evaluation, the Nominating and Corporate Governance Committee will make arrangements for candidates it considers suitable to be interviewed by one or more members of the committee. Each candidate will be required to complete a standard directors’ and officers’ questionnaire, completed by all of the directors annually. The Nominating and Corporate Governance Committee may also ask the candidate to meet with members of our management. If the Nominating and Corporate Governance Committee believes that the candidate would be a valuable addition to the Board of Directors, it will recommend the candidate for nomination to the Board.

The Nominating and Corporate Governance Committee will apply the criteria described above when considering candidates recommended by stockholders as nominees for the Board of Directors. In addition, any of our stockholders may nominate one or more persons for election as a director of the company at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our

Amended and Restated Bylaws. We have an advance notice Bylaw provision relating to the nomination of Directors. Pursuant to that provision, to be considered for inclusion in our proxy materials, notice of a stockholder’s nomination of a person for election to the Board of Directors must be received by the Secretary of Waste Connections in writing at the address listed on the first page of this Proxy Statement no later than the close of business (California time) on the 120th day prior to the anniversary date of our proxy statement released to stockholders in connection with the previous year’s annual meeting. To be considered timely, stockholder nominations submitted after this deadline must be received as set forth above no later than the close of business (California time) on the 90th day prior to the annual meeting of stockholders. The stockholder’s written notice must include information about the proposed nominee, including name, age, business address, residence address, telephone number, email address, principal occupation, number of shares of our common stock beneficially owned, and any other information required in proxy solicitations for the election of directors, including employment history, participation as a director of other public or private corporations, and information about any relationship or understanding between the proposing stockholder and the candidate or any other person (naming that person) pursuant to which the nomination is to be made. The written notice must be accompanied by the executed consent of each nominee to serve as a director if elected. In addition, the stockholder giving the notice must include the following information: such stockholder’s name, record address, phone number, email address, number of shares of our common stock beneficially owned, and a description of all arrangements or understandings between the stockholder and each nominee and any other person (naming such person) pursuant to which each nomination is to be made by the stockholder.

Before nominating a sitting director for re-election at an annual meeting, the Nominating and Corporate Governance Committee will consider the director’s performance and contribution to the Board of Directors.

How to Contact Directors

Stockholders and other interested parties may communicate with the Board of Directors generally, with the non-management directors as a group or with a specific director at any time by writing to the Board of Directors, the non-management directors or a specific director, care of the Secretary of Waste Connections, Inc., 35 Iron Point Circle, Suite 200, Folsom, California 95630. The Secretary will forward all communications to the Board of Directors, the non-management directors or a specific director, as applicable, as soon as practicable after receipt without screening the communication. Stockholders and other interested parties are requested to provide their contact information and to state the number of shares of our common stock that they beneficially own in their communications to the Board of Directors. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, stockholders and other interested parties are urged to limit their communications to the Board of Directors to matters that are of stockholder interest and that are appropriate for consideration at the Board level.

Compensation Committee Interlocks and Insider Participation

In 2007, the Compensation Committee of our Board of Directors consisted of Messrs. Razzouk, Harlan and Guillet. None of our executive officers served as a director or member of the compensation committee of another entity which had an executive officer that served as a director or member of our Compensation Committee.

Compensation of Directors for Fiscal Year 2007

The following table provides compensation information for the year ended December 31, 2007, for each member of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)		Option Awards ($) (3)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Ronald J. Mittelstaedt (1)	—	—		—		—	—	—	—
Eugene V. Dupreau (1)	—	—		—		—	—	—	—
Robert H. Davis	44,500	189,864	(4)	—	(8)	—	—	—	234,184
Edward E. “Ned” Guillet	39,250	117,535	(5)	—	(9)	—	—	—	156,785
Michael W. Harlan	49,000	189,864	(6)	—	(10)	—	—	—	238,684
William J. Razzouk	44,500	189,864	(7)	—	(11)	—	—	—	234,184

(1)	Directors who are officers or employees of Waste Connections do not currently receive any compensation as directors or for attending meetings of the Board of Directors or its committees.

(2)	Stock awards consist of restricted stock units granted under our Second Amended and Restated 2004 Equity Incentive Plan. Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the dollar amounts recognized by us as compensation expense for financial reporting purposes in 2007 for stock awards pursuant to the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123R, excluding estimates of forfeitures related to service-based vesting conditions. Although the amounts shown do not reflect estimated forfeitures, the amounts actually recognized in our financial statements are reduced for estimated forfeitures pursuant to SFAS 123R. The assumptions used to calculate the value of stock awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 11, 2008. These compensation expense amounts reflect stock awards granted in 2007 and 2006, the first year in which we granted stock awards to the directors. The following table sets forth the amount included in the “Stock Awards” column with respect to awards granted in 2006 and 2007.

	Amount included in Table Attributable to
	Prior Year Awards	Fiscal 2007 Awards
Robert H. Davis	$65,175	$124,689
Edward E. “Ned” Guillet	—	117,535
Michael W. Harlan	65,175	124,689
William J. Razzouk	65,175	124,689

(3)	No option awards were made to any of our directors as compensation for their service as directors or for attending meetings of the Board of Directors or its committees in 2007. See the “Principal Stockholders” table on page 11 for details on the amount of our common stock beneficially owned by each of our directors as of February 29, 2008.

(4)	The grant date fair value of the 2007 award computed in accordance with SFAS 123R is $130,110, and disregards estimates of forfeitures related to service-based vesting conditions. As of December 31, 2007, Mr. Davis had an aggregate of 5,062 shares of stock awards in the form of restricted stock units outstanding.

(5)	The grant date fair value of the 2007 award computed in accordance with SFAS 123R is $128,220, and disregards estimates of forfeitures related to service-based vesting conditions. As of December 31, 2007, Mr. Guillet had an aggregate of 2,250 shares of stock awards in the form of restricted stock units outstanding.

(6)	The grant date fair value of the 2007 award computed in accordance with SFAS 123R is $130,110, and disregards estimates of forfeitures related to service-based vesting conditions. As of December 31, 2007, Mr. Harlan had an aggregate of 5,062 shares of stock awards in the form of restricted stock units outstanding.

(7)	The grant date fair value of the 2007 award computed in accordance with SFAS 123R is $130,110, and disregards estimates of forfeitures related to service-based vesting conditions. As of December 31, 2007, Mr. Razzouk had an aggregate of 5,062 shares of stock awards in the form of restricted stock units outstanding.

(8)	As of December 31, 2007, Mr. Davis had an aggregate of 20,500 option awards outstanding.

(9)	As of December 31, 2007, Mr. Guillet had no option awards outstanding.

(10)	As of December 31, 2007, Mr. Harlan had an aggregate of 41,500 option awards outstanding.

(11)	As of December 31, 2007, Mr. Razzouk had an aggregate of 31,500 option awards outstanding.

Each independent director receives a monthly cash retainer of $2,125 plus a fee of $4,500 for attending each Board meeting and each committee meeting (unless held in conjunction with a full Board meeting) in person. Each Board member is also eligible for reimbursement of reasonable expenses incurred. Committee chairs receive the following additional cash compensation, which amounts are added to their monthly retainers: Audit Committee Chair — $500, Compensation Committee Chair — $125, and Nominating and Corporate Governance Committee Chair — $125. The monthly cash retainer is intended to compensate independent directors for participation in meetings held by conference call and for incidental participation in company affairs between meetings.

Other than Mr. Guillet, who the Board of Directors elected on March 1, 2007, to fill a new directorship it created, we granted each independent director an option to purchase shares of our common stock at the time of his initial election or appointment. Historically, we have also granted each independent director an option to purchase between 16,875 and 45,000 shares of our common stock each year during which the director served on the Board of Directors. However, consistent with our intention of granting more restricted stock units and fewer stock options to our management team, on February 1, 2007, we granted each independent director, other than Mr. Guillet, 4,500 restricted stock units under our Second Amended and Restated 2004 Equity Incentive Plan and no options. The units vest in two successive, equal installments upon the February 1, 2007 grant date and the first anniversary of the grant date. In connection with Mr. Guillet’s election to the Board of Directors, we granted him 4,500 restricted stock units that vest in two successive, equal installments upon the March 5, 2007 grant date and the first anniversary of the grant date. The annual grants made to each of our independent directors in 2008 consisted of 5,196 restricted stock units and no options. The units granted in 2008 vest in two successive, equal installments upon the February 5, 2008 grant date and the first anniversary of the grant date.

Directors’ Equity Ownership

The Board of Directors has a policy that requires each non-management director of the company to own a number of shares of the company’s common stock having a market value of at least $200,000, as measured by current market value or purchase price, whichever is higher. Unless otherwise satisfied, current directors and new directors will achieve this requirement by retaining one half of all restricted stock unit grants as they vest, measured on an after tax basis, until the value of their holdings reaches the required level.

PRINCIPAL STOCKHOLDERS

The following table shows the amount of our common stock beneficially owned, as of February 29, 2008, by: (i) each person or entity that we know owns more than 5% of our common stock; (ii) our named executive officers and each of our directors and nominees; and (iii) all of our current directors and executive officers as a group. An asterisk in the Percent of Class column indicates beneficial ownership of less than 1% by a director or nominee.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
T. Rowe Price Associates, Inc. (3)	6,391,225		9.49%
FMR LLC (4)	3,665,114		5.44
Barclays Global Investors, NA (5)	3,521,855		5.23
Steven F. Bouck	972,393	(6)	1.43
Ronald J. Mittelstaedt	615,889	(7)	0.91
Worthing F. Jackman	249,065	(8)	0.37
Darrell W. Chambliss	157,785	(9)	0.23
Michael W. Harlan	60,973	(10)	*
Eugene V. Dupreau	60,756		*
William J. Razzouk	49,848	(11)	*
Robert D. Evans	36,000	(12)	0.05
Robert H. Davis	25,397	(13)	*
Edward E. “Ned” Guillet	7,098		*
All executive officers and directors as a group (16 persons)	2,788,719	(14)	4.01

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Except as otherwise indicated by footnote, we believe that the persons named in this table have sole voting and investment power with respect to the shares of common stock shown.

(2)	Shares of common stock subject to options and/or warrants currently exercisable or exercisable within 60 days after February 29, 2008, shares of common stock into which convertible securities are convertible within 60 days after February 29, 2008, and shares which will become issuable within 60 days after February 29, 2008, pursuant to outstanding restricted stock units count as outstanding for computing the percentage beneficially owned by the person holding such options, warrants, convertible securities and restricted stock units, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)	The share ownership of T. Rowe Price Associates, Inc. is based on Schedules 13G/A filed with the SEC on February 12, 2008. T. Rowe Price Associates, Inc. has sole voting power with respect to 1,567,450 shares and sole dispositive power with respect to all shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	The share ownership of FMR LLC is based on a Schedule 13G filed with the SEC on February 14, 2008. FMR LLC has sole voting power with respect to 755,050 shares and sole dispositive power with respect to all shares. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	The share ownership of Barclays Global Investors, NA is based on a Schedule 13G filed with the SEC on February 5, 2008, by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG (collectively, “Barclays”). Barclays has sole voting power with respect to 2,679,674 shares and sole dispositive power with respect to all such shares. The address of Barclays is 45 Fremont Street, San Francisco, California 94105.

(6)	Includes 657,781 shares subject to options exercisable within 60 days of February 29, 2008. Excludes 3,900 shares owned by Mr. Bouck’s two minor sons as to which Mr. Bouck disclaims beneficial ownership.

(7)	Includes 408,753 shares subject to options exercisable within 60 days of February 29, 2008, and 207,136 shares held by Mittelstaedt Enterprises, L.P., of which Mr. Mittelstaedt is a limited partner. Excludes 2,850 shares held by the Mittelstaedt Family Trust as to which Mr. Mittelstaedt disclaims beneficial ownership.

(8)	Includes 244,377 shares subject to options exercisable within 60 days after February 29, 2008.

(9)	Includes 63,704 shares subject to options exercisable within 60 days after February 29, 2008.

(10)	Includes 41,500 shares subject to options exercisable within 60 days after February 29, 2008.

(11)	Includes 31,500 shares subject to options exercisable within 60 days after February 29, 2008.

(12)	Robert D. Evans served as our Executive Vice President, General Counsel and Secretary during fiscal 2007 and retired from the company on February 22, 2008.

(13)	Includes 14,500 shares subject to options exercisable within 60 days after February 29, 2008.

(14)	Includes 2,135,781 shares subject to options exercisable within 60 days after February 29, 2008. Does not include shares beneficially owned by Robert D. Evans because Mr. Evans has not been an executive officer since February 22, 2008, when he retired as our Executive Vice President, General Counsel and Secretary.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy and Objectives

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and our Chief Financial Officer during 2007, as well as our three other most highly compensated executive officers in 2007, are referred to as the named executive officers, or the NEOs.

The Compensation Committee’s philosophy with respect to the compensation of the named executive officers does not differ materially from the philosophy that applies to other executive officers. The Compensation Committee believes that compensation paid to NEOs should be closely aligned with our performance on both a short-term and long-term basis, linked to specific, measurable results intended to create value for stockholders and should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for NEOs, the Compensation Committee’s objectives are to:

•	Attract and retain individuals with superior leadership ability and managerial talent by providing competitive compensation and rewarding outstanding performance;

•	Ensure that NEO compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders; and

•	Provide an incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas.

Our overall compensation program is structured to attract and retain highly qualified executive officers by paying them competitively consistent with our success. We believe that compensation should be structured to ensure that a significant portion is directly related to our stock’s performance and other factors that directly and indirectly influence stockholder value. Accordingly, our approach to compensation is to provide a base salary, annual performance-based compensation tied to goals that are intended to link NEO compensation to our operating and financial performance, and long-term equity grants intended to align NEO compensation with stockholder returns and to aid in retention.

Our compensation program provides compensation in the form of both cash and equity to provide incentives to reward both our short-term and long-term performance. The Compensation Committee allocates total compensation between cash and equity based on comparisons with other companies and the judgment of the Committee members. The balance between cash and equity compensation among NEOs and other members of the senior executive team is evaluated annually.

Approach to Compensation

The Compensation Committee has the primary authority for the consideration and determination of the compensation we pay to our executive officers and directors, including the amount of equity-based compensation. To aid the Compensation Committee in making its determination, the Chief Executive Officer meets with the Compensation Committee and provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers, other than himself. The Compensation Committee also holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee is not bound to follow the Chief Executive Officer’s recommendations. The Compensation Committee also has the authority to engage its own independent advisors to assist it in carrying out its duties.

In determining the level of base salary, performance-based compensation and long-term equity-based compensation paid to the named executive officers, the Compensation Committee considers: (i) the compensation structure and practices of a peer group of companies that we believe are our leading competitors in the solid waste industry; (ii) a comparator group of companies, most of which are non-solid waste companies, with comparable financial profiles; and (iii) its own judgment as to an appropriate level of compensation for a company of our size and financial performance. These peer and comparator groups are identified and discussed below. While the Compensation Committee uses compensation consultants from time to time, it does not engage consultants every year. For 2007, the Compensation Committee had available a tally sheet that included, for each officer (including the NEOs), current base salary, salary paid in 2006, bonus percentage, cash bonus paid in 2006, options granted in 2006, restricted stock units granted in 2006, dollar amount of 401(k) and deferred compensation plan matches in 2006, payments and reimbursements for various expenses that could be considered perquisites, the value realized from the exercise of options and sale of the underlying stock in 2006, the value of vested and unvested unexercised options and unvested restricted stock units as of the end of the year, and the amount payable to each officer under various severance scenarios, including on a change in control. In determining the amount of compensation for the NEOs, the Compensation Committee does not take into account amounts realized from prior equity-based compensation grants because the Compensation Committee seeks to provide compensation that takes into account the cost of replacing the named executive officers on a market competitive basis and what is equitable based on our performance. To some extent, appreciation reflected in the amounts realized from prior equity-based compensation grants confirms the Compensation Committee’s success in aligning compensation with our stockholders’ interests, thus validating our compensation philosophy.

We provide the Chief Executive Officer with greater compensation and benefits than that provided to the other NEOs to reflect his importance and value to us as well as the increased level of responsibility and risk faced by him as our Chairman and Chief Executive Officer. Mr. Mittelstaedt’s compensation also differs as a direct result of the Compensation Committee’s review of the comparator group compensation data, and reflects the competitive nature of compensation paid to chief executive officers within the comparator group. The Compensation Committee believes that Mr. Mittelstaedt’s competitive compensation package is important to reward, motivate and retain him as a highly valued chief executive whose leadership and strategic vision have helped create value for stockholders since our inception.

Transition in Compensation Practices

Our compensation plan for 2007 represents the culmination of a transition in compensation practices begun in 2004, when the Compensation Committee reviewed our compensation philosophy primarily in anticipation of the requirement that stock options be expensed, but also to address the transition of the company from an early growth stage to a mature public company. In connection with its review in 2004, the Compensation Committee engaged Pearl Meyer & Partners, a nationally known compensation consulting firm, to assist it in the determination of the key elements of the compensation program. The Compensation Committee requested that Pearl Meyer establish a comparator group, provide an analysis of how the compensation of our named executive officers compares to that of named executive officers in the comparator group, advise the Compensation Committee on alternative forms of compensation and make recommendations to the Committee. Pearl Meyer reported directly to the Compensation Committee, and its services directly related to executive compensation. Pearl Meyer has not performed any other service for the company.

Compensation Benchmarking

An important component of setting and structuring compensation for our executive officers is determining the compensation packages offered by three leading national waste services companies, including Waste Management, Inc., Allied Waste Industries, Inc. and Republic Services, Inc. While we do not specifically benchmark our compensation to a peer group, we do periodically perform our own survey of the compensation practices of this peer group of companies to assess our competitiveness. In doing so, we take into account factors such as the relative financial performance of those companies and factors that differentiate us from them. All of the companies in this peer group are substantially larger than we are and the Compensation Committee takes this into account when comparing compensation.

In 2006, Pearl Meyer, following discussions with management, established a comparator group consisting of the following companies with financial profiles comparable to ours: Aaron Rents, Inc.; Covanta Holding Corporation; EMCOR Group, Inc.; G & K Services, Inc.; McGrath Rentcorp; Mobile Mini, Inc.; Pacar International; Quanta Services, Inc.; Republic Services, Inc.; Rollins, Inc.; ServiceMaster Company; Stericycle, Inc.; United Rentals, Inc.; and Williams Scotsman International, Inc. Allied Waste Industries, Inc. and Waste Management, Inc. were included as additional reference companies. We did not engage Pearl Meyer to update this group for 2007.

Determination of Compensation Components

In light of the 2004 review, the Compensation Committee decided to implement a series of changes to our compensation philosophy for the named executive officers and other officers. We (i) increased base salary to more competitive levels over a three-year period through 2007; (ii) decreased equity-based compensation as a percentage of total compensation for these individuals relative to historic levels; and (iii) implemented a program to transition the equity-based compensation of these individuals from stock options to restricted stock unit awards. In 2007, the Compensation Committee adopted the Senior Management Incentive Plan governing the annual performance bonuses and the annual long-term equity incentive grants for 2007 and subsequent years to the NEOs and such other executives and employees as may be determined by the Compensation Committee. The Compensation Committee’s objective was to set base salaries of our NEOs close to the median of the comparator group by 2007, before adjustment for inflation and geographic differences. The Committee also reconfirmed its goal of setting equity-based compensation awards over time such that the after-tax income statement impact resulting from company-wide equity-based compensation awards would not exceed approximately 5 to 6% of projected net income at that time. These goals are based on estimates of future results and actual results of compensation decisions could vary materially. Moreover, the Compensation Committee reserves the right to alter compensation goals and philosophies at any time.

Base Salary.  Effective February 1, 2007, we established the following base salaries for our NEOs:

Name	Annual Base Salary
Ronald J. Mittelstaedt	$520,000
Worthing F. Jackman	$310,000
Steven F. Bouck	$385,000
Darrell W. Chambliss	$335,000
Robert D. Evans	$315,000

Performance Bonuses.  Our compensation program includes a performance bonus to reward executive officers based on our performance and the individual executive’s contribution to that performance. Under our Senior Management Incentive Plan, which is explained in detail below, each participant in the Plan has an opportunity to earn an annual performance bonus based on a targeted percentage of the participant’s annual base salary for the year. The objective of the annual performance bonus is to provide participants with an incentive to manage the company to achieve certain targeted levels of financial performance based on budgeted revenue each year.

Equity-Based Compensation.  We believe that equity ownership in our company is important to tie the ultimate level of an executive officer’s compensation to the performance of our stock and stockholder gains while creating an incentive for sustained growth. To meet these objectives, our senior management team receives equity-based compensation.

In 2007, the Compensation Committee granted only restricted stock unit awards to our NEOs, discontinuing the use of option grants. The Compensation Committee believes that the use of restricted stock unit awards will reduce the overall compensation cost to us compared to the cost of granting options at levels consistent with previous years, yet will offer our named executive officers a competitive and more stable level of equity-based compensation, providing them the opportunity to be owners of and to share in the success of the company. In 2007, our restricted stock unit grants for our NEOs were authorized and made on February 1, 2007, and vest in equal increments over five years.

The Compensation Committee generally makes company-wide annual grants of equity-based compensation to our executive officers and other employees in late January or in February. This timing coincides with a number of events that make that timing optimum from the Compensation Committee’s standpoint: first, the Compensation Committee has available financial results from the previous year; second, making the grants at this time allows management to notify employees of the amount of their annual grant award at or around the same time that management notifies employees of the amount of their cash performance bonus with respect to the previous year, which we typically pay in February. In addition, due to seasonal declines in our business and other market factors, the market price of our stock tends to be lower in the first quarter of each year. The Compensation Committee believes that it is in our best interests and the best interests of our stockholders to confer the benefit of a lower stock price on our employees, if possible, in order to enhance employee morale and minimize the cost of equity-based compensation to the company.

Senior Management Incentive Plan

Under the Senior Management Incentive Plan, each participant has the opportunity to earn up to 175% of their targeted performance bonus based on our achievement of certain targeted levels of financial performance established by the Compensation Committee and based on recommendations of the Chief Executive Officer. Each targeted performance goal is weighted in order to calculate an overall percentage achievement against targeted performance goals; the resulting percentage is then used as a multiplier to determine the annual performance bonus earned.

The performance goals for 2007, which the Compensation Committee adopted in February 2007, were measured against achievement of targeted levels of: (1) EBITDA, weighted at 20%; (2) operating income, or EBIT, weighted at 20%; (3) operating income as a percentage of revenue, or EBIT Margin, weighted at 30%; and (4) net cash provided by operating activities, or CFFO, as a percentage of revenue, weighted at 30%. Because the operating budget adopted by the Board of Directors is a compilation of stretch goals set for each District, the targeted performance goals reflect a percentage or factor of the final budget, as set forth below:

	2007 Budget		2007 Factor	2007 Targeted Performance Goal
EBITDA	$288.2	M	95.0%	$273.8	M
EBIT	$204.5	M	95.0%	$194.3	M
EBIT Margin	22.1%		N/A	21.0%
CFFO Margin	24.5%		97.5%	23.9%

Under the terms of the Plan, the Compensation Committee, in its complete and sole discretion, may adjust the targeted performance goals if an acquisition, significant new contract or extraordinary event results in a significant impact relative to the goals in order to exclude or reduce the impact of that acquisition, contract or event. For these purposes, the Compensation Committee determines operating income by adjusting for any gains or losses on disposal of assets, and determines EBITDA by adding depreciation and amortization to operating income. The Compensation Committee chose these measures of performance because they are widely used by investors as valuation measures in the solid waste industry and because the targeted goals encourage improving free cash flow and returns on invested capital. The target bonuses are set at 100% of the Chief Executive Officer’s base salary and 50% of the other NEOs base salary, and a multiplier is used so that if the company achieves 100% of its target, the NEO’s receive 100% of their performance bonuses. The multiplier may result in the NEOs being paid a greater

(but not more than 175%) or lesser (down to 0%) percentage of their targeted performance bonuses, based on whether the company’s performance is greater or less than 100% of the target, in accordance with the following sliding scale:

		Bonus as % of Base Salary
% Target Achievement	Target % Multiplier	CEO	Other NEOs
105% or Higher	175%	175%	87.5%
104%	160%	160%	80.0%
103%	145%	145%	72.5%
102%	130%	130%	65.0%
101%	115%	115%	57.5%
100%	100%	100%	50.0%
99%	80%	80%	40.0%
98%	60%	60%	30.0%
97%	40%	40%	20.0%
96%	20%	20%	10.0%
95%	0%	0%	0.0%

Payments under this program are contingent on continued employment at the time of payout, subject to the terms of any applicable employment agreements.

2007 Adjusted Target Goals and Results

Adjusted targeted performance goals and adjusted results and corresponding target percentages for 2007 were as follows:

	Adjusted Target(1)		Adjusted Results(1)		Adjusted Results as % of Target	Weighting	Target Achievement
EBITDA	$274.4	M	$291.2	M	106.1%	20%	21.2%
EBIT	$194.1	M	$207.4	M	106.9%	20%	21.4%
EBIT Margin	20.8%		21.9%		105.2%	30%	31.6%
CFFO Margin	23.9%		24.2%		101.3%	30%	30.4%
Overall Achievement							104.6%

(1)	The Compensation Committee adjusted the targets and results during 2007 to exclude or reduce the impact of certain acquisitions and a contract not incorporated in the original budget.

For 2007, targeted and actual annual performance bonuses as a percentage of each NEO’s annual base salary were as follows:

Name	Targeted Bonus % of Base Salary	Actual Bonus % of Base Salary
Ronald J. Mittelstaedt	100%	168.3%
Worthing F. Jackman	50%	84.1%
Steven F. Bouck	50%	84.1%
Darrell W. Chambliss	50%	84.1%
Robert D. Evans	50%	84.1%

In lieu of paying an annual performance bonus in cash, the Compensation Committee, in its complete and sole discretion, may choose to pay the annual performance bonus in restricted stock units issued under our Second Amended and Restated 2004 Equity Incentive Plan or any succeeding plan we adopt. If restricted stock units are issued, their value, as determined by the Compensation Committee, will be at least 125% of the earned cash bonus to compensate for the risk and vesting period associated with the underlying stock. For 2007, the Compensation Committee chose to pay Mr. Evans’s performance bonus in cash because he retired from the company in late

February 2008. The remaining NEOs received approximately two-thirds of their performance bonuses in cash and approximately one-third in restricted stock units vesting over five years.

Equity-Based Compensation

Under our Senior Management Incentive Plan, each NEO also receives an annual long-term incentive grant of restricted stock units based on the performance of both the company and the individual, subject to a vesting schedule approved by the Compensation Committee. The size of the grant is targeted between 125% and 150% of the participant’s base salary. However, for 2007, the size of the grant was approximately 119% of the participant’s base salary. The objective of the long-term incentive grant is to supplement each participant’s base salary and annual performance bonus in order to maintain total compensation at the Compensation Committee’s targeted percentile of the comparator group and vest in equal increments over five years. In the case of the Chief Executive Officer, the target was the median of the comparator group.

Amended and Restated Senior Management Incentive Plan

Our Board of Directors has adopted the Amended and Restated Senior Management Incentive Plan (the “Amended SMIP”), a performance-based incentive compensation plan similar to the Senior Management Incentive Plan adopted in 2007 under which designated senior executives of the company are eligible to receive performance bonus payments and equity-based compensation. The Amended SMIP is designed with the intent to allow us to pay performance-based compensation under Section 162(m) of the Internal Revenue Code. Our Board of Directors has unanimously adopted resolutions approving, and recommending to the stockholders for their approval, the Amended SMIP. The Amended SMIP and its performance goals are subject to stockholder approval before any performance-based bonuses will be paid thereunder. See “Proposal 3 — Approval of Adoption of Amended and Restated Senior Management Incentive Plan.”

Stock Ownership Guidelines

To encourage long-term stock ownership, each NEO is expected to retain at least 50% of all after-tax shares of common stock received from long-term incentive grants until such NEO meets and maintains the following stock ownership thresholds, as valued by the Compensation Committee:

•	For the Chief Executive Officer and President, three times such participant’s base salary; and

•	For other NEOs, two and one-half times such participant’s base salary.

Non-Equity Incentive Plan, Defined Contribution Plan, Nonqualified Deferred Compensation Plan Compensation and Other Benefits

Other than cash performance bonuses, we do not provide non-equity incentive plan compensation, nor do we provide defined benefit retirement plans to our named executive officers. The named executive officers are entitled to participate in a company-sponsored 401(k) profit sharing plan on the same terms as all employees. We make a matching contribution of $0.50 for each dollar of an employee’s pre-tax contributions until the employee’s contributions equal 5% of the employee’s base salary, subject to certain limitations imposed by the Employee Retirement Income Security Act of 1974, or ERISA. Employees are eligible to participate in the 401(k) plan beginning on the June 1 or December 1 first following completion of one full year of employment. Our matching contributions vest over five years.

The named executive officers and certain other highly compensated employees are also entitled to participate in the nonqualified deferred compensation plan, which we put in place to mitigate the impact of our officers and other highly compensated employees being unable to make the maximum contribution permitted under the 401(k) plan due to certain limitations imposed by ERISA. The deferred compensation plan allows a highly compensated employee to voluntarily defer receipt of a portion of the employee’s earned base salary and all or a portion of cash performance bonuses, if any. Earnings on contributions to the deferred compensation plan are determined by reference to the returns on one or more select mutual funds (as determined by the participant) that are also available for investment by the general public. We make a matching contribution of $0.50 for each dollar of an employee’s pre-tax contributions until the employee’s contributions equal 5% of the employee’s base salary, less the amount of any match we make on behalf of the employee under the company-sponsored 401(k) plan, and subject to the same limits that apply to the 401(k) plan except that our matching contributions are 100% vested when made. The earnings on these funds may exceed or fall short of market rate returns, depending on the performance of the funds selected compared to the markets in general.

We also offer a number of benefits to the NEOs pursuant to benefit programs that provide for broad-based employee participation. In addition to the 401(k) plan described above, the benefits include medical, prescription drugs, dental and vision insurance, long-term disability insurance, life and accidental death and dismemberment insurance, health and dependent flexible spending accounts, a cafeteria plan and employee assistance benefits. These generally available benefits do not specifically factor into decisions regarding an individual executive’s total compensation or equity-based compensation package. These benefits are designed to help us attract and retain employees as we compete for talented individuals in the marketplace, where such benefits are commonly offered.

Perquisites and Other Personal Benefits

The material components of our named executive officers’ compensation are described above. We do not provide our named executive officers extensive perquisites. Those that are provided are summarized in the Summary Compensation Table for Fiscal Year 2007 and accompanying footnotes. Perquisites are valued at the incremental cost to the company.

Tax Deductibility Considerations

Within our performance-based compensation program, we aim to compensate the NEOs in a manner that is tax effective, but we do not let tax considerations drive compensation decisions. Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to publicly held corporations for compensation in excess of $1,000,000 paid for any fiscal year to the corporation’s “covered employees,” which is defined in Section 162(m) as the Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The policy of the Compensation Committee in the past has been to attempt to structure the compensation of our executive officers to avoid the loss of the deductibility of any compensation, even though Section 162(m) does not preclude the payment of compensation in excess of $1,000,000. In certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to assure competitive total compensation for the NEOs. Bonuses paid under the Senior Management Incentive Plan and compensation deemed paid with respect to stock option awards, direct stock issuances and restricted stock unit awards under the Second Amended and Restated 2004 Equity Incentive Plan may be subject to the $1,000,000 limitation, unless considered “performance-based” compensation. Bonuses paid under the Amended and Restated Senior Management Incentive Plan are intended to be “performance-based” compensation. See “Proposal 3 — Approval of the Adoption of Amended and Restated Senior Management Incentive Plan.”

Severance and Change in Control Arrangements

The provisions regarding severance and change in control contained in each named executive officer’s employment agreement are described elsewhere in this proxy statement. With slight variations, these agreements generally call for severance payments under various conditions in an amount approximately equal to three times the named executive officer’s base salary and bonus, plus the maximum bonus available for the year of termination under the officer’s employment agreement. The Compensation Committee believes that this level of severance is appropriate in light of what it understands is the level of severance offered by the comparator group, and because our relatively low base salaries would result in payments comparable to those that peer companies would pay given a lower multiple but higher base. The Compensation Committee reserves the right to alter severance payment levels going forward, though this action would require the consent of the NEOs to an amendment to their existing employment agreements.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement. Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and this Proxy Statement.

This report is submitted on behalf of the Compensation Committee.

William J. Razzouk, Chairman
Michael W. Harlan
Edward E. “Ned” Guillet

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2007

The following table summarizes the total compensation earned by each of our named executive officers in 2007 and 2006.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(7)		Total ($)
Ronald J. Mittelstaedt	2007	512,462	—	305,036	85,009	573,622	—	88,424	(8)	1,564,553
Chief Executive Officer and Chairman	2006	444,288	—	103,411	74,419	—	—	23,690		645,808

Worthing F. Jackman	2007	305,154	—	140,398	47,817	170,882	—	9,262		673,513
Executive Vice President and Chief Financial Officer	2006	259,808	—	45,623	41,860	—	—	—		347,291

Steven F. Bouck	2007	380,154	—	169,709	58,441	212,224	—	10,491	(9)	831,019
President	2006	334,288	—	55,964	51,163	—	—	4,030		445,445

Darrell W. Chambliss	2007	330,692	—	141,788	47,817	184,663	—	8,612		713,572
Executive Vice President and Chief Operating Officer	2006	290,327	—	46,839	41,860	—	—	325		379,351

Robert D. Evans	2007	311,769	—	141,788	47,817	264,915	—	21,724	(10)	788,013
Former Executive Vice President, General Counsel and Secretary (1)	2006	280,846	—	46,839	41,860	—	—	20,072		389,617

(1)	Robert D. Evans served as our Executive Vice President, General Counsel and Secretary during fiscal 2007 and retired from the company on February 22, 2008.

(2)	Amounts shown reflect salary earned by the named executive officers for 2007, and reflect increases that the named executive officers received on February 1 of that year.

(3)	Stock awards consist of restricted stock units granted under our Second Amended and Restated 2004 Equity Incentive Plan. Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the dollar amounts recognized by us as compensation expense for financial reporting purposes in 2007 for stock and option awards pursuant to SFAS 123R, excluding estimates of forfeitures related to service-based vesting conditions. Although the amounts shown do not reflect estimated forfeitures, the amounts actually recognized in our financial statements are reduced for estimated forfeitures pursuant to SFAS 123R. The assumptions used to calculate the value of stock and option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 11, 2008.

(4)	These compensation expense amounts reflect stock awards granted in 2007 and 2006, the first year in which we granted stock awards to the named executive officers. The following table sets forth the amount included in the 2007 “Stock Awards” column with respect to awards granted in 2006 and 2007.

	Amount included in Table Attributable to
	Prior Year Awards	Fiscal 2007 Awards
Ronald J. Mittelstaedt	$118,184	$186,852
Worthing F. Jackman	52,140	88,258
Steven F. Bouck	63,958	105,751
Darrell W. Chambliss	53,530	88,258
Robert D. Evans	53,530	88,258

(5)	These compensation expense amounts reflect option awards granted in 2006 only. We accelerated outstanding option awards granted to our employees, including the named executive officers, prior to that year on October 27, 2005, and incurred a non-cash charge of approximately $1.6 million, or $1.0 million net of taxes, associated with those accelerated option awards in 2005. We did not grant any option awards in 2007. The following table sets forth the amount included in the 2007 “Option Awards” column with respect to awards granted in 2006 and 2007.

	Amount included in Table Attributable to
	Prior Year Awards	Fiscal 2007 Awards
Ronald J. Mittelstaedt	$85,009	$—
Worthing F. Jackman	47,817	—
Steven F. Bouck	58,441	—
Darrell W. Chambliss	47,817	—
Robert D. Evans	47,817	—

(6)	Amounts shown reflect annual incentive bonus awards earned by the named executive officers for 2007 under our Senior Management Incentive Plan, which is discussed elsewhere in this proxy statement, under “Compensation Discussion and Analysis.”

(7)	We make available for business use to our named executive offices and others a private aircraft, which we own. Our general policy is not to permit employees, including the named executive officers, to use the aircraft for purely personal use. Occasionally, employees or their relatives or spouses, including relatives or spouses of the named executive officers, may derive personal benefit from travel on our aircraft incidental to a business function, such as when a named executive officer’s spouse accompanies the officer to the location of an event the officer is attending for business purposes. For purposes of our Summary Compensation Table for Fiscal Year 2007, we value the compensation benefit to the officer at the incremental cost to us of conferring the benefit, which consists of additional catering and fuel expenses. In the example given, the incremental cost would be nominal because the aircraft would have been used to travel to the event, and the basic costs of the trip would have been incurred, whether or not the named executive officer’s spouse accompanied the officer on the trip. However, on the rare occasions when we permit an employee to use the aircraft for purely personal use, we value the compensation benefit to such employee (including named executive officers) at the incremental cost to us of conferring the benefit, which consists of the average weighted fuel expenses, catering expenses, trip-related crew expenses, landing fees and trip-related hangar/parking costs. Since our aircraft is used primarily for business travel, the valuation excludes the fixed costs that do not change based on usage, such as pilots’ compensation, the purchase cost of the aircraft and the cost of maintenance. Our valuation of personal use of aircraft as set forth in this proxy statement is calculated in accordance with SEC guidance, which may not be the same as valuation under applicable tax regulations.

(8)	Includes matching contributions by us to our 401(k) Plan on behalf of Mr. Mittelstaedt ($7,087) and the following perquisites and other personal benefits: (i) restoration matching contributions by the company to the Nonqualified Deferred Compensation Plan for eligible employees on behalf of Mr. Mittelstaedt ($2,125); (ii) car allowance ($456); (iii) health club membership ($2,004); (iv) personal use of corporate aircraft incidental to a business function (see footnote (7) above) ($1,099); (v) purely personal use of corporate aircraft (see footnote (7) above) ($69,053); and (vi) professional association dues ($6,600).

(9)	Includes matching contributions by us to our 401(k) Plan on behalf of Mr. Bouck and the following perquisites and other personal benefits: (i) restoration matching contributions by the company to the Nonqualified Deferred Compensation Plan for eligible employees on behalf of Mr. Bouck; (ii) health club membership; and (iii) professional association dues.

(10)	Includes matching contributions by us to our 401(k) Plan on behalf of Mr. Evans and the following perquisites and other personal benefits: (i) restoration matching contributions by the company to the Nonqualified Deferred Compensation Plan for eligible employees on behalf of Mr. Evans; (ii) corporate housing; (iii) personal use of corporate aircraft incidental to a business function (see footnote (7) above); and (iv) professional association dues.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2007

The following table summarizes the grants of stock and option awards we made to the named executive officers in 2007. Shares and share prices discussed in this proxy statement have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of March 13, 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Ronald J. Mittelstaedt	2/1/07	—	—	—	—	—	—	35,250	—	—	1,019,195
Worthing F. Jackman	2/1/07	—	—	—	—	—	—	16,650	—	—	481,407
Steven F. Bouck	2/1/07	—	—	—	—	—	—	19,950	—	—	576,821
Darrell W. Chambliss	2/1/07	—	—	—	—	—	—	16,650	—	—	481,407
Robert D. Evans	2/1/07	—	—	—	—	—	—	16,650	—	—	481,407

(1)	Stock awards consist of restricted stock units granted under our Second Amended and Restated 2004 Equity Incentive Plan. The units vest in equal, annual installments over the five-year period following the date of grant, beginning on the first anniversary of the date of grant.

(2)	The value of a stock award is based on the fair value as of the grant date of such award determined pursuant to SFAS 123R, and disregards estimates of forfeitures related to service-based vesting conditions.

We have entered into employment agreement with each of our named executive officers. The material terms of each of these employment agreements is discussed elsewhere in this proxy statement, under “Potential Payments Upon Termination or Change in Control.”

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The following table summarizes unexercised options and restricted stock units that have not vested and related information for each of our named executive officers as of December 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald J. Mittelstaedt	230,237	—	—	16.62	2/3/14	—		—	—	—
	6,015	—	—	16.62	2/3/14	—		—	—	—
	137,957	—	—	22.01	2/23/15	—		—	—	—
	4,544	—	—	22.01	2/23/15	—		—	—	—
	—	—	—	—	—	20,400	(3)	630,360	—	—
	15,000	—	—	23.17	2/14/16	—		—	—	—
	—	45,000	—	23.17	2/14/16	—		—	—	—
	—	—	—	—	—	35,250	(4)	1,089,225	—	—
Worthing F. Jackman	96,958	—	—	16.62	2/3/14	—		—	—	—
	18,044	—	—	16.62	2/3/14	—		—	—	—
	107,955	—	—	22.01	2/23/15	—		—	—	—
	4,545	—	—	22.01	2/23/15	—		—	—	—
	—	—	—	—	—	9,000	(3)	278,100	—	—
	8,437	—	—	23.17	2/14/16	—		—	—	—
	—	25,313	—	23.17	2/14/16	—		—	—	—
	—	—	—	—	—	16,650	(4)	514,485	—	—
Steven F. Bouck	37,500	—	—	11.14	1/29/11	—		—	—	—
	152,813	—	—	10.63	2/1/12	—		—	—	—
	164,105	—	—	14.50	2/20/13	—		—	—	—
	162,737	—	—	16.62	2/3/14	—		—	—	—
	115,457	—	—	22.01	2/23/15	—		—	—	—
	4,544	—	—	22.01	2/23/15	—		—	—	—
	—	—	—	—	—	11,040	(3)	341,136	—	—
	5,998	—	—	23.17	2/14/16	—		—	—	—
	—	17,996	—	23.17	2/14/16	—		—	—	—
	4,314		—	23.17	2/14/16	—		—	—	—
	—	12,942	—	23.17	2/14/16	—		—	—	—
	—	—	—	—	—	19,950	(4)	616,455	—	—
Darrell W. Chambliss	55,457	—	—	22.01	2/23/15	—		—	—	—
	—	—	—	—	—	9,240	(3)	285,516	—	—
	4,123	—	—	23.17	2/14/16	—		—	—	—
	—	12,371	—	23.17	2/14/16	—		—	—	—
	—	12,942	—	23.17	2/14/16	—		—	—	—
	—	—	—	—	—	16,650	(4)	514,485	—	—
Robert D. Evans	90,000	—	—	22.01	2/23/15	—		—	—	—
	—	—	—	—	—	9,240	(3)	285,516	—	—
	4,123	—	—	23.17	2/14/16	—		—	—	—
	—	12,371	—	23.17	2/14/16	—		—	—	—
	—	12,942	—	23.17	2/14/16	—		—	—	—
	—	—	—	—	—	16,650	(4)	514,485	—	—

(1)	On October 27, 2005, our Board of Directors accelerated the vesting of outstanding options previously awarded to employees, including those grants listed above as expiring on or before February 23, 2015, so that those options are now fully vested and exercisable as to all the option shares. However, to prevent unintended benefits to the company’s executive officers and other selected corporate, regional and field employees, restrictions were imposed on shares obtained upon the exercise of those accelerated options. Accordingly, the resale restriction agreement that the company entered into with each of these employees, including each of the named executive officers, prevented the sale of any shares acquired from the exercise of an accelerated option prior to the earlier of the original vesting date of the option, or the individual’s termination of employment.

(2)	The options vest in equal, annual installments over the four-year period following the grant date of February 14, 2006.

(3)	The restricted stock units vest in equal, annual installments over the five-year period following the grant date of February 14, 2006.

(4)	The restricted stock units vest in equal, annual installments over the five-year period following the grant date of February 1, 2007.

(5)	Based on the closing price of our common stock of $30.90 on the New York Stock Exchange on December 31, 2007.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2007

The following table summarizes each exercise of stock options, each vesting of restricted stock units and related information for each of our named executive officers on an aggregated basis during 2007. Shares and share prices discussed in this proxy statement have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of March 13, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald J. Mittelstaedt	282,439	4,897,731	5,100	149,702
Worthing F. Jackman	76,250	1,291,801	2,250	66,045
Steven F. Bouck	81,015	1,477,658	2,760	81,015
Darrell W. Chambliss	167,654	2,467,227	2,310	67,806
Robert D. Evans	468,566	8,277,708	2,310	67,806

PENSION BENEFITS IN FISCAL YEAR 2007

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2007

The following table summarizes the participation of our named executive officers during 2007 in our Nonqualified Deferred Compensation Plan, which is our only plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Ronald J. Mittelstaedt	47,246	4,172	4,499	—	111,719
Worthing F. Jackman	20,000	6,495	3,509	—	93,479
Steven F. Bouck	33,000	3,327	2,803	—	101,062
Darrell W. Chambliss	25,000	6,933	5,756	—	119,181
Robert D. Evans	9,353	2,808	2,145	—	33,116

(1)	Amounts in these columns represent the deferred portion of base salary and/or cash performance bonus and our annual matching contributions in lieu of matching contributions into our 401(k) plan. Contributions by an NEO are reported in the Summary Compensation Table for Fiscal Year 2007 elsewhere in this proxy statement under “Salary” and matching contributions we make to an NEO’s account are reported in the Summary Compensation Table for Fiscal Year 2007 under “All Other Compensation.”

(2)	Amounts in this column are not included in any other amounts disclosed in this proxy statement, as the amounts are not preferential earnings. Instead, earnings disclosed are determined by reference to the returns on one or more select mutual funds, as determined by the participant, that are also available for investment by the general public.

The named executive officers and certain other highly compensated employees are entitled to participate in the Nonqualified Deferred Compensation Plan, which we put in place to mitigate the impact of our officers and other highly compensated employees being unable to make the maximum contribution permitted under our 401(k) plan due to certain limitations imposed by ERISA. The Nonqualified Deferred Compensation Plan allows a highly compensated employee to voluntarily defer receipt of a portion of the employee’s earned base salary and all or a portion of cash performance bonuses, if any. Earnings on contributions to the Nonqualified Deferred Compensation Plan are determined by reference to the returns on one or more select mutual funds, as determined by the participant, that are also available for investment by the general public. We make a matching contribution of $0.50 for each dollar of an employee’s pre-tax contributions until the employee’s contributions equal 5% of the employee’s base salary, less the amount of any match we make on behalf of the employee under the company-sponsored 401(k) plan, and subject to the same limits that apply to the 401(k) plan except that our matching contributions are 100% vested when made. The earnings on these funds may exceed or fall short of market rate returns, depending on the performance of the funds selected compared to the markets in general.

Distributions from the Nonqualified Deferred Compensation Plan are automatically triggered by the occurrence of certain events. Upon retirement, as defined in the plan, a participant will receive a distribution from the plan in the form he previously selected — either in a lump sum or in annual installments over any period selected, up to fifteen years. Payments will commence within 60 days after the last day of the six-month period immediately following the retirement date. Upon termination of employment, a participant will receive a distribution from the plan in a lump sum within 60 days after the last day of the six-month period immediately following the termination date. If a participant becomes disabled, he will receive his entire account balance in a lump sum within 60 days of the date on which he became disabled. Upon the death of a participant during employment or while receiving his retirement benefits under the plan, his unpaid account balance will be paid to his beneficiary in a lump sum within 60 days of the date the plan committee is notified of his death.

Participants also elect whether to receive a distribution of their entire account balance in a lump sum upon a change in control of our company, as defined in the plan, or whether to have their account balance remain in the plan after a change in control. In the absence of such an election, a participant will receive a distribution after a change in control occurs. Participants may also choose to receive lump sum distributions of all or a portion of their account balances upon optional, scheduled distribution dates or upon an unforeseeable financial emergency. Optional distribution dates must be a January 1 that is at least three years after the end of the plan year in which the deferral election is made. Optional distributions may be postponed, subject to certain conditions specified in the plan. Distributions upon an unforeseeable financial emergency are also subject to certain restrictions specified in the plan.

EQUITY COMPENSATION PLAN INFORMATION

The following is a summary of all of our equity compensation plans and individual arrangements that provide for the issuance of equity securities as compensation, as of December 31, 2007.

	(a)		(b)		(c)
Equity Compensation Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Approved by stockholders (1)	3,932,769	(2)(6)	$19.54	(3)	2,370,672	(4)(6)
Not approved by stockholders (7)	1,328,669		$18.04	(5)	379,383
Total	5,261,438		$19.10	(3)(5)	2,750,055

(1)	Consists of: (a) the Second Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”); (b) the 2002 Senior Management Equity Incentive Plan (the “Senior Incentive Plan”); and (c) the Second Amended and Restated 1997 Stock Option Plan (the “1997 Plan”).

(2)	Includes an aggregate of 799,876 restricted stock units.

(3)	Excludes restricted stock units.

(4)	The remaining 782,020 shares reserved for issuance under the 2004 Plan will be issuable upon the exercise of future stock option grants or pursuant to future restricted stock or restricted stock unit awards that vest upon the attainment of prescribed performance milestones or the completion of designated service periods. The remaining 1,588,652 shares reserved for issuance under the Senior Incentive Plan will be issuable upon the exercise of future stock option grants made thereunder.

(5)	Excludes restricted stock.

(6)	While options granted under the 1997 Plan remain outstanding, the term of the plan expired in 2007, and as a result no further awards may be granted under the plan.

(7)	Consists of the plans summarized below.

The material features of our equity compensation plans not approved by stockholders are described below.

2002 Stock Option Plan

In 2002, our Board of Directors authorized the 2002 Stock Option Plan. Participation in the 2002 Stock Option Plan is limited to consultants and employees, other than officers and directors. Options granted under the 2002 Stock Option Plan are nonqualified stock options and have a term of no longer than ten years from the date they are granted. Options generally become exercisable in installments pursuant to a vesting schedule set forth in each option agreement. The Board of Directors authorizes the granting of options and determines the employees and consultants to whom options are to be granted, the number of shares subject to each option, the exercise price, option term, vesting schedule and other terms and conditions of the options. Options granted under the plan shall have exercise prices per share as determined by the Board of Directors at the time of grant.

2002 Restricted Stock Plan

In 2002, our Board of Directors adopted the 2002 Restricted Stock Plan in which selected employees, other than officers and directors, may participate. Restricted stock awards under this plan may or may not require a cash payment from a participant to whom an award is made. The awards become free of the stated restrictions over periods determined at the date of the grant, subject to continuing employment, the achievement of particular performance goals and/or the satisfaction of certain vesting provisions applicable to each award of shares. The Board of Directors currently administers the Restricted Stock Plan. The Board of Directors authorizes the grant of any stock awards and determines the employees to whom shares are awarded, number of shares to be awarded, award period and other terms and conditions of the awards. Shares of restricted stock may be forfeited and revert to us if a plan participant resigns from Waste Connections and its subsidiaries, is terminated for cause or violates the terms of any non-competition or non-solicitation agreements to which that plan participant is bound (if such plan participant has been terminated without cause).

2002 Consultant Incentive Plan

In 2002, our Board of Directors authorized the 2002 Consultant Incentive Plan, under which warrants to purchase our common stock may be issued to certain of our consultants. Warrants awarded under the Consultant Incentive Plan are subject to a vesting schedule set forth in each warrant agreement. Historically, warrants issued have been fully vested and exercisable at the date of grant. The Board of Directors authorizes the issuance of warrants and determines the consultants to whom warrants are to be issued, the number of shares subject to each warrant, the purchase price, exercise date and period, warrant term and other terms and conditions of the warrants. All warrants granted under the plan shall have purchase prices per share at least equal to the fair market value of the underlying common stock on the date of grant.

Non-Plan Warrants

Prior to the Board of Directors’ approval of the 2002 Consultant Incentive Plan, we issued warrants to purchase our common stock on an individual basis to certain consultants that assisted us in various capacities and certain employees. Historically, these warrants were issued fully vested and were exercisable at the date of grant. The Board of Directors authorized the issuance of such warrants and determined the consultants and employees to whom such warrants were issued, the number of shares subject to each warrant, the purchase price, exercise date and period, warrant term and other terms and conditions of the warrants.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into employment agreements with each of our named executive officers. Each of these agreements provides for certain payments to the named executive officer in the event of his termination, resignation, death or disability, or upon a change in control of our company.

Termination by the Company

We may terminate a named executive officer’s employment with or without cause. Terminations for cause are subject to a sixty-day notice and right to cure provision in each named executive officer’s employment agreement. “Cause” is generally defined in each of these employment agreements as follows:

•	a material breach of any of the terms of the agreement that is not immediately corrected following written notice of default specifying such breach;

•	except in Mr. Mittelstaedt’s case, a breach of any of the provisions of the non-competition and non-solicitation provisions of the agreement;

•	repeated intoxication with alcohol or drugs while on company premises during its regular business hours to such a degree that, in the reasonable judgment of the other managers of the company, the employee is abusive or incapable of performing his duties and responsibilities under the agreement;

•	conviction of a felony; or

•	misappropriation of property belonging to the company and/or any of its affiliates.

Termination Upon Death or Disability

In the event of the disability or death of a named executive officer, in addition to the payments listed in the tables below, the named executive officer may receive benefits under our long-term disability insurance and our life and accidental death and dismemberment insurance plans, which provide for broad-based employee participation.

Termination by the Employee

Each named executive officer may terminate his employment for good reason or without good reason. “Good Reason” is generally defined in each of these employment agreements as follows:

•	assignment to the employee of duties inconsistent with his responsibilities as they existed on the date of the agreement, a substantial alteration in the title(s) of the employee (so long as the existing corporate structure of the company is maintained) or a substantial alteration in the status of the employee in the company organization as it existed on the date of the agreement;

•	the relocation of the company’s principal executive office to a location more than fifty (50) miles from its present location;

•	a reduction by the company in the employee’s base salary without the employee’s prior approval;

•	a failure by the company to continue in effect, without substantial change, any benefit plan or arrangement in which the employee was participating or the taking of any action by the company which would adversely affect the employee’s participation in or materially reduce his benefits under any benefit plan (unless such changes apply equally to all other management employees of company);

•	any material breach by the company of any provision of the agreement without the employee having committed any material breach of his obligations thereunder, which breach is not cured within twenty (20) days following written notice thereof to the company of such breach; or

•	the failure of the company to obtain the assumption of the agreement by any successor entity.

Change in Control

A change in control of Waste Connections is generally treated as a termination without cause of the named executive officer, unless he elects in writing to waive the applicable provision of his employment agreement. Under each of these employment agreements, a “Change in Control” is generally deemed to have occurred if:

•	there shall be consummated (a) any reorganization, liquidation or consolidation of the company, or any merger or other business combination of the company with any other corporation, other than any such merger or other combination that would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the company or such surviving entity outstanding immediately after such transaction; or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company;

•	any person (as defined in the agreement), shall become the beneficial owner (as defined in the agreement), directly or indirectly, of 50% or more of the company’s outstanding voting securities; or

•	during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board of Directors shall cease for any reason to constitute at least one-half of the membership thereof unless the election, or the nomination for election by the company’s stockholders, of each new director was approved by a vote of at least one-half (1/2) of the directors then still in office who were directors at the beginning of the period.

In addition to his severance payments described in the tables below, in the event of a change in control after which any previously outstanding option, warrant or other right relating to our capital stock fails to remain outstanding, each of the named executive officers would be entitled to receive either: (i) options to purchase that number of shares of stock of the acquiring company that he would have received had he exercised his terminated

Waste Connections options, warrants or rights immediately prior to the acquisition resulting in a change in control and received for the shares acquired on exercise of such options shares of the acquiring company in the change in control transaction (the aggregate exercise price for the shares covered by such options would be the aggregate exercise price for the terminated Waste Connections options, warrants or rights); or (ii) a lump sum payment equal on an after-tax basis to at least the net after-tax gain he would have realized on exercise of such options of the acquiring company and sale of the underlying shares.

Potential Payments

The following tables estimate the payments we would be obligated to make to each of our named executive officers as a result of his termination or resignation or because of a change in control of our company pursuant to the employment agreements we have entered into with each of our named executive officers and certain other arrangements noted in the tables. We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would receive in such circumstances.

For illustrative purposes only, the tables assume that: (a) a notice of termination was received by the employee or a change in control in our company occurred on December 31, 2007, as applicable; (b) the price per share of our common stock is $30.90, the closing price on December 31, 2007, the last business day of that year; and (c) the reason for a termination for cause is not susceptible to the named executive officer’s 60-day right to cure under his employment agreement.

In addition to the amounts reflected in the tables, on termination of a named executive officer’s employment agreement by us or by him as provided in his agreement, all deferred compensation and other retirement benefits payable to the employee under benefit plans in which he then participated would be paid to him in accordance with the provisions of the respective plans. These plans include our voluntary 401(k) plan and our Nonqualified Deferred Compensation Plan.

Ronald Mittelstaedt, Chairman and Chief Executive Officer

In the event Mr. Mittelstaedt voluntarily terminates his employment without good reason or his employment is terminated for cause, we have the option to make him subject to the terms of the non-competition and non-solicitation provisions of his employment agreement for a period of 18 months from the date of termination, referred to as the Optional Restricted Period, in which case he would be entitled to the same severance benefits to which he would be entitled in the event of a termination without cause.

Mr. Mittelstaedt’s employment agreement defines the term “Total Compensation,” used in the table below, to equal the sum of: (i) twelve months of his base salary as of the termination date; (ii) the maximum bonus of 100% of such base salary; and (iii) the amount of all vehicle allowance and vehicle-related, telephone and facsimile reimbursements that were payable to him with respect to the twelve months preceding the termination date.

Mr. Mittelstaedt’s employment agreement also defines the term “Health Insurance Benefit,” used in the table below, as an amount equal to the excess of (i) the premiums payable by him to cover himself, his wife and his children for a three-year period beginning on the termination date under a health insurance plan that provides benefits comparable to those available under our health insurance plan then in effect, over (ii) the premiums that would be payable by him if he were still employed by us to cover himself, his wife and his children for that three-year period under our health insurance plan in effect on the termination date. In the case of a termination on death, the Health Insurance Benefit shall be calculated with respect to coverage only for Mr. Mittelstaedt’s wife and children. In both cases, for illustrative purposes only, we have used the cost for an employee plus unlimited dependents that Mr. Mittelstaedt or his family would pay under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, if they elected to extend their health coverage under our group health plan for the period indicated.

	Termination for Cause Not Subject to Optional Restricted Period		Termination for Cause Subject to Optional Restricted Period		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason Not Subject to Optional Restricted Period		Termination by Employee Without Good Reason Subject to Optional Restricted Period		Change in Control
Base Salary	$—	(1)	$—	(1)	$—	(1)	$1,642,000	(9)	$—	(1)	$—	(1)	$—	(1)	$—	(1)	$—	(1)
Bonus	—	(2)	520,000	(6)	520,000	(6)	520,000	(6)	520,000	(6)	520,000	(6)	—	(2)	520,000	(6)	520,000	(6)
Severance Payment	—		3,153,701	(7)	3,153,701	(7)	—		3,153,701	(7)	3,153,701	(7)	—		3,153,701	(7)	3,153,701	(7)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	2,067,435	(8)	2,067,435	(8)	2,067,435	(8)	2,067,435	(8)	2,067,435	(8)	—	(3)	2,067,435	(8)	2,067,435	(8)
Gross Up Payment	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
TOTAL	$—	(5)	$5,741,136	(5)	$5,741,136	(5)	$4,229,435	(5)	$5,741,136	(5)	$5,741,136	(5)	$—	(5)	$5,741,136	(5)	$5,741,136	(5)

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)	Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)	The resale restriction agreements we entered into with certain employees, including each NEO, upon the October 27, 2005, acceleration of the vesting of our employees’ outstanding options prevented the sale of any shares acquired from the exercise of an accelerated option prior to the earlier of the original vesting date of the option, or the individual’s termination of employment. One-third of Mr. Mittelstaedt’s 2005 option awards were still subject to these resale restrictions as of December 31, 2007. A termination of his employment on that date would have resulted in the lapse of resale restrictions on 47,500 shares underlying vested options worth $1,467,760 upon exercise and sale. This amount is not included in the table above.

(6)	Reflects a lump sum payment of the prorated portion of the maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 100% of his base salary at the time of termination.

(7)	Reflects a lump sum payment equal to the sum of: (i) an amount equal to three times the employee’s Total Compensation and (ii) the employee’s Health Insurance Benefit.

(8)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The term of any such stock options and other rights, together with all vested options and rights held by the employee, will be extended to the fifth anniversary of the date of termination.

(9)	Reflects a lump sum payment equal to the base salary payable to employee through the end of the term of his employment agreement, which for Mr. Mittelstaedt is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. The term of Mr. Mittelstaedt’s employment agreement currently expires on February 28, 2011.

Worthing Jackman, Executive Vice President and Chief Financial Officer

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Change in Control
Base Salary	$—	(1)	$—	(6)	$716,578	(10)	$—	(6)	$—	(6)	$—	(1)	$—	(6)
Bonus	—	(2)	155,000	(7)	155,000	(11)	155,000	(7)	155,000	(7)	—	(2)	155,000	(7)
Severance Payment	—		1,395,000	(8)	—		1,395,000	(8)	1,395,000	(8)	—		1,395,000	(8)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	988,254	(9)	988,254	(9)	988,254	(9)	988,254	(9)	—	(3)	988,254	(9)
Gross Up Payment	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	704,546	(4)
TOTAL	$—	(5)	$2,538,254	(5)	$1,859,832	(5)	$2,538,254	(5)	$2,538,254	(5)	$—	(5)	$3,242,800	(5)

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)	Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)	The resale restriction agreements we entered into with certain employees, including each NEO, upon the October 27, 2005, acceleration of the vesting of our employees’ outstanding options prevented the sale of any shares acquired from the exercise of an accelerated option prior to the earlier of the original vesting date of the option, or the individual’s termination of employment. One-third of Mr. Jackman’s 2005 option awards were still subject to these resale restrictions as of December 31, 2007. A termination of his employment on that date would have resulted in the lapse of resale restrictions on 37,500 shares underlying vested options worth $1,158,750 upon exercise and sale. This amount is not included in the table above.

(6)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnote (8) for payment terms.

(7)	Reflects the full (not prorated) maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. See footnote (8) for payment terms.

(8)	Reflects an amount equal to three times the employee’s annual base salary at the time of his termination plus three times the maximum bonus available to him under his employment agreement for the year in which the termination occurs. Together with the payments under footnotes (6) and (7), this amount will be paid as follows: one-third on date of termination and, provided employee has complied with the up to three-year non-competition and three-year non-solicitation provisions of his employment agreement, one-third on each of the first and second anniversaries of the date of termination; except in the event of a change in control, deemed a termination without cause unless the employee elects in writing otherwise, in which case such payments will be made in a lump sum on the date of termination.

(9)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The term of any such stock options and other rights, together with all vested options and rights held by the employee, will be extended to the third anniversary of the date of termination.

(10)	Reflects base salary payable to the employee through the end of the term of his employment agreement, which for Mr. Jackman is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. The term of Mr. Jackman’s employment agreement currently expires on April 25, 2010. See footnote (11) for payment terms.

(11)	Reflects the prorated portion of the maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. Together with the payment under footnote (10), this amount will be paid in a lump sum. For purposes of a termination on disability only, the termination date will be deemed to be thirty days after notice of termination is given under the employment agreement.

Steven Bouck, President

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Change in Control
Base Salary	$—	(1)	$—	(6)	$1,058,756	(10)	$—	(6)	$—	(6)	$—	(1)	$—	(6)
Bonus	—	(2)	192,500	(7)	192,500	(11)	192,500	(7)	192,500	(7)	—	(2)	192,500	(7)
Severance Payment	—		1,732,500	(8)	—		1,732,500	(8)	1,732,500	(8)	—		1,732,500	(8)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	1,196,742	(9)	1,196,742	(9)	1,196,742	(9)	1,196,742	(9)	—	(3)	1,196,742	(9)
Gross Up Payment	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
TOTAL	$—	(5)	$3,121,742	(5)	$2,447,998	(5)	$3,121,742	(5)	$3,121,742	(5)	$—	(5)	$3,121,742	(5)

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)	Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)	The resale restriction agreements we entered into with certain employees, including each NEO, upon the October 27, 2005, acceleration of the vesting of our employees’ outstanding options prevented the sale of any shares acquired from the exercise of an accelerated option prior to the earlier of the original vesting date of the option, or the individual’s termination of employment. One-third of Mr. Bouck’s 2005 option awards were still subject to these resale restrictions as of December 31, 2007. A termination of his employment on that date would have resulted in the lapse of resale restrictions on 40,000 shares underlying vested options worth $1,236,010 upon exercise and sale. This amount is not included in the table above.

(6)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnote (8) for payment terms.

(7)	Reflects the full (not prorated) maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. See footnote (8) for payment terms.

(8)	Reflects an amount equal to three times the employee’s annual base salary at the time of his termination plus three times the maximum bonus available to him under his employment agreement for the year in which the termination occurs. Together with the payments under footnotes (6) and (7), this amount will be paid as follows: one-third on date of termination and, provided employee has complied with the up to three-year non-competition and three-year non-solicitation provisions of his employment agreement, one-third on each of the first and second anniversaries of the date of termination; except in the event of a change in control, deemed a termination without cause unless the employee elects in writing otherwise, in which case such payments will be made in a lump sum on the date of termination.

(9)	Reflects the immediate vesting of all of the employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The term of any such stock options and other rights (together with all vested options and rights held by the employee) will be extended to the third anniversary of the date of termination.

(10)	Reflects base salary payable to employee through the end of the term of his employment agreement, which for Mr. Bouck is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. The term of Mr. Bouck’s employment agreement currently expires on September 30, 2010. See footnote (11) for payment terms.

(11)	Reflects the prorated portion of the maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. Together with the payment under footnote (10), this amount will be paid in a lump sum. For purposes of a termination on disability only, the termination date will be deemed to be thirty days after notice of termination is given under the employment agreement.

Darrell W. Chambliss, Executive Vice President and Chief Operating Officer

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Change in Control
Base Salary	$—	(1)	$—	(6)	$807,867	(10)	$—	(6)	$—	(6)	$—	(1)	$—	(6)
Bonus	—	(2)	167,500	(7)	167,500	(11)	167,500	(7)	167,500	(7)	—	(2)	167,500	(7)
Severance Payment	—		1,507,500	(8)	—		1,507,500	(8)	1,507,500	(8)	—		1,507,500	(8)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	995,670	(9)	995,670	(9)	995,670	(9)	995,670	(9)	—	(3)	995,670	(9)
Gross Up Payment	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
TOTAL	$—	(5)	$2,670,670	(5)	$1,971,037	(5)	$2,670,670	(5)	$2,670,670	(5)	$—	(5)	$2,670,670	(5)

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)	Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)	The resale restriction agreements we entered into with certain employees, including each NEO, upon the October 27, 2005, acceleration of the vesting of our employees’ outstanding options prevented the sale of any shares acquired from the exercise of an accelerated option prior to the earlier of the original vesting date of the option, or the individual’s termination of employment. One-third of Mr. Chambliss’ 2005 option awards were still subject to these resale restrictions as of December 31, 2007. A termination of his employment on that date would have resulted in the lapse of resale restrictions on 20,000 shares underlying vested options, 1,514 of which had already been exercised but not sold as of that date worth $618,000 upon exercise and/or sale. This amount is not included in the table above.

(6)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnote (8) for payment terms.

(7)	Reflects the full (not prorated) maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. See footnote (8) for payment terms.

(8)	Reflects an amount equal to three times the employee’s annual base salary at the time of his termination plus three times the maximum bonus available to him under his employment agreement for the year in which the termination occurs. Together with the payments under footnotes (6) and (7), this amount will be paid as follows: one-third on date of termination and, provided employee has complied with the up to three-year non-competition and three-year non-solicitation provisions of his employment agreement, one-third on each of the first and second anniversaries of the date of termination; except in the event of a change in control, deemed a termination without cause unless the employee elects in writing otherwise, in which case such payments will be made in a lump sum on the date of termination.

(9)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The term of any such stock options and other rights, together with all vested options and rights held by the employee, will be extended to the third anniversary of the date of termination.

(10)	Reflects base salary payable to employee through the end of the term of his employment agreement, which for Mr. Chambliss is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. The term of Mr. Chambliss’ employment agreement currently expires on May 31, 2010. See footnote (11) for payment terms.

(11)	Reflects the prorated portion of the maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. Together with the payment under footnote (10), this amount will be paid in a lump sum. For purposes of a termination on disability only, the termination date will be deemed to be thirty days after notice of termination is given under the employment agreement.

Robert D. Evans, Former Executive Vice President, General Counsel and Secretary

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Change in Control
Base Salary	$—	(1)	$—	(6)	$759,635	(10)	$—	(6)	$—	(6)	$—	(1)	$—	(6)
Bonus	—	(2)	157,500	(7)	157,500	(11)	157,500	(7)	157,500	(7)	—	(2)	157,500	(7)
Severance Payment	—		1,417,500	(8)	—		1,417,500	(8)	1,417,500	(8)	—		1,417,500	(8)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	995,670	(9)	995,670	(9)	995,670	(9)	995,670	(9)	—	(3)	995,670	(9)
Gross Up Payment	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
TOTAL	$—	(5)	$2,570,670	(5)	$1,912,805	(5)	$2,570,670	(5)	$2,570,670	(5)	$—	(5)	$2,570,670	(5)

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)	Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)	The resale restriction agreements we entered into with certain employees, including each NEO, upon the October 27, 2005, acceleration of the vesting of our employees’ outstanding options prevented the sale of any shares acquired from the exercise of an accelerated option prior to the earlier of the original vesting date of the option, or the individual’s termination of employment. One-third of Mr. Evans’ 2005 option award was still subject to these resale restrictions as of December 31, 2007. A termination of his employment on that date would have resulted in the lapse of resale restrictions on 30,000 shares underlying vested options worth $927,000 upon exercise and sale. This amount is not included in the table above.

(6)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnote (8) for payment terms.

(7)	Reflects the full (not prorated) maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. See footnote (8) for payment terms.

(8)	Reflects an amount equal to three times the employee’s annual base salary at the time of his termination plus three times the maximum bonus available to him under his employment agreement for the year in which the termination occurs. Together with the payments under footnotes (6) and (7), this amount will be paid as follows: one-third on date of termination and, provided employee has complied with the up to three-year non-competition and three-year non-solicitation provisions of his employment agreement, one-third on each of the first and second anniversaries of the date of termination; except in the event of a change in control, deemed a termination without cause unless the employee elects in writing otherwise, in which case such payments will be made in a lump sum on the date of termination.

(9)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The term of any such stock options and other rights, together with all vested options and rights held by the employee, will be extended to the third anniversary of the date of termination.

(10)	Reflects base salary payable to employee through the end of the term of his employment agreement, which for Mr. Evans is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. As of December 31, 2007, the term of Mr. Evans’ employment agreement ran through May 31, 2010. Mr. Evans retired from Waste Connections on February 22, 2008. See footnote (11) for payment terms.

(11)	Reflects the prorated portion of the maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 50% of his base salary at the time of termination. Together with the payment under footnote (10), this amount will be paid in a lump sum. For purposes of a termination on disability only, the termination date will be deemed to be thirty days after notice of termination is given under the employment agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 20, 2005, Namen Chambliss, the brother of Darrell Chambliss, has held the position of Network Manager for the company. Previously, Mr. N. Chambliss held the position of Systems Operations Supervisor for the Eastern Region, and was based in our regional office in Memphis, Tennessee. The total salary and bonus compensation we paid to Mr. N. Chambliss in 2007 was $98,385. In addition, Mr. N. Chambliss realized a gain of $54,950 in 2007 on the sale of common stock received on exercise of options granted to him in previous years, and he had $11,008 of restricted stock units vest in 2007. In 2007, we granted Mr. N. Chambliss 1,125 restricted stock units (as adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of March 13, 2007). The units were granted on the same general terms and conditions as units granted to other employees at the same management level. Also in 2007, Mr. N. Chambliss and his family traveled on our aircraft incidental to a business function, which resulted in an aggregate incremental cost to us of $404. As discussed elsewhere in footnote (7) to our Summary Compensation Table for Fiscal Year 2007, we value the compensation benefit at the incremental cost to us of conferring the benefit, which consists of additional catering and fuel expenses. As Network Manager, Mr. N. Chambliss’ annual salary is $93,600 as of January 22, 2008.

Review, Approval or Ratification of Transactions with Related Persons

The charter of our Board of Directors’ Nominating and Corporate Governance Committee provides that among the Committee’s responsibilities is the review and approval of any material transaction between us and any of our directors or executive officers or any entity affiliated with such a person, including assessing whether the transaction is fair and in our interests, why we should enter into it with a related rather than an unrelated party, and whether public disclosure is required.

In addition, the Nominating and Corporate Governance Committee developed and the Board of Directors approved our Corporate Governance Guidelines and our Code of Conduct and Ethics, including a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as required by Section 406 of the Sarbanes-Oxley Act. The Committee reviews the Guidelines and Code on an annual basis, or more frequently if appropriate, and recommends to the Board of Directors changes as necessary.

In addressing conflicts of interest, Section 1 of the Code provides that no officer, director or employee may be subject to influences, interests or relationships that conflict with the best interests of the company. It states that a conflict of interest exists when a person is in a position to influence a decision that may personally benefit that person or a person he or she is related to by blood or marriage as a result of the company’s business dealings. The Code provides that each officer, director and employee of the company must avoid any investment, interest or association that interferes or might interfere with that person’s independent exercise of judgment in the company’s best interests, and that service to the company should never be subordinated to personal gain or advantage.

In an effort to help avoid these and other conflicts of interest, the Code sets forth certain rules the company has adopted, including rules that prohibit: (a) officers, directors, any employees who buy or sell goods or services or have responsibility connected to buying and selling for or on behalf of the company and members of their respective families from having certain economic interests in business concerns that transact business with the company or are in competition with it; (b) officers, directors or employees or members of their respective families from giving or accepting certain gifts to or from any person soliciting or doing business with the company; (c) officers or employees of the company from serving as a director of any other company that is organized for profit without the written approval of the Nominating and Corporate Governance Committee; and (d) officers, directors or employees from having any material interest in a business that deprives the company of any business opportunity or is in any way detrimental to the company.

Each officer and director must report all actual or potential conflicts of interest to the Nominating and Corporate Governance Committee. Directors must also comply with the conflict provisions relating to directors set forth in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will resolve all conflicts of interest involving officers or directors. If a conflict involves a member of the Nominating and Corporate Governance Committee, that committee will resolve the conflict only if there are two disinterested directors remaining on that committee. Otherwise, the matter will be resolved by the entire Board of Directors. If a significant conflict exists involving a director that cannot be resolved and cannot be waived, the director must resign.

The Nominating and Corporate Governance Committee has the sole authority to waive provisions of our Code of Conduct and Ethics with respect to executive officers and directors in specific circumstances where it determines that such waiver is appropriate, subject to compliance with applicable laws and regulations. Any such waivers will be promptly disclosed to our stockholders to the extent required by applicable laws and regulations.

AUDIT COMMITTEE REPORT

The Audit Committee has prepared the following report for Waste Connections’ stockholders.

The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Messrs. Razzouk and Davis, met five times in 2007. The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for Waste Connections’ internal controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for: (i) auditing the effectiveness of the company’s internal control over financial reporting based on its audit; and (ii) performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibilities are to review the company’s internal controls and the objectivity of its financial reporting, and to meet with appropriate financial personnel and the company’s independent registered public accounting firm in connection with these reviews. The Audit Committee also reviews the professional services provided by the company’s independent registered public accounting firm and reviews such other matters concerning Waste Connections’ accounting principles and financial and operating policies, controls and practices, its public financial reporting policies and practices, and the results of its annual audit as the Audit Committee may find appropriate or as may be brought to the Audit Committee’s attention.

In this context, the Audit Committee has met and held discussions with Waste Connections’ management and its independent registered public accounting firm. Management represented to the Audit Committee that Waste Connections’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committee), as amended.

The independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the independent registered public accounting firm that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm and its review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Waste Connections’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC.

This report is submitted on behalf of the Audit Committee.

Michael W. Harlan, Chairman
William J. Razzouk
Robert H. Davis

PROPOSAL 2 — APPROVAL OF ADOPTION OF AMENDMENTS
TO THE SECOND AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

Proposed Amendments

Our Board of Directors has unanimously adopted resolutions approving, and recommending to the stockholders for their approval, amendments to our Second Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”). In addition to approving the amendments to the 2004 Plan, our Board of Directors also unanimously adopted resolutions approving the reduction of the shares remaining available for future issuance under our 2002 Senior Management Equity Incentive Plan and our 2002 Stock Option Plan from 1,588,652 to 1,000,000 and from 128,636 to zero, respectively (together, the “2002 Plan Reductions”), and the amendment of our 2002 Consultant Incentive Plan to provide that no warrants may be granted under that plan with purchase prices below the fair market value of our common stock on the date of grant (the “Consultant Plan Amendment”). However, our Board of Directors approved the 2002 Plan Reductions subject to the stockholders’ approval of the amendments to the 2004 Plan.

The amendments to the 2004 Plan, as submitted to the stockholders for their approval, are summarized below:

•	Increase Maximum Number of Shares. The amendments increase the maximum total number of shares of common stock we may issue pursuant to awards granted under the 2004 Plan by 1,000,000 shares, from 2,775,000 shares to 3,775,000 shares, of which 1,407,633 would be available for future grants.

•	Minimum Vesting Periods. The 2004 Plan, if amended, will provide for minimum vesting periods for restricted stock units and restricted stock awards of at least one year for performance-based grants and at least three years for time-based grants, subject in each case to an exception for up to 5% of the total shares authorized for issuance under the 2004 Plan for which our Board of Directors may retain its discretion in setting vesting periods.

•	No Waiver of Vesting Periods. The 2004 Plan, if amended, will not permit the discretionary waiver of any vesting periods for restricted stock units and restricted stock awards, except in the case of death, disability, retirement, change in control, or pursuant to the terms of an employment or consulting agreement between us and the award recipient, and subject to further exception for up to 5% of the total shares authorized for issuance under the 2004 Plan for which our Board of Directors may retain its discretion in waiving vesting periods.

•	Stockholder Approval for Amendments. The 2004 Plan, if amended, will also require our Board of Directors to obtain stockholder approval before terminating, amending or modifying the 2004 Plan to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule.

The primary purpose of these amendments is to reserve an adequate number of shares to fund expected restricted stock unit awards under our equity compensation program over the next three years, through the annual awards we anticipate granting in February 2011. The Board of Directors believes that this number represents a reasonable amount of potential equity dilution and allows us to continue awarding equity-based compensation, which is an important component of our overall compensation program. Based on the historic growth of the company, the Board of Directors expects that it will need to seek stockholder approval in 2011 for additional shares to continue granting equity awards under the 2004 Plan beyond the annual grants anticipated for that year. The text of the 2004 Plan, as amended and restated to include the proposed amendments, is attached hereto as Appendix A.

Regardless of whether these amendments are approved by the stockholders, we would like to remind stockholders of the following key provisions that we have previously incorporated into the terms of the 2004 Plan:

•	No Discounting of Stock Options. The 2004 Plan already prohibits the granting of stock options with an exercise price less than the fair market value of our common stock on the date of grant.

•	No Re-pricing of Underwater Options. Likewise, the 2004 Plan prohibits the re-pricing of outstanding option awards with a lower exercise price, except in the event of stock splits, certain other types of recapitalizations or a change in control of the company.

If stockholders do not approve the proposed amendments, we will not be able to continue to fully implement the company’s compensation philosophy that the Compensation Committee of the Board of Directors has developed. However, in such a case, the 2004 Plan will continue in effect pursuant to its terms and provisions prior to the foregoing amendments, and awards may continue to be made under those terms and provisions until either we have issued all of the shares authorized for issuance under the 2004 Plan or the termination date of the 2004 Plan. In addition, if stockholders do not approve the proposed amendments to the 2004 Plan, the 2002 Plan Reductions will not occur.

    Purpose of the 2004 Plan

The 2004 Plan governs grants of restricted stock units, restricted stock and non-qualified stock options to employees, officers, directors and consultants. It is designed to support our long-term business objectives in a manner consistent with our compensation philosophy. The Board of Directors believes that by allowing us to continue to offer our employees, officers, directors and consultants equity-based compensation through the 2004 Plan, we will promote the following key objectives:

•	Aligning the ultimate level of an award recipient’s compensation to the performance of our stock and stockholder gains; and

•	Creating an incentive for sustained growth.

    Shares Available Under Plans

As of February 29, 2008, and prior to the requested increase and the 2002 Plan Reductions, 407,633 shares remained available for issuance pursuant to future awards granted under the 2004 Plan, 128,636 shares remained available for issuance pursuant to future awards granted under the 2002 Stock Option Plan, 1,588,652 shares remained available for issuance pursuant to future awards granted under the 2002 Senior Management Equity Incentive Plan, 10,531 shares remained available for issuance pursuant to future awards granted under the 2002 Restricted Stock Plan, 240,216 shares remained available for issuance pursuant to future awards granted under the 2002 Consultant Incentive Plan, and no shares remained available for issuance pursuant to future awards granted under the Second Amended and Restated 1997 Stock Option Plan (the “1997 Plan”)(1). Except with respect to the 1997 Plan, the number of shares remaining available for issuance under these plans may increase to the extent outstanding awards are cancelled due to forfeiture of awards or expiration of awards without exercise.

Beginning in February 2005, our Board of Directors’ Compensation Committee began reducing the number of stock options granted to our employees, officers and directors as a percentage of our outstanding common stock. In February 2006, the Compensation Committee began increasing restricted stock unit award grants as a percentage of overall equity-based compensation to our employees, officers and directors. In 2007, the Compensation Committee completed the final changes to our compensation philosophy announced in 2004 — transitioning the equity component of total compensation for our employees, officers and directors from stock options solely to restricted stock units. All equity grants made since 2006 have been in the form of restricted stock units. While shares remain available for future grants under the 2002 Stock Option Plan, the 2002 Senior Management Equity Incentive Plan and the 2002 Restricted Stock Plan, none of those plans permits the issuance of restricted stock units. As a result, we do not currently expect that the Compensation Committee will grant any further awards under those plans.

(1)	While options granted under the 1997 Plan remain outstanding, the term of the plan expired in 2007, and as a result no further awards may be granted under the plan.

The following table sets forth the number of shares available for future grant under our various equity incentive plans as of February 29, 2008, and after including the additional shares under the 2004 Plan amendments and subtracting the shares subject to the 2002 Plan Reductions, along with the equity dilution represented by the shares available for future grants as a percentage of our common stock outstanding on that date.

	Shares Available for Future Grants Under All Plans(2)	Percentage of Common Stock Outstanding	Shares Available for Future Grants Under 2004 Plan	Percentage of Common Stock Outstanding
As of February 29, 2008	2,375,668	3.53%	407,633	0.605%
Decrease Pursuant to 2002 Plan Reductions	(717,288)	(1.07)%	—	—%
Requested increase pursuant to 2004 Plan amendments	1,000,000	1.49%	1,000,000	1.485%
After approval of 2004 Plan amendments	2,658,380	3.95%	1,407,633	2.09%

We continue to manage our burn rate3 of awards granted over time to levels we believe are reasonable in light of changes in our business and forecasted financial performance. The Compensation Committee maintains a goal of setting equity-based compensation awards over time such that the after-tax income statement impact resulting from company-wide equity-based compensation awards would not exceed approximately 5 to 6% of projected net income at that time. This goal is based on estimates of forecasted financial performance and actual results of compensation decisions could vary materially.

The following table sets forth information regarding awards granted, the burn rate for each of the last two years and year-to-date 2008 and the average awards granted and average burn rate over the last two years and year-to-date 2008.

	2006	2007	2008(4)	3-year Average
Stock options granted	518,400	—	—	172,800
Warrants granted	15,395	14,137	—	9,844
Restricted stock granted	—	—	—	—
Restricted stock units granted	492,000	426,802	375,099	431,300
Total	1,025,795	440,939	375,099	613,944
Common stock issued and outstanding(5)	68,266,041	67,052,135	67,328,644	67,548,940
Burn rate	1.51%	0.66%	0.56%	0.91%

On February 29, 2008, the closing price of our common stock on the New York Stock Exchange was $30.36 per share.

(2)	Includes shares authorized and available for issuance pursuant to future awards granted under the Second Amended and Restated 2004 Equity Incentive Plan, the 2002 Stock Option Plan, the 2002 Senior Management Equity Incentive Plan, the 2002 Restricted Stock Plan and the 2002 Consultant Incentive Plan.

(3)	We calculate burn rate as all awards of stock options, warrants, restricted stock and restricted stock units granted in a fiscal year, divided by the number of shares of common stock issued and outstanding at the end of that fiscal year.

(4)	Calculated as of February 29, 2008. In 2006 and 2007, we granted approximately 90% of all the restricted stock unit awards granted in each year by the end of February.

(5)	Determined at year-end for 2006 and 2007 and at February 29, 2008, for 2008.

    Summary of Second Amended and Restated 2004 Equity Incentive Plan

The following description of the 2004 Plan includes the amendments discussed in this Proposal 2 and is qualified in its entirety by reference to the 2004 Plan itself, a copy of which is attached hereto as Appendix A. Stockholders can also obtain copies of the 2004 Plan by making a written request to the company’s Secretary.

The 2004 Plan is intended to give employees, officers, directors and consultants additional incentives by increasing their proprietary interest in the company. The 2004 Plan permits the grant of restricted stock units, restricted stock and nonqualified stock options. As of February 29, 2008, approximately 4,900 of our employees, officers and directors were eligible to participate in the 2004 Plan, of which 11 were executive officers and four were non-employee directors. The 2004 Plan is administered by the Compensation Committee of the Board of Directors and, with respect to participants other than the company’s executive officers and Board members, by the Special Equity Award Committee. Such committees acting within the scope of their jurisdiction under the 2004 Plan will be hereinafter referred to as the “Plan Administrator”. The Plan Administrator has the authority to determine the persons to whom restricted stock unit, restricted stock or option awards are granted, the size, grant date and other terms and conditions of restricted stock unit and restricted stock awards, and the size, term, grant date, exercise price, expiration date, vesting schedule and other terms and conditions of options, subject to certain limitations and restrictions set forth in the 2004 Plan.

The Board of Directors may amend the 2004 Plan at any time, but no amendment may alter or impair rights under any restricted stock unit, restricted stock or option award granted before such amendment unless the restricted stock unit or restricted stock participant or optionee consents in writing, and the Board of Directors will seek the consent of the stockholders to any amendment to the extent required by law or the New York Stock Exchange rules for listed companies. Any amendments or modifications to the terms of any restricted stock unit, restricted stock and option grants permitted by the 2004 Plan may be effected by including the modification or amendment in an employment or consulting agreement between us or one of our subsidiaries and the employee or consultant.

RESTRICTED STOCK UNITS.  The restricted stock unit awards granted under the 2004 Plan shall entitle the recipient to receive the shares of common stock underlying those units upon the attainment of designated performance goals or the satisfaction of specified employment or service requirements or upon the expiration of a designated time period following the attainment of such goals or the satisfaction of the applicable service period. Restricted stock unit awards made to employees or consultants shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of performance-based objectives, over a period of not less than one year) following the date the restricted stock unit award is made, and the Plan Administrator may not waive such vesting periods on a discretionary basis except in the case of the death, disability or retirement of such participant, a change in control, or the terms and conditions of an employment or consulting agreement between the company or a subsidiary and such participant; provided, however, that, notwithstanding the foregoing, restricted stock unit and restricted stock awards that result in the issuance of an aggregate of up to 5% of the total number of shares of stock available for awards under the 2004 Plan may be granted to any one or more employees or consultants without respect to such minimum vesting provisions and restrictions on waiver. Restricted stock unit awards shall not require any cash payment from the recipient, either at the time the award is made or at any time the shares of stock become issuable under the award, subject to the participant’s satisfaction of all applicable income and employment withholding tax requirements.

Recipients of restricted stock unit awards, unlike recipients of restricted stock, shall not have any stockholder rights with respect to the shares of common stock underlying his or her restricted stock unit award until that award vests and the shares of common stock are actually issued thereunder. However, dividend-equivalent units may, in the sole discretion of the Plan Administrator, be paid or credited, either in cash or in actual or phantom shares of common stock, on one or more outstanding restricted stock units, subject to such terms and conditions as the Plan Administrator may deem appropriate.

Each restricted stock unit agreement shall provide that if the company becomes subject to a change in control, any restrictions on restricted stock units held by that recipient will automatically terminate and the stock will vest immediately.

If a restricted stock unit recipient’s status as an employee, officer, director or consultant terminates during the restriction period for any reason (including death, disability or retirement), his or her restricted stock units will be forfeited and revert to the company. Any units that are no longer restricted (for example, those units that have already vested on anniversaries of the award) will not be forfeited. Shares subject to restricted stock units that are forfeited will again become available for issuance under the 2004 Plan.

Restricted stock unit awards granted under the 2004 Plan are generally not transferable during the restriction period except by will or by the laws of descent and distribution. Each restricted stock unit recipient may designate to whom his or her award should be distributed on his or her death.

RESTRICTED STOCK.  The restricted stock awards granted under the 2004 Plan will be in the form of common stock. Restricted stock awards made to employees or consultants shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of performance-based objectives, over a period of not less than one year) following the date the restricted stock award is made, and the Plan Administrator may not waive such vesting periods on a discretionary basis except in the case of the death, disability or retirement of such participant, a change in control, or the terms and conditions of an employment or consulting agreement between the company or a subsidiary and such participant; provided, however, that, notwithstanding the foregoing, restricted stock unit and restricted stock awards that result in the issuance of an aggregate of up to 5% of the total number of shares of stock available for awards under the 2004 Plan may be granted to any one or more employees or consultants without respect to such minimum vesting provisions and restrictions on waiver. An award of restricted stock may be made without requiring any cash payment from the recipient, or may require a cash payment from the recipient in an amount no greater than the fair market value of the restricted stock as of the date of the award.

Subject to the terms and restrictions of the 2004 Plan or the applicable restricted stock agreement or as otherwise determined by the Plan Administrator, upon delivery of restricted stock to a recipient, or upon creation of a book entry evidencing a recipient’s ownership of shares of restricted stock, the recipient shall have all of the rights of a stockholder with respect to such shares.

Each restricted stock agreement shall provide that if the company becomes subject to a change in control, any restrictions on restricted stock held by that recipient will automatically terminate and the stock will vest immediately.

If a restricted stock recipient’s status as an employee, officer, director or consultant terminates during the restriction period for any reason (including death, disability or retirement), his or her restricted shares will be forfeited and revert to the company. Any shares that are no longer restricted (for example, those shares that have already vested on anniversaries of the award) will not be forfeited. Shares that are forfeited and revert to the company will again become available for issuance under the 2004 Plan.

Restricted stock awards granted under the 2004 Plan are generally not transferable during the restriction period except by will or by the laws of descent and distribution. Each restricted stock recipient may designate to whom his or her award should be distributed on his or her death.

OPTIONS.  Options generally become exercisable in installments according to a vesting schedule in the option agreement. No option will be exercisable more than five years after the grant date. All options granted under the 2004 Plan shall have an exercise price equal to the fair market value of the underlying common stock on the date of grant, as determined by the Plan Administrator. The fair market value is equal to the closing sales price for the stock (or the closing bid, if no sales were reported) on the grant date, or, if the grant date is not a market trading day, the last market trading day prior to the grant date, as reported in the Wall Street Journal. The purchase price of the shares as to which an option may be exercised shall be paid to the company at the time of exercise either: (i) in cash, or (ii) in the absolute discretion of the Plan Administrator, at the time of the grant or thereafter, (a) by the withholding of shares of stock issuable on exercise of the option or the delivery to the company of other stock owned by the optionee, provided in either case that the optionee has owned shares of stock equal in number to the shares so withheld for a period sufficient to avoid a charge to the company’s reported earnings, (b) according to a deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of stock) with the person to whom the option is granted or to whom the option is transferred, to the extent consistent with applicable law, (c) by delivery of a properly executed notice together with irrevocable instructions to a broker providing for the assignment to the company of the proceeds of a sale or loan with respect to some or all of the stock being acquired on the exercise of the option, including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System (a “cashless exercise”), or (d) in any other form or combination of forms of legal consideration that may be acceptable to the Plan Administrator. In the case of any deferred payment arrangement, interest shall be payable at least annually and shall be charged at the minimum rate necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement, or if less, the maximum rate permitted by law.

Each option agreement shall provide that in the event that the company is subject to a change in control: (i) all outstanding options shall be automatically accelerated and become immediately exercisable; and (ii) the Plan Administrator may in its discretion at the time of grant or at any time thereafter, or the Board of Directors may pursuant to the terms of any agreement of sale, merger or consolidation giving rise to the change in control, provide that the shares subject to an option may: (a) continue as an immediately exercisable option of the company (if the company is the surviving corporation), (b) be assumed as immediately exercisable options by the surviving corporation or its parent, (c) be substituted by immediately exercisable options granted by the surviving corporation or its parent with substantially the same terms for the original option, or (d) be cancelled after payment to the optionee of an amount in cash or other consideration equal to the total number of shares subject to the option multiplied by the remainder of (1) the amount per share to be received by holders of the company’s stock in the sale, merger or consolidation, minus (2) the exercise price per share of the shares subject to the option.

If an optionee with outstanding options retires or becomes disabled and does not die within the three months after retirement or disability, he or she may exercise his or her options, but only during the period ending on the earlier of: (i) six months after disability or retirement (or such longer period specified in the option agreement), or (ii) the expiration of the term set in the option agreement. Options not exercised within the periods specified above will terminate, and the shares of common stock subject to the options will become available for issuance under the 2004 Plan. If an optionee dies: (i) while an employee, officer, director or consultant, or (ii) within three months after termination of the optionee’s continuous status as an employee, officer, director or consultant because of his or her disability or retirement, his or her options may be exercised (to the extent that the optionee was entitled to do so on the date of death or termination) by the optionee’s estate or by a person who shall have acquired the right to exercise the options by bequest or inheritance, but only within the period ending on the earlier of (a) one year after the optionee’s death (or such shorter or longer period specified in the option agreement, which period shall not be less than six months), or (b) the expiration date specified in the option agreement. If, after the optionee’s death, the optionee’s estate or the person who acquired the right to exercise the optionee’s options does not exercise the options within the time specified above, the options shall terminate and the shares covered by the options shall revert to and again become available for issuance under the 2004 Plan. If an optionee’s engagement as an employee, officer, director or consultant ends because of a reason other than the optionee’s death, retirement or disability, his or her options terminate on the date such engagement terminates, and the shares of common stock subject to the options become available for issuance under the 2004 Plan. The Board of Directors has the discretion to extend the expiration date of any option beyond the periods described above, but not beyond the expiration date of the option as set forth in the option agreement.

Each option agreement may include the company’s right to repurchase, when the optionee’s engagement terminates, any shares of the company’s common stock the optionee acquired on exercise of options.

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

RESTRICTED STOCK UNITS.  No taxable income is recognized upon receipt of a restricted stock unit award. The holder will recognize ordinary income in the year in which the shares subject to the units are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and the company will be required to collect certain withholding taxes applicable to such income from the holder.

The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the holder.

RESTRICTED STOCK.  Restricted stock awarded under the 2004 Plan is generally taxable to the recipient as compensation at ordinary income rates at the time that such stock becomes vested and non-forfeitable, based on the fair market value of such stock at the date of such vesting. The recipient’s holding period for such stock begins on the vesting date. If the recipient then sells such stock more than twelve months after such vesting date, the difference between the selling price and the fair market value of the stock as of such vesting date will be long-term capital gain or loss.

A recipient may make an election pursuant to Section 83(b) of the Internal Revenue Code within 30 days of the date of the grant of an award to include in gross income for the year of the grant the fair market value of such stock as of the date of the grant. Such election must be filed with the Internal Revenue Service within 30 days of the date of the grant. A recipient who makes the election must report income at ordinary income rates in the year of the grant based on the value of the stock at the time of the grant, whether or not the recipient ever receives freely tradable stock.

The company is generally entitled to take a compensation deduction equal to the amount of ordinary income recognized by the recipient of restricted stock, either at the time of vesting, or in cases where the recipient makes an election under Section 83(b) of the Internal Revenue Code, at the time of issuance.

OPTIONS.  Under current law, the optionee does not realize any taxable income when granted a nonqualified stock option, and the company does not receive a tax deduction. When an optionee exercises a nonqualified stock option, he or she recognizes ordinary income equal to the excess of the fair market value on the exercise date of the shares of common stock purchased on exercise of the option, over the exercise price. The company may deduct the same amount. The optionee’s holding period for such stock begins on the exercise date.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION.  Any compensation deemed paid by the company upon the vesting or issuance of the shares of common stock subject to restricted stock units or restricted stock awards made under the 2004 Plan or in connection with the exercise of non-statutory stock options granted under the 2004 Plan will not qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, except in the case of certain grants made pursuant to our Amended and Restated Senior Management Incentive Plan if approved by stockholders pursuant to Proposal 3 of this proxy statement. Any such compensation that does not qualify as performance-based compensation will have to be taken into account for purposes of the $1.0 million limitation per covered individual on the income tax deductibility of the compensation paid to certain executive officers. Accordingly, all or a portion of such compensation may not be deductible by the company.

New Plan Benefits

The amount, if any, of equity compensation to be awarded to officers, directors, employees and consultants is determined from time to time by the Compensation Committee and Special Equity Award Committee and is not presently determinable.

Information regarding equity awards made to the company’s named executive officers and directors in 2007 and held by such officers and directors as of December 31, 2007, is provided under the “Grants of Plan Based Awards in Fiscal Year 2007” and “Outstanding Equity Awards at 2007 Fiscal Year-End” tables and “Compensation of Directors for Fiscal Year 2007” table, respectively.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADOPTION OF THE AMENDMENTS TO THE SECOND AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN.

PROPOSAL 3 — APPROVAL OF ADOPTION OF
AMENDED AND RESTATED SENIOR MANAGEMENT INCENTIVE PLAN

The following description of the Amended and Restated Senior Management Incentive Plan (the “Amended SMIP”) is qualified in its entirety by reference to the Amended SMIP itself, a copy of which is attached hereto as Appendix B. Stockholders can also obtain copies of the Amended SMIP by making a written request to the company’s Secretary.

    General

In 2007, the Compensation Committee adopted the Senior Management Incentive Plan, a performance-based incentive compensation plan governing the annual performance bonuses and the annual long-term equity incentive grants to the NEOs and other senior executives (“Covered Executives”) as may be determined by the Compensation Committee. Our Board of Directors has unanimously adopted resolutions approving, and recommending to the stockholders for their approval, the Amended SMIP. The Amended SMIP was adopted to enable performance-based compensation to be fully deductible for federal income tax purposes. The Amended SMIP and its performance goals are subject to stockholder approval before any performance-based bonuses will be paid thereunder.

    Reasons for Adoption of the Amended SMIP

The Board of Directors believes the Amended SMIP will continue to provide an incentive for superior work and motivate Covered Executives toward even higher achievement and business results. The Board of Directors also believes the Amended SMIP will further tie the ultimate level of an executive officer’s compensation to the performance of our stock and stockholder gains while creating an incentive for sustained growth, and will enable the company to attract and retain highly qualified senior executives. Payment of bonuses under the Amended SMIP are intended to provide for their deductibility under the Code without regard to Section 162(m) thereof.

    Administration

The Amended SMIP will be administered by the Compensation Committee which is appointed by the Board of Directors and which consists of at least two members of the Board of Directors who qualify as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and interpretations promulgated thereunder. The Compensation Committee will have the sole discretion and authority to administer and interpret the Amended SMIP.

    Participation

Participation in the Amended SMIP is limited to senior executives of the company as determined and selected by the Compensation Committee. The Compensation Committee has not yet designated which senior executives are eligible to receive annual performance bonuses and annual long-term equity incentive grants under the Amended SMIP.

    Annual Performance Bonus Determinations

A Covered Executive may receive an annual performance bonus payment under the Amended SMIP based upon the attainment of performance objectives established by the Compensation Committee and related to one or more of the following corporate performance criteria: the company’s (i) net operating income or earnings (either before or after interest, taxes, depreciation and amortization), (ii) earnings before interest and taxes as a percentage of revenue; (iii) economic value-added (as determined by the Committee), (iv) sales or revenue, (v) net income (either before or after taxes), (vi) cash flow (including, but not limited to, operating cash flow and free cash flow), (vii) return on capital, (viii) return on invested capital, (ix) return on stockholders’ equity, (x) return on assets, (xi) stockholder return, (xii) return on sales, (xiii) gross or net profit margin, (xiv) productivity, (xv) revenue, (xvi) expense, (xvii) operating margin, (xviii) operating efficiency, (xix) customer satisfaction, (xx) working capital efficiency, (xxi) earnings per share, (xxii) price per share of common stock, (xxiii) market share, (xxiv) gross profit, (xxv) gross profit margin, or (xxvi) net cash provided by operating activities as a percentage of revenue, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

The Compensation Committee currently utilizes the following performance criteria: (1) operating income before depreciation and amortization, or EBITDA, weighted at 20%; (2) operating income, or EBIT, weighted at 20%; (3) operating income as a percentage of revenue, or EBIT Margin, weighted at 30%; and (4) net cash provided by operating activities as a percentage of revenue, weighted at 30%. The Compensation Committee chose these measures of performance because they are widely used by investors as valuation measures in the solid waste industry and because the targeted goals encourage improving free cash flow and returns on invested capital.

Annual performance bonuses are payable in cash or in restricted stock units under the 2004 Plan (or such successor company stock option or similar equity incentive plan as the Compensation Committee shall determine). In the event that annual performance bonuses are paid in restricted stock units under the 2004 Plan, the value of such restricted stock units (as determined by the Compensation Committee) shall be at least 125% of the earned cash award to compensate the Covered Executive for the risk and vesting period associated with the common stock underlying the restricted stock units. The actual amount of future performance bonus payments under the Amended SMIP is not presently determinable. However, the Amended SMIP provides that the maximum annual performance bonus payable in cash for any Covered Executive shall not exceed 200% of such Covered Executive’s base salary or 125% of such amount if paid in restricted stock units. The Amended SMIP is designed to ensure that annual performance bonuses paid thereunder to Covered Executives of the company are deductible by the company, without limit, under Section 162(m) of the Code. Section 162(m), which was added to the Code in 1993, places a limit of $1,000,000 on the amount of compensation that may be deducted by the company in any taxable year with respect to each “covered employee,” which is defined in Section 162(m) as the Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer, of the company. However, certain performance-based compensation is not subject to the deduction limit. The Amended SMIP is designed to provide this type of performance-based compensation to Covered Executives.

Annual performance bonuses paid to Covered Executives under the Amended SMIP will be based upon bonus formulas that tie the bonuses to one or more objective targeted performance goals. Bonus formulas for Covered Executives will be adopted in each performance period by the Compensation Committee no later than the latest time permitted by Section 162(m) of the Code (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period).

The payment of an annual performance bonus to a Covered Executive with respect to a performance period will be conditioned upon the Covered Executive’s employment by the company at the time of payment; provided, however, that the Compensation Committee may make exceptions to this requirement, in its sole discretion, in the case of the Covered Executive’s death or disability. Bonuses will not be paid to Covered Executives unless and until the Compensation Committee makes a certification in writing with respect to the attainment of the objective performance standards as required by Section 162(m) of the Code. The Compensation Committee has no discretion to increase the amount of a Covered Executive’s bonus, but may, in its sole discretion, decrease the amount of a Covered Executive’s bonus.

    Change In Control

In the event of a Change in Control, the Compensation Committee may not terminate the Amended SMIP during any performance period without payment of a pro rata portion of any annual performance bonus based on the period of time elapsed during the performance period and a determination of the Compensation Committee as to satisfaction of pro rata performance goals for such period.

For purposes of the Amended SMIP, a Change in Control of the company means: (i) any reorganization, liquidation or consolidation of the company, or any merger or other business combination of the company with any other corporation, other than any such merger or other combination that would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the company or such surviving entity outstanding immediately after such transaction; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company; or (iii) a transaction or series of related transactions in which any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the company’s outstanding voting securities (except that for purposes of this definition, “person” shall not include any person (or any person that controls, is controlled by or is under common control with such person) who as of the date of an option agreement or a restricted stock or restricted stock unit agreement owns 10% or more of the total voting power represented by the outstanding voting securities of the company, or a trustee or other fiduciary holding securities under any employee benefit plan of the company, or a corporation that is owned directly or indirectly by the stockholders of the company in substantially the same percentage as their ownership of the company). A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the company’s securities immediately before such transaction.

    Effective Date and 2009 Performance Period

The effective date of the Amended SMIP is January 1, 2009. The Senior Management Incentive Plan adopted in 2007 will be in effect until then. The Compensation Committee has designated the one-year period commencing January 1, 2009, as the first performance period under the Amended SMIP.

    Long-Term Incentive Grant

Each Covered Executive shall also receive an annual long-term incentive grant (“LTI Grant”) of restricted stock units subject to a vesting schedule approved by the Compensation Committee, which may be based upon the attainment of performance objectives which are established by the Compensation Committee and relate to one or more of the performance criteria as set forth in the “Annual Performance Bonus Determinations” section above. The size of such LTI Grant shall be targeted between 125% and 150% of the Covered Executive’s base salary (as valued by the Compensation Committee). The objective of the LTI Grant is to supplement each Covered Executive’s base salary and annual performance bonus payment in order to maintain total compensation at the targeted percentile of the company’s comparator group.

    Federal Income Tax Consequences

Under present federal income tax law, if an award under the Amended SMIP is paid in cash, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the award is paid in an amount equal to the cash, and the company may be entitled to a corresponding deduction. It is intended that the deduction limits of Section 162(m) will not apply to payments under the Amended SMIP. If, in accordance with the exercise of Compensation Committee discretion, a portion or all of an award under the Amended SMIP is paid to a participant in restricted stock units, the participant will not recognize taxable income upon the grant of a restricted stock unit. Instead, the participant will recognize ordinary income at the time of vesting equal to the fair market value of the shares received. Any subsequent gain or loss will be capital gain or loss, long-term if the shares have been held for more than one year.

Section 162(m) of the Code limits the deductibility of certain compensation of the Chief Executive Officer and the next three most highly compensated officers of publicly held corporations other than the Chief Financial Officer. Compensation paid to such an officer during a year in excess of $1,000,000 that is not performance-based (or does not comply with other exceptions) would not be deductible on the company’s federal income tax return for that year. It is intended that compensation attributable to awards payable under the Amended SMIP will qualify as performance-based compensation.

The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Amended SMIP. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the Amended SMIP.

    New Plan Benefits

Because amounts payable under the Amended SMIP are based on satisfaction of certain performance goals in each applicable performance period, it cannot be determined at this time what amounts, if any, will be received by any participant.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADOPTION OF THE AMENDED AND RESTATED SENIOR MANAGEMENT INCENTIVE PLAN.

PROPOSAL 4 — APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP audited our consolidated financial statements for the fiscal year 2007. The Audit Committee of the Board of Directors requests that stockholders ratify its selection of PricewaterhouseCoopers LLP to serve as the company’s independent registered public accounting firm for fiscal year 2008. We expect representatives of PricewaterhouseCoopers LLP to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Ratification by stockholders is not required by law, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws in order for the Audit Committee to appoint an independent registered public accounting firm, but the appointment is submitted to you by the Audit Committee in order to give stockholders a voice in the appointment of the company’s independent registered public accounting firm. If the stockholders should fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider the appointment. Even if stockholders approve the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2008.

The following table sets forth fees billed for professional services rendered in 2007 and 2006 by PricewaterhouseCoopers LLP.

	2007	2006
Audit Fees	$1,553,276	$1,835,104	(1)
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	3,000	3,000
Total	$1,556,276	$1,838,104

(1)	Includes $27,657 in fees associated with the audit of our consolidated financial statements and the audit of our internal control over financial reporting for fiscal year 2006 that were billed after the mailing of our Proxy Statement for our 2007 Annual Meeting of Stockholders.

Audit Fees consist of fees associated with both the audit of our consolidated financial statements and the audit of our internal control over financial reporting for fiscal years 2007 and 2006, reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q, comfort letters, consents, assistance with review of documents filed with the SEC, and accounting consultations.

All Other Fees consist of a license fee for an online accounting and reporting research database.

The Audit Committee considers the services provided by PricewaterhouseCoopers LLP described under “All Other Fees” to be compatible with PricewaterhouseCoopers LLP’s independence during the periods covered.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the chairman of the Audit Committee authority to approve permitted services, provided that the chairman reports all approvals to the Audit Committee at its next meeting. All of the fees described above under “Audit Fees” and “All Other Fees” were approved by the Audit Committee.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports on Forms 3, 4 and 5, and amendments to those reports, furnished to us during and with respect to fiscal year 2007 pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, we believe that no executive officers, directors or beneficial owners of more than ten percent of a registered class of our equity securities were late in filing such reports during 2007, with the following exceptions: Mr. Davis filed one late report on Form 4 disclosing the number of restricted stock units awarded to him in February 2007; and Mr. Dupreau filed two late reports on Form 4 for the sale of shares, one in March 2007 and one in April 2007.

Legal Proceedings

On October 25, 2006, a purported shareholder derivative complaint captioned Travis v. Mittelstaedt, et al. was filed in the United States District Court for the Eastern District of California, naming certain of our directors and officers as defendants, and naming us as a nominal defendant. On January 30, 2007, a similar purported derivative action, captioned Pierce and Banister v. Mittelstaedt, et al., was filed in the same federal court as the Travis case. The Travis and Pierce and Banister cases have been consolidated. The consolidated complaint in the action alleges violations of various federal and California securities laws, breach of fiduciary duty, corporate waste, and related claims in connection with the timing of certain historical stock option grants. The consolidated complaint names as defendants certain of our current and former directors and officers, and names us as a nominal defendant. On June 22, 2007, we and the individual defendants filed motions to dismiss the consolidated action. On March 19, 2008, the Court granted our motion to dismiss and provided the plaintiffs leave to file an amended complaint.

On October 30, 2006, we were served with another purported shareholder derivative complaint, naming certain of our current and former directors and officers as defendants, and naming us as a nominal defendant. The suit, captioned Nichols v. Mittelstaedt, et al. and filed in the Superior Court of California, County of Sacramento, contains allegations substantially similar to the consolidated federal action described above. On April 3, 2007, a fourth purported derivative action, captioned Priest v. Mittelstaedt, et al., was filed in the Superior Court of California, County of Sacramento, and contains allegations substantially similar to the consolidated federal action and the Nichols suit. The Nichols and Priest suits have been stayed pending the outcome of the consolidated federal action.

We have completed a review of our historical stock option granting practices, including all option grants since our initial public offering in May 1998, and reported the results of the review to the Audit Committee of our Board of Directors. The review identified a small number of immaterial exceptions to non-cash compensation expense attributable to administrative and clerical errors. These exceptions are not material to our current and historical financial statements, and the Audit Committee concluded that no further action was necessary. As with any litigation proceeding, we cannot predict with certainty the eventual outcome of this pending litigation, nor can we estimate the amount of any losses that might result.

Stockholder Proposals for 2009 Annual Meeting

To be considered for inclusion in next year’s proxy materials, stockholder proposals to be presented at the company’s 2009 Annual Meeting must be in writing and be received by the Secretary of Waste Connections, at the address set forth on the first page of this Proxy Statement, no later than the close of business (California time) on December 3, 2008. Stockholder proposals submitted after that date will be considered untimely, within the meaning of Rules 14a-5(e)(2) and 14a-4(c)(1) under the Securities Exchange Act of 1934, unless received as set forth above no later than the close of business (California time) on the 90 th day prior to the date of the 2009 Annual Meeting.

Annual Report to Stockholders and Form 10-K

Our Annual Report on Form 10-K for the fiscal year 2007 filed with the SEC, and the exhibits filed with it, are available on the company’s web site at www.wasteconnections.com. Upon request by any stockholder to the company’s Secretary at the company’s address listed on the first page of this Proxy Statement, a copy of our 2007

Form 10-K, without exhibits, will be furnished without charge, and a copy of any or all exhibits to our 2007 Form 10-K will be furnished for a fee which will not exceed our reasonable expenses in furnishing the exhibits.

Other Business

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. It is important that the proxies are returned promptly and that your shares are represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

Patrick J. Shea
Secretary

March 31, 2008

APPENDIX A

WASTE CONNECTIONS, INC.
SECOND AMENDED AND RESTATED
2004 EQUITY INCENTIVE PLAN
(as amended and restated)

1.	PURPOSE.

The purpose of the Plan is to provide a means for the Company and any Subsidiary, through the grant of Nonqualified Stock Options and/or Restricted Stock or Restricted Stock Units to selected Employees (including officers), Directors and Consultants, to attract and retain persons of ability as Employees, Directors and Consultants, and to motivate such persons to exert their best efforts on behalf of the Company and any Subsidiary.

2.	DEFINITIONS.

(a)	“Board” means the Company’s Board of Directors.

(b)	“Change in Control” means:

(i)  any reorganization, liquidation or consolidation of the Company, or any merger or other business combination of the Company with any other corporation, other than any such merger or other combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction;

(ii)  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

(iii)  a transaction or series of related transactions in which any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s outstanding voting securities (except that for purposes of this definition, “person” shall not include any person (or any person that controls, is controlled by or is under common control with such person) who as of the date of an Option Agreement or a Restricted Stock or Restricted Stock Unit Agreement owns ten percent (10%) or more of the total voting power represented by the outstanding voting securities of the Company, or a trustee or other fiduciary holding securities under any employee benefit plan of the Company, or a corporation that is owned directly or indirectly by the stockholders of the Company in substantially the same percentage as their ownership of the Company).

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c)  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d)  “Committee” means a committee appointed by the Board in accordance with Section 4(b) of the Plan.

(e)  “Company” means Waste Connections, Inc., a Delaware corporation.

(f)  “Consultant” means any person, including an advisor, engaged by the Company or a Subsidiary to render consulting services and who is compensated for such services; provided that the term “Consultant” shall not include Directors.

(g)  “Continuous Status as an Employee, Director or Consultant” means the individual’s employment as an Employee or relationship as a Consultant is not interrupted or terminated, or, in the case of a Director who is not an Employee, the term means the Director remains a Director of the Company. The Board, in its sole discretion, may determine whether Continuous Status as an Employee, Director or Consultant shall be considered interrupted in the case of (i) any leave of absence approved by the Board, including sick leave, military leave or any other personal leave, or (ii) transfers between locations of the Company or between the Company and a Subsidiary or their successors.

(h)  “Director” means a member of the Company’s Board.

(i)  “Disability” means permanent and total disability within the meaning of Section 422(c)(6) of the Code.

(j)  “Employee” means any person employed by the Company or any Subsidiary of the Company. Any officer of the Company or a Subsidiary is an Employee. A Director is not an Employee unless he or she has an employment relationship with the Company or a Subsidiary in addition to being a Director. Service as a Consultant shall not be sufficient to constitute “employment” by the Company.

(k)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)  “Fair Market Value” means, as of any date, the value of Stock determined as follows:

(i)  If the Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, its Fair Market Value shall be the closing sales price for the Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the market trading day of the date of determination, or, if the date of determination is not a market trading day, the last market trading day prior to the date of determination, in each case as reported in The Wall Street Journal or such other sources as the Board deems reliable;

(ii)  If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Stock on the market trading day of the date of determination, or, if the date of determination is not a market trading day, the last market trading day prior to the date of determination; or

(iii)  In absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Board.”

(m)  “Nonqualified Stock Options” means Options that are not intended to qualify as incentive stock options within the meaning of Section 422 of the Code.

(n)  “Option Agreement” means a written certificate or agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan that apply to Options.

(o)  “Optionee” means an Employee, Director or Consultant who holds an outstanding Option.

(p)  “Options” means Nonqualified Stock Options.

(q)  “Plan” means this Waste Connections, Inc. Second Amended and Restated 2004 Equity Incentive Plan (as amended and restated).

(r)  “Restricted Stock” means Stock awarded under the Plan in accordance with the terms and conditions set forth in Section 6.

(s)  “Restricted Stock Agreement” means a written certificate or award agreement between the Company and a Restricted Stock Participant evidencing a Restricted Stock Award. Each Restricted Stock Agreement shall be subject to the terms and conditions of the Plan that apply to Restricted Stock.

(t)  “Restricted Stock Award” means shares of Restricted Stock awarded pursuant to the terms and conditions of the Plan.

(u)  “Restricted Stock Participant” means an Employee, Director or Consultant who holds an outstanding Restricted Stock Award.

(v)  “Restricted Stock Unit” means a contractual right to receive Stock under the Plan upon the attainment of designated performance milestones or the completion of a specified period of employment or service with the Corporation or any Subsidiary or upon a specified date or dates following the attainment of such milestones or the completion of such service period.

(w)  “Restricted Stock Unit Agreement” means a written agreement between the Company and a Restricted Stock Unit Participant evidencing a Restricted Stock Unit Award. Each Restricted Stock Unit Agreement shall be subject to the terms and conditions of the Plan that apply to Restricted Stock Units.

(x)  “Restricted Stock Unit Award” means an award of Restricted Stock Units made pursuant to the terms and conditions of the Plan.

(y)  “Restricted Stock Unit Participant” means an Employee, Director or Consultant who holds an outstanding Restricted Stock Unit Award.

(z) “Restriction Period” means a time period, which may or may not be based on performance goals and/or the satisfaction of vesting provisions (which may depend on the Continuous Status as an Employee, Director or Consultant of the applicable Restricted Stock Participant), that applies to, and is established or specified by the Board at the time of, each Restricted Stock Award.

(aa) “Rule 16b-3” means Rule 16b-3 under the Exchange Act or any successor to Rule 16b-3, as amended from time to time.

(bb) “Securities Act” means the Securities Act of 1933, as amended.

(cc) “Stock” means the Common Stock of the Company.

(dd) “Subsidiary” means any corporation that at the time an Option or a Restricted Stock or Restricted Stock Unit Award is granted under the Plan qualifies as a subsidiary of the Company under the definition of “subsidiary corporation” contained in Section 424(f) of the Code, or any similar provision hereafter enacted.

3.	SHARES SUBJECT TO THE PLAN.

(a)  Stock Available for Awards. Subject to adjustment as provided in Section 9 for changes in Stock, the Stock that may be sold or delivered pursuant to Options, Restricted Stock and/or Restricted Stock Unit Awards shall not exceed 3,775,000 shares. The Company shall reserve for Options, Restricted Stock and/or Restricted Stock Unit Awards 3,775,000 shares of Stock, subject to adjustment as provided in Section 9. If any Option for any reason terminates, expires or is cancelled without having been exercised in full, the Stock not purchased under such Option shall revert to and again become available for issuance under the Plan. Shares of Stock that are issued pursuant to Restricted Stock or Restricted Stock Unit Awards may be either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares acquired by the Company or any Subsidiary. Any shares of Stock subject to a Restricted Stock Award that are forfeited shall revert to and again become available for issuance under the Plan. If any Restricted Stock Unit Award terminates or is cancelled for any reason before all the shares of Stock subject to such award vest and become issuable, the shares of Stock which do not vest and become issuable under that Restricted Stock Unit Award shall revert to and again become available for issuance under the Plan.

(b)  Annual Award Limit. The maximum number of shares of Stock for which any one person may be granted Options, Restricted Stock and Restricted Stock Units in any one calendar year shall not exceed seventy-five thousand (75,000) shares in the aggregate, subject to adjustment under Section 9.

4.	ADMINISTRATION.

(a)  Board’s Power and Responsibilities. The Plan shall be administered by the Board or, at the election of the Board, by a Committee, as provided in subsection (b), or, as to certain functions, by an officer of the Company, as provided in subsection (c). Subject to the Plan, the Board shall:

(i)  determine and designate from time to time those Employees, Directors and Consultants to whom Options, Restricted Stock Awards and/or Restricted Stock Unit Awards are to be granted;

(ii)  authorize the granting of Options, Restricted Stock Awards and Restricted Stock Unit Awards;

(iii)  determine the number of shares subject to each Option, the exercise price of each Option, the time or times when and the manner in which each Option shall be exercisable, and the duration of the exercise period;

(iv)  determine the number of shares of Stock to be included in any Restricted Stock Award, the Restriction Period for such Award, and the vesting schedule of such Award over the Restriction Period;

(v)  determine the number of shares of Stock to be subject to any Restricted Stock Unit Award, the vesting schedule for those shares of Stock and the date or dates on which the shares of Stock which vest under the Award are actually to be issued;

(vi)  construe and interpret the Plan and each Option, Restricted Stock and Restricted Stock Unit Agreement, and establish, amend and revoke rules and regulations for the Plan’s administration, and correct any defect, omission or inconsistency in the Plan or any Option, Restricted Stock or Restricted Stock Unit Agreement in a manner and to the extent it deems necessary or expedient to make the Plan fully effective;

(vii)  adopt such procedures and subplans and grant Options and Restricted Stock and Restricted Stock Unit Awards on such terms and conditions as the Board determines necessary or appropriate to permit participation in the Plan by individuals otherwise eligible to so participate who are foreign nationals or employed outside of the United States, or otherwise to conform to applicable requirements or practices of jurisdictions outside of the United States;

(viii)  prescribe and approve the form and content of certificates and agreements for use under the Plan;

(ix)  establish and administer any terms, conditions, performance criteria, restrictions, limitations, forfeiture, vesting schedule, and other provisions of or relating to any Option or any Restricted Stock or Restricted Stock Unit Award;

(x)  grant waivers of terms, conditions, restrictions and limitations under the Plan or applicable to any Option or Restricted Stock or Restricted Stock Unit Award, or accelerate the vesting of any Option or any Restricted Stock or Restricted Stock Unit Award or the issuance of vested Stock under any Restricted Stock Unit Award;

(xi)  amend or adjust the terms and conditions of any outstanding Option or any Restricted Stock or Restricted Stock Unit Award and/or adjust the number and/or class of shares of Stock subject to any outstanding Option or any outstanding Restricted Stock or Restricted Stock Unit Award, provided that no such amendment or adjustment shall reduce the exercise price of any Option to a price lower than the Fair Market Value of the Stock covered by such Option on the date the Option was granted;

(xii)  at any time and from time to time after the granting of an Option or a Restricted Stock or Restricted Stock Unit Award, specify such additional terms, conditions and restrictions with respect to any such Option or any such Restricted Stock or Restricted Stock Unit Award as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws or rules, including, but not limited to, terms, restrictions and conditions for compliance with applicable securities laws and methods of withholding or providing for the payment of required taxes;

(xiii)  offer to buy out a Restricted Stock or Restricted Stock Unit Award previously granted, based on such terms and conditions as the Board shall establish with and communicate to the Restricted Stock or Restricted Stock Unit Participant at the time such offer is made;

(xiv)  to the extent permitted under the applicable Restricted Stock Agreement, permit the transfer of a Restricted Stock Award by one other than the Restricted Stock Participant who received the grant of such Restricted Stock Award; and

(xv)  take any and all other actions it deems necessary for the purposes of the Plan.

The Board shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan. Decisions and actions by the Board with respect to the Plan and any Option Agreement or any Restricted Stock or Restricted Stock Unit Agreement shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan and/or any Option Agreement or Restricted Stock or Restricted Stock Unit Agreement.

(b)  Authority to Delegate to Committee. The Board may delegate administration of the Plan to one or more Committees of the Board. Each such Committee shall consist of one or more members appointed by the Board. Subject to the foregoing, the Board may from time to time increase the size of any such Committee and appoint additional members, remove members (with or without cause) and appoint new members in substitution therefor, or fill vacancies, however caused. If the Board delegates administration of the Plan to a Committee, the Committee shall have the same powers theretofore possessed by the Board with respect to the administration of the Plan (and references in this Plan to the Board shall apply to the Committee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish any such Committee at any time and revest in the Board the previously delegated administration of the Plan.

(c)  Authority to Delegate to Officers. The Board may delegate administration of Sections 4(a)(i) through 4(a)(v) above to the Chief Executive Officer of the Company; provided, however, that such officer may not grant Options, Restricted Stock Awards and Restricted Stock Unit Awards covering more than 2,250,000 shares of Stock in the aggregate.

(d)  Ten Year Grant Period. Notwithstanding the foregoing, no Option or any Restricted Stock or Restricted Stock Unit Award shall be granted after the expiration of ten years from the effective date of the Plan specified in Section 15 below.

(e)  Modification of Terms and Conditions through Employment or Consulting Agreements. Notwithstanding the provisions of any Option Agreement or any Restricted Stock or Restricted Stock Unit Agreement, any modifications to the terms and conditions of any Option or any Restricted Stock or Restricted Stock Unit Award permitted by Section 4(a) with respect to any Employee or Consultant may be effected by including the modification in an employment or consulting agreement between the Company or a Subsidiary and the Optionee or the Restricted Stock or Restricted Stock Unit Participant.

(f)  Restricted Stock and Restricted Stock Unit Vesting Limitations. Notwithstanding any other provision of this Plan to the contrary, Restricted Stock and Restricted Stock Unit Awards made to Employees or Consultants shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of performance-based objectives, over a period of not less than one year) following the date the Restricted Stock or Restricted Stock Unit Award is made, and the Board may not waive such vesting periods on a discretionary basis except in the case of the death, disability or retirement of the Restricted Stock Participant or Restricted Stock Unit Participant, a Change in Control, the terms and conditions of an employment or consulting agreement between the Company or a Subsidiary and the Restricted Stock Participant or Restricted Stock Unit Participant (whether entered into prior to, on or after the Effective Date of this Plan, as provided in Section 15(a) hereof) or pursuant to Section 4(e); provided, however, that, notwithstanding the foregoing, Restricted Stock and Restricted Stock Unit Awards that result in the issuance of an aggregate of up to 5% of the shares of Stock available pursuant to Section 3(a) may be granted to any one or more Employee and/or Consultant without respect to such minimum vesting provisions and restrictions on waiver of this Section 4(f).

5.	TERMS AND CONDITIONS OF OPTIONS.

Each Option granted shall be evidenced by an Option Agreement in substantially the form attached hereto as Annex A or such other form as may be approved by the Board. Each Option Agreement shall include the following terms and conditions and such other terms and conditions as the Board may deem appropriate:

(a)  Option Term. Each Option Agreement shall specify the term for which the Option thereunder is granted and shall provide that such Option shall expire at the end of such term. The Board may extend such term; provided that the term of any Option, including any such extensions, shall not exceed five years from the date of grant.

(b)  Exercise Price. Each Option Agreement shall specify the exercise price per share, as determined by the Board at the time the Option is granted, which exercise price shall in no event be less than the Fair Market Value when the Option is granted.

(c)  Vesting. Each Option Agreement shall specify when it is exercisable. The total number of shares of Stock subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). An Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable (“vest”) with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period or any prior period as to which the Option shall have become vested but shall not have been fully exercised. An Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board deems appropriate.

(d)  Payment of Purchase Price on Exercise. Each Option Agreement shall provide that the purchase price of the shares as to which such Option may be exercised shall be paid to the Company at the time of exercise either (i) in cash, or (ii) in the absolute discretion of the Board (which discretion may be exercised in a particular case without regard to any other case or cases), at the time of the grant or thereafter, (A) by the withholding of shares of Stock issuable on exercise of the Option or the delivery to the Company of other Stock owned by the Optionee, provided in either case that the Optionee has owned shares of Stock equal in number to the shares so withheld for a period sufficient to avoid a charge to the Company’s reported earnings, (B) subject to compliance with applicable law, according to a deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of Stock) with the person to whom the Option is granted or to whom the Option is transferred pursuant to Section 5(e), (C) by delivery of a properly executed notice together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the Stock being acquired upon the exercise of the Option, including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System (a “cashless exercise”), or (D) in any other form or combination of forms of legal consideration that may be acceptable to the Board.

In the case of any deferred payment arrangement, interest shall be payable at least annually and shall be charged at the minimum rate necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement, or if less, the maximum rate permitted by law.

(e)  Transferability. An Option shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the Optionee during his or her lifetime, whether by operation of law or otherwise, other than by will or the laws of descent and distribution applicable to the Optionee, and shall not be made subject to execution, attachment or similar process; provided that the Board may in its discretion at the time of approval of the grant of an Option or thereafter permit an Optionee to transfer an Option to a trust or other entity established by the Optionee for estate planning purposes, and may permit further transferability or impose conditions or limitations on any permitted transferability. Otherwise, during the lifetime of an Optionee, an Option shall be exercisable only by such Optionee. In the event any Option is to be exercised by the executors, administrators, heirs or distributees of the estate of a deceased Optionee, or such an Optionee’s beneficiary, in any such case pursuant to the terms and conditions of the Plan and the applicable Option Agreement and in accordance with such terms and conditions as may be specified from time to time by the Board, the Company shall be under no obligation to issue Stock thereunder unless and until the Board is satisfied that the person to receive such Stock is the duly appointed legal representative of the deceased Optionee’s estate or the proper legatee or distributee thereof or the named beneficiary of such Optionee.

(f)  Exercise of Option After Death of Optionee. If an Optionee dies (i) while an Employee, Director or Consultant, or (ii) within three months after termination of the Optionee’s Continuous Status as an Employee, Director or Consultant because of his or her Disability or retirement, his or her Options may be exercised (to the extent that the Optionee was entitled to do so on the date of death or termination) by the Optionee’s estate or by a person who shall have acquired the right to exercise the Options by bequest or inheritance, but only within the period ending on the earlier of (A) one year after the Optionee’s death (or such shorter or longer period specified in the Option Agreement, which period shall not be less than six months), or (B) the expiration date specified in the Option Agreement. If, after the Optionee’s death, the Optionee’s estate or the person who acquired the right to exercise the Optionee’s Options does not exercise the Options within the time specified herein, the Options shall terminate and the shares covered by such Options shall revert to and again become available for issuance under the Plan.

(g)  Exercise of Option After Termination of Optionee’s Continuous Status as an Employee, Director or Consultant as a Result of Disability or Retirement. If an Optionee’s Continuous Status as an Employee, Director or Consultant terminates as a result of the Optionee’s Disability or retirement, and the Optionee does not die within the following three months, the Optionee may exercise his or her Options (to the extent that the Optionee was entitled to exercise them on the date of termination), but only within the period ending on the earlier of (i) six months after Disability or retirement (or such longer period specified in the Option Agreement), and (ii) the expiration of the term set forth in the Option Agreement. If, after termination, the Optionee does not exercise his or her Options within the time specified herein, the Options shall terminate, and the shares covered by such Options shall revert to and again become available for issuance under the Plan.

(h)  No Exercise of Option After Termination of Optionee’s Continuous Status as an Employee, Director or Consultant Other Than as a Result of Death, Disability or Retirement. If an Optionee’s Continuous Status as an Employee, Director or Consultant terminates other than as a result of the Optionee’s death, Disability or retirement, all right of the Optionee to exercise his or her Options shall terminate on the date of termination of such Continuous Status as an Employee, Director or Consultant. The Options shall terminate on such termination date, and the shares covered by such Options shall revert to and again become available for issuance under the Plan.

(i)  Exceptions. Notwithstanding subsections (f), (g) and (h), the Board shall have the authority to extend the expiration date of any outstanding Option in circumstances in which it deems such action to be appropriate, provided that no such extension shall extend the term of an Option beyond the expiration date of the term of such Option as set forth in the Option Agreement.

(j)  Company’s Repurchase Right or Option Shares. Each Option Agreement may, but is not required to, include provisions whereby the Company shall have the right to repurchase any and all shares acquired by an Optionee on exercise of any Option granted under the Plan, at such price and on such other terms and conditions as the Board may approve and as may be set forth in the Option Agreement. Such right shall be exercisable by the Company after termination of an Optionee’s Continuous Status as an Employee, Director or Consultant, whenever such termination may occur and whether such termination is voluntary or involuntary, with cause or without cause, without regard to the reason therefor, if any.

6.	TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS.

(a)  Restricted Stock Award Agreement. Each Restricted Stock Award shall be evidenced by a Restricted Stock Agreement in substantially the form attached hereto as Annex B or such other form as may be approved by the Board. Each Restricted Stock Agreement shall be executed by the Company and the Restricted Stock Participant to whom such Restricted Stock Award has been granted, unless the Restricted Stock Agreement provides otherwise; two or more Restricted Stock Awards granted to a single Restricted Stock Participant may, however, be combined in a single Restricted Stock Agreement. A Restricted Stock Agreement shall not be a precondition to the granting of a Restricted Stock Award; no person shall have any rights under any Restricted Stock Award, however, unless and until the Restricted Stock Participant to whom the Restricted Stock Award shall have been granted (i) shall have executed and delivered to the Company a Restricted Stock Agreement or other instrument evidencing the Restricted Stock Award, unless such Restricted Stock Agreement provides otherwise, (ii) has satisfied the applicable federal, state, local and/or foreign income and employment withholding tax liability with respect to the shares of Stock which vest or become issuable under the Restricted Stock Award, and (iii) has otherwise complied with the applicable terms and conditions of the Restricted Stock Award.

(b)  Restricted Stock Awards Subject to Plan. All Restricted Stock Awards under the Plan shall be subject to all the applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith, as the Board shall determine and which are set forth in the applicable Restricted Stock Agreement.

(i)  The Restricted Stock subject to a Restricted Stock Award shall entitle the Restricted Stock Participant to receive shares of Restricted Stock, which vest over the Restriction Period. The Board shall have the discretionary authority to authorize Restricted Stock Awards and determine the Restriction Period for each such award.

(ii)  Subject to the terms and restrictions of this Section 6 or the applicable Restricted Stock Agreement or as otherwise determined by the Board, upon delivery of Restricted Stock to a Restricted Stock Participant, or upon creation of a book entry evidencing a Restricted Stock Participant’s ownership of shares of Restricted Stock, pursuant to Section 6(f), the Restricted Stock Participant shall have all of the rights of a stockholder with respect to such shares.

(c)  Cash Payment. The Board may make any such Restricted Stock Award without the requirement of any cash payment from the Restricted Stock Participant to whom such Restricted Stock Award is made, or may require a cash payment from such a Restricted Stock Participant in an amount no greater than the aggregate Fair Market

Value of the Restricted Stock as of the date of grant in exchange for, or as a condition precedent to, the completion of such Restricted Stock Award and the issuance of such shares of Restricted Stock.

(d)  Transferability. During the Restriction Period stated in the Restricted Stock Agreement, the Restricted Stock Participant who receives a Restricted Stock Award shall not be permitted to sell, transfer, pledge, assign, encumber or otherwise dispose of such Restricted Stock whether by operation of law or otherwise and shall not be made subject to execution, attachment or similar process. Any attempt by such Restricted Stock Participant to do so shall constitute the immediate and automatic forfeiture of such Restricted Stock Award. Notwithstanding the foregoing, the Restricted Stock Agreement may permit the payment or distribution of a Restricted Stock Participant’s Award (or any portion thereof) after his or her death to the beneficiary most recently named by such Restricted Stock Participant in a written designation thereof filed with the Company, or, in lieu of any such surviving beneficiary, as designated by the Restricted Stock Participant by will or by the laws of descent and distribution. In the event any Restricted Stock Award is to be paid or distributed to the executors, administrators, heirs or distributees of the estate of a deceased Restricted Stock Participant, or such a Restricted Stock Participant’s beneficiary, in any such case pursuant to the terms and conditions of the Plan and the applicable Restricted Stock Agreement and in accordance with such terms and conditions as may be specified from time to time by the Board, the Company shall be under no obligation to issue Stock thereunder unless and until the Board is satisfied that each person to receive such Stock is the duly appointed legal representative of the deceased Restricted Stock Participant’s estate or the proper legatee or distributee thereof or the named beneficiary of such Restricted Stock Participant.

(e)  Forfeiture of Restricted Stock. If, during the Restriction Period, the Restricted Stock Participant’s Continuous Status as an Employee, Director or Consultant terminates for any reason, all of such Restricted Stock Participant’s shares of Restricted Stock as to which the Restriction Period has not yet expired shall be forfeited and revert to the Plan, unless the Board has provided otherwise in the Restricted Stock Agreement or in an employment or consulting agreement with the Restricted Stock Participant, or the Board, in its discretion, otherwise determines to waive such forfeiture.

(f)  Receipt of Stock Certificates. Each Restricted Stock Participant who receives a Restricted Stock Award shall be issued one or more stock certificates in respect of such shares of Restricted Stock. Any such stock certificates for shares of Restricted Stock shall be registered in the name of the Restricted Stock Participant but shall be appropriately legended and returned to the Company or its agent by the recipient, together with a stock power or other appropriate instrument of transfer, endorsed in blank by the recipient. Notwithstanding anything in the foregoing to the contrary, in lieu of the issuance of certificates for any shares of Restricted Stock during the applicable Restriction Period, a “book entry” (i.e., a computerized or manual entry) may be made in the records of the Company, or its designated agent, as the Board, in its discretion, may deem appropriate, to evidence the ownership of such shares of Restricted Stock in the name of the applicable Restricted Stock Participant. Such records of the Company or such agent shall, absent manifest error, be binding on all Restricted Stock Participants hereunder. The holding of shares of Restricted Stock by the Company or its agent, or the use of book entries to evidence the ownership of shares of Restricted Stock, in accordance with this Section 6(f), shall not affect the rights of Restricted Stock Participants as owners of their shares of Restricted Stock, nor affect the Restriction Period applicable to such shares under the Plan or the Restricted Stock Agreement.

(g)  Dividends. A Restricted Stock Participant who holds outstanding shares of Restricted Stock shall not be entitled to any dividends paid thereon, other than dividends in the form of the Company’s stock.

(h)  Expiration of Restriction Period. A Restricted Stock Participant’s shares of Restricted Stock shall become free of the foregoing restrictions on the earlier of a Change in Control or the expiration of the applicable Restriction Period, and the Company shall, subject to Sections 8(a) and 8(b), then deliver stock certificates evidencing such Stock to such Restricted Stock Participant. Such certificates shall be freely transferable, subject to any market black-out periods which may be imposed by the Company from time to time or insider trading policies to which the Restricted Stock Participant may at the time be subject.

(i)  Substitution of Restricted Stock Awards. The Board may accept the surrender of outstanding shares of Restricted Stock (to the extent that the Restriction Period or other restrictions applicable to such shares have not yet lapsed) and grant new Restricted Stock Awards in substitution for such Restricted Stock.

7.	TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS.

(a)  Restricted Stock Unit Award Agreement. Each Restricted Stock Unit Award shall be evidenced by a Restricted Stock Unit Agreement in substantially the form attached hereto as Annex C or such other form as may be approved by the Board. Each Restricted Stock Unit Agreement shall be executed by the Company and the Restricted Stock Unit Participant to whom such Restricted Stock Unit Award has been granted, unless the Restricted Stock Unit Agreement provides otherwise; two or more Restricted Stock Unit Awards granted to a single Restricted Stock Unit Participant may, however, be combined in a single Restricted Stock Unit Agreement. A Restricted Stock Unit Agreement shall not be a precondition to the granting of a Restricted Stock Unit Award; however, no person shall be entitled to receive any shares of Stock pursuant to a Restricted Stock Unit Award unless and until the Restricted Stock Unit Participant to whom the Restricted Stock Unit Award shall have been granted (i) shall have executed and delivered to the Company a Restricted Stock Unit Agreement or other instrument evidencing the Restricted Stock Unit Award, unless such Restricted Stock Unit Agreement provides otherwise, (ii) has satisfied the applicable federal, state, local and/or foreign income and employment withholding tax liability with respect to the shares of Stock which vest or become issuable under the Restricted Stock Unit Award and (iii) has otherwise complied with all the other applicable terms and conditions of the Restricted Stock Unit Award.

(b)  Restricted Stock Unit Awards Subject to Plan. All Restricted Stock Unit Awards under the Plan shall be subject to all the applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith, as the Board shall determine and which are set forth in the applicable Restricted Stock Unit Agreement.

(i)  The Restricted Stock Units subject to a Restricted Stock Unit Award shall entitle the Restricted Stock Unit Participant to receive the shares of Stock underlying those Units upon the attainment of designated performance goals or the satisfaction of specified employment or service requirements or upon the expiration of a designated time period following the attainment of such goals or the satisfaction of the applicable service period. The Board shall have the discretionary authority to determine the performance milestones or service period required for the vesting of the Restricted Stock Units and the date or dates when the shares of Stock which vest under those Restricted Stock Units are actually to be issued. The Board may alternatively provide the Restricted Stock Unit Participant with the right to elect the issue date or dates for the shares of Stock which vest under his or her Restricted Stock Unit Award. The issuance of vested shares under the Restricted Stock Unit Award may be deferred to a date following the termination of the Restricted Stock Unit Participant’s employment or service with the Company and its Subsidiaries.

(ii)  The Restricted Stock Unit Participant shall not have any stockholder rights with respect to the shares of Stock subject to his or her Restricted Stock Unit Award until that Award vests and the shares of Stock are actually issued thereunder. However, dividend-equivalent units may, in the sole discretion of the Board, be paid or credited, either in cash or in actual or phantom shares of Stock, on one or more outstanding Restricted Stock Units, subject to such terms and conditions as the Board may deem appropriate.

(iii)  An outstanding Restricted Stock Unit Award shall automatically terminate, and no shares of Stock shall actually be issued in satisfaction of that Award, if the performance goals or service requirements established for such Award are not attained or satisfied. The Board, however, shall have the discretionary authority to issue vested shares of Stock under one or more outstanding Restricted Stock Unit Awards as to which the designated performance goals or service requirements have not been attained or satisfied.

(iv)  Service requirements for the vesting of Restricted Stock Unit Awards may include service as an Employee, Consultant or non-employee Director.

(c)  No Cash Payment. Restricted Stock Unit Awards shall not require any cash payment from the Restricted Stock Unit Participant to whom such Restricted Stock Unit Award is made, either at the time such Award is made or at the time any shares of Stock become issuable under that Award. However, the issuance of such shares shall be subject to the Restricted Stock Unit Participant’s satisfaction of all applicable federal, state, local and/or foreign income and employment withholding taxes.

(d)  Transferability. The Restricted Stock Unit Participant who receives a Restricted Stock Unit Award shall not be permitted to sell, transfer, pledge, assign, encumber or otherwise dispose of his or her interest in such Award or the underlying shares of Stock, whether by operation of law or otherwise, and such Award shall not be made subject to execution, attachment or similar process. Any attempt by such Restricted Stock Unit Participant to do so shall constitute the immediate and automatic forfeiture of such Restricted Stock Unit Award. Notwithstanding the foregoing, any shares of Stock which vest under the Restricted Stock Unit Agreement but which remain unissued at the time of the Restricted Stock Unit Participant’s death shall be issued to the beneficiary most recently named by such Restricted Stock Unit Participant in a written designation thereof filed with the Company, or, in lieu of any such surviving beneficiary, as designated by the Restricted Stock Unit Participant by will or by the laws of descent and distribution. In the event such vested shares of Stock are to be issued to the executors, administrators, heirs or distributees of the estate of a deceased Restricted Stock Unit Participant, or his or her designated beneficiary, in any such case pursuant to the terms and conditions of the Plan and the applicable Restricted Stock Unit Agreement and in accordance with such terms and conditions as may be specified from time to time by the Board, the Company shall be under no obligation to effect such issuance unless and until the Board is satisfied that each person to receive such Stock is the duly appointed legal representative of the deceased Restricted Stock Unit Participant’s estate or the proper legatee or distributee thereof or the named beneficiary of such Restricted Stock Unit Participant.

(e)  Forfeiture of Restricted Stock Units. If the Restricted Stock Unit Participant’s Continuous Status as an Employee, Director or Consultant terminates for any reason, all of the Restricted Stock Units subject to his or her outstanding Restricted Stock Unit Awards shall, to the extent not vested at that time, be forfeited, and no shares of Stock shall be issued pursuant to those forfeited Restricted Stock Units, unless the Board has provided in the Restricted Stock Unit Agreement or in an employment or consulting agreement with the Restricted Stock Unit Participant that no such forfeiture shall occur, or the Board, in its sole discretion, otherwise determines to waive such forfeiture.

(f)  Issuance of Stock Certificates. Each Restricted Stock Unit Participant who becomes entitled to an issuance of shares of Stock following the vesting of his or her Restricted Stock Unit Award shall, subject to Sections 8(a) and 8(b), be issued one or more stock certificates for those shares. Subject to such Sections 8(a) and 8(b), each such stock certificate shall be registered in the name of the Restricted Stock Unit Participant and shall be freely transferable, subject to any market black-out periods which may be imposed by the Company from time to time or insider trading policies to which the Restricted Stock Unit Participant may at the time be subject.

8.  CONDITIONS ON EXERCISE OF OPTIONS AND ISSUANCE OF SHARES.

(a)  Securities Law Compliance. The Plan, the grant of Options and Restricted Stock or Restricted Stock Unit Awards thereunder, the exercise of Options thereunder and the obligation of the Company to issue shares of Stock on the exercise of Options, at the expiration of the applicable Restriction Period for Restricted Stock or upon the occurrence of the designated issuance date for shares of Stock subject to vested Restricted Stock Units, shall be subject to all applicable Federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required, in the opinion of the Board. Options may not be exercised, Restricted Stock and Restricted Stock Unit Awards may not be granted, and shares of Stock may not be issued if any such action would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. No Option may be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. No Stock may be issued in connection with a Restricted Stock or Restricted Stock Unit Award unless (i) a registration statement under the Securities Act shall at the time of issuance of the Stock be in effect with respect to the shares of Stock to be issued or (ii) in the opinion of legal counsel to the Company, the shares of Stock to be issued on expiration of the applicable Restriction Period or upon the designated issuance date for vested Restricted Stock Units may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of any Option and the issuance of any Stock in connection with a Restricted Stock or Restricted Stock Unit Award, the Company may require the Optionee or the Restricted Stock or Restricted Stock Unit Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

(b)  Investment Representations. The Company may require any Optionee or a Restricted Stock or Restricted Stock Unit Participant, or any person to whom an Option or Restricted Stock or Restricted Stock Unit Award is transferred, as a condition of exercising such Option or receiving shares of Stock pursuant to such Restricted Stock or Restricted Stock Unit Award, to (A) give written assurances satisfactory to the Company as to such person’s knowledge and experience in financial and business matters or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option or receiving such Stock, and (B) to give written assurances satisfactory to the Company stating that such person is acquiring the Stock for such person’s own account and not with any present intention of selling or otherwise distributing the Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall not apply if (1) the issuance of the Stock has been registered under a then currently effective registration statement under the Securities Act, or (2) counsel for the Company determines as to any particular requirement that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, with the advice of its counsel, place such legends on stock certificates issued under the Plan as the Company deems necessary or appropriate to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Stock.

9.  ADJUSTMENTS ON CERTAIN EVENTS.

(a)  No Effect on Powers of Board or Shareholders. The existence of the Plan and any Options or any Restricted Stock or Restricted Stock Unit Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any of its subsidiaries, any merger or consolidation of the Company or a subsidiary of the Company, any issue of debt, preferred or prior preference stock ahead of or affecting Stock, the authorization or issuance of additional shares of Stock, the dissolution or liquidation of the Company or its subsidiaries, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

(b)  Changes in Control.

(i)  Options. Each Option Agreement shall provide that in the event that the Company is subject to a Change in Control:

(A)  immediately prior thereto all outstanding Options shall be automatically accelerated and become immediately exercisable as to all of the shares of Stock covered thereby, notwithstanding anything to the contrary in the Plan or the Option Agreement; and

(B)  the Board may, in its discretion, and on such terms and conditions as it deems appropriate, by resolution adopted by the Board or by the terms of any agreement of sale, merger or consolidation giving rise to the Change in Control, provide that, without Optionee’s consent, the shares subject to an Option may (1) continue as an immediately exercisable Option of the Company (if the Company is the surviving corporation), (2) be assumed as immediately exercisable Options by the surviving corporation or its parent, (3) be substituted by immediately exercisable options granted by the surviving corporation or its parent with substantially the same terms for the Option, or (4) be cancelled after payment to the Optionee of an amount in cash or other consideration delivered to stockholders of the Company in the transaction resulting in a Change in Control of the Company equal to the total number of shares subject to the Option multiplied by the remainder of (i) the amount per share to be received by holders of the Company’s Stock in the sale, merger or consolidation, minus (ii) the exercise price per share of the shares subject to the Option.

(ii)  Restricted Stock Awards. Each Restricted Stock Agreement shall provide that, immediately prior to a Change in Control, all restrictions imposed by the Board on any outstanding Restricted Stock Award shall be automatically canceled, the Restriction Period applicable to all outstanding Restricted Stock Awards shall immediately terminate, and such Restricted Stock Awards shall be fully vested, subject to the Restricted Stock Participant’s satisfaction of all applicable federal, state, local and/or foreign income and employment withholding taxes. Any applicable performance goals shall be deemed achieved at not less than the target level, notwithstanding anything to the contrary in the Plan or the Restricted Stock Agreement.

(iii)  Restricted Stock Unit Awards. Each Restricted Stock Unit Agreement shall provide that, immediately upon a Change in Control, the Restricted Stock Units subject to such Agreement shall automatically vest in full, and the shares subject to those vested Restricted Stock Units shall be issued, notwithstanding any deferred issuance date otherwise in effect at the time for such shares, subject to the Restricted Stock Unit Participant’s satisfaction of all applicable federal, state, local and/or foreign income and employment withholding taxes. Accordingly, all performance milestones or service requirements in effect for those Restricted Stock Units shall be deemed to have been fully achieved or completed, notwithstanding anything to the contrary in the Plan or the Restricted Stock Unit Agreement.

(c)  Adjustment Of Shares. The aggregate number, class and kind of shares of stock available for issuance under the Plan, the aggregate number, class and kind of shares of stock as to which Restricted Stock or Restricted Stock Unit Awards may be granted, the limitation set forth in Section 4(c) on the number of shares of Stock that may be issued by a single officer under the Plan, the number, class and kind of shares under each outstanding Restricted Stock or Restricted Stock Unit Award, the exercise price of each Option and the number of shares purchasable on exercise of such Option shall be appropriately adjusted by the Board in its discretion to preserve the benefits or potential benefits intended to be made available under the Plan or with respect to any outstanding Options or any outstanding Restricted Stock or Restricted Stock Unit Awards or otherwise necessary to reflect any such change, if the Company shall (i) pay a dividend in, or make a distribution of, shares of Stock (or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Stock), or evidences of indebtedness or other property or assets, on outstanding Stock, (ii) subdivide the outstanding shares of Stock into a greater number of shares, (iii) combine the outstanding shares of Stock into a smaller number of shares or (iv) issue any shares of its capital stock in a reclassification of the Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the resulting corporation). An adjustment made pursuant to this Section 9(c) shall, in the case of a dividend or distribution, be made as of the record date therefor and, in the case of a subdivision, combination or reclassification, be made as of the effective date thereof. In case of any adjustment pursuant to this Section 9(c) with respect to an Option, the total number of shares and the number of shares or other units of such other securities purchasable on exercise of the Option immediately prior thereto shall be adjusted so that the Optionee shall be entitled to receive at the same aggregate purchase price the number of shares of Stock and the number of shares or other units of such other securities that the Optionee would have owned or would have been entitled to receive immediately following the occurrence of any of the events described above had the Option been exercised in full immediately prior to the occurrence (or applicable record date) of such event. If, as a result of any adjustment pursuant to this Section 9(c), the Optionee shall become entitled to receive shares of two or more classes or series of securities of the Company, the Board shall equitably determine the allocation of the adjusted exercise price between or among shares or other units of such classes or series and shall notify the Optionee of such allocation. Any new or additional shares or securities received by a Restricted Stock Participant shall be subject to the same terms and conditions, including the Restriction Period, as related to the original Restricted Stock Award.

(d)  Receipt of Assets Other Than Stock. If at any time, as a result of an adjustment made pursuant to this Section 9, an Optionee or a Restricted Stock or Restricted Stock Unit Participant shall become entitled to receive any shares of capital stock or shares or other units of other securities or property or assets other than Stock, the number of such other shares or units so receivable on any exercise of the Option or expiration of the Restriction Period or the designated issuance date for the securities subject to vested Restricted Stock Units shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Stock in this Section 9, and the provisions of this Plan with respect to the shares of Stock shall apply, with necessary changes in points of detail, on like terms to any such other shares or units.

(e)  Fractional Shares. All calculations under this Section 9 shall be, in the case of exercise price, rounded up to the nearest cent or, in the case of shares, rounded down to the nearest one-hundredth of a share, but in no event shall the Company be obligated to issue any fractional share.

(f)  Inability to Prevent Acts Described in Section 9; Uniformity of Actions Not Required. No Optionee and no Restricted Stock or Restricted Stock Unit Participant shall have or be deemed to have any right to prevent the consummation of the acts described in this Section 9 affecting the number of shares of Stock subject to any Option or any Restricted Stock or Restricted Stock Unit Award held by the Optionee or the Restricted Stock or Restricted Stock Unit Participant. Any actions or determinations by the Board under this Section 9 need not be uniform as to all outstanding Options or outstanding Restricted Stock or Restricted Stock Unit Awards, and need not treat all Optionees or all Restricted Stock or Restricted Stock Unit Participants identically.

10.  TAX WITHHOLDING OBLIGATIONS.

(a)  General Authorization. The Company is authorized to take whatever actions are necessary and proper to satisfy all obligations of Optionees and Restricted Stock and Restricted Stock Unit Participants (including, for purposes of this Section 10, any other person entitled to exercise an Option or receive shares of Stock pursuant to a Restricted Stock or Restricted Stock Unit Award under the Plan) for the payment of all federal, state, local and/or foreign taxes in connection with any Option grant or exercise, any Restricted Stock Award or any Stock issuance pursuant to a vested Restricted Stock Unit Award (including, but not limited to, actions pursuant to the following Section 10(b)).

(b)  Withholding Requirement and Procedure.

(i)  Options. Whenever the Company proposes or is required to issue or transfer shares of Stock with respect to an Option, the Company shall have the right to require the grantee to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares, including, for each Optionee who is an Employee, the employee portion of the FICA (Social Security and Medicare) taxes. Alternatively, the Company may issue or transfer such shares net of the number of shares sufficient to satisfy the minimum withholding tax requirements. For withholding tax purposes, the shares of Stock shall be valued on the date the withholding obligation is incurred.

(ii)  Restricted Stock. Each Restricted Stock Participant shall, no later than the date as of which the value of the Restricted Stock Award first becomes includible in the gross income of the Restricted Stock Participant for income tax purposes, pay to the Company in cash, or make arrangements satisfactory to the Company regarding payment to the Company of, any taxes of any kind required by law to be withheld with respect to the Stock or other property subject to such Restricted Stock Award, including, for each Restricted Stock Participant who is an Employee, the employee portion of the FICA (Social Security and Medicare) taxes applicable to the shares of Stock or other property. No Stock shall be delivered to a Restricted Stock Participant with respect to a Restricted Stock Award until such payment or arrangement has been made. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Restricted Stock Participant. Notwithstanding the above, the Board may, in its discretion and pursuant to procedures approved by the Board, permit the Restricted Stock Participant to elect withholding by the Company of Stock or other property otherwise deliverable to such Restricted Stock Participant pursuant to his or her Restricted Stock Award, provided, however, that the amount of any Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state and/or local tax purposes, including payroll taxes, that are applicable to supplemental taxable income in full or partial satisfaction of such tax obligations, based on the Fair Market Value of the Stock on the payment date.

(c)  Section 83(b) Election. If a Restricted Stock Participant makes an election under Code Section 83(b), or any successor section thereto, to be taxed with respect to a Restricted Stock Award as of the date of transfer of the Restricted Stock rather than as of the date or dates on which the Restricted Stock Participant would otherwise be taxable under Code Section 83(a), such Restricted Stock Participant shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service. Neither the Company nor any of its affiliates shall have any liability or responsibility relating to or arising out of the filing or not filing of any such election or any defects in its construction.

(d)  Restricted Stock Units. Each Restricted Stock Unit Participant shall comply with the following tax withholding requirements:

(i)  Income Taxes. The Restricted Stock Unit Participant shall no later than the date as of which the shares of Stock which vest under his or her vested Restricted Stock Unit Award first becomes includible in his or her gross income for income tax purposes, pay to the Company in cash, or make arrangements satisfactory to the

Company regarding payment to the Company of, any income taxes required by law to be withheld with respect to the Stock or other property issuable pursuant to such vested Restricted Stock Unit Award.

(ii)  Employment Taxes. Any Restricted Stock Unit Participant who is an Employee shall be liable for the payment of the employee portion of the FICA (Social Security and Medicare) taxes applicable to the shares of Stock subject to his or her Restricted Stock Unit Award at the time those shares vest. The FICA taxes shall be based upon the Fair Market Value of the shares of Stock on the date those shares vest under the Restricted Stock Unit Award.

No Stock shall be delivered to a Restricted Stock Unit Participant with respect to a Restricted Stock Unit Award until such income and employment withholding taxes have been collected. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Restricted Stock Unit Participant. Notwithstanding the above, the Board may, in its discretion and pursuant to procedures approved by the Board, permit the Restricted Stock Unit Participant to satisfy the federal and state income withholding taxes applicable to the issued shares of Stock, together with any FICA withholding taxes due at the time of such Stock issuance, by having the Company withhold shares of Stock (based on the Fair Market Value of the Stock on the issuance date) or other property otherwise deliverable to such Restricted Stock Unit Participant in settlement of his or her vested Restricted Stock Unit Award, provided, however, that the amount of any Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required income tax withholding obligations using the minimum statutory withholding rates for federal, state and/or local tax purposes, that are applicable to supplemental taxable income

11.	AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a)  Amendment, Termination or Suspension of Plan. The Board, at any time and from time to time, may terminate, amend or modify the Plan; provided, however, that to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required; provided further, however, that unless otherwise required by law or specifically provided herein, no such termination, amendment or alteration shall be made that would materially impair the previously accrued rights of any Optionee or any Restricted Stock or Restricted Stock Unit Participant with respect to his or her Option or his or her Restricted Stock or Restricted Stock Unit Award without his or her written consent.

(b)  Amendment of Options and Restricted Stock and Restricted Stock Unit Awards. The Board may amend the terms of any Option or any Restricted Stock or Restricted Stock Unit Award previously granted, including any Option Agreement or any Restricted Stock or Restricted Stock Unit Agreement, retroactively or prospectively, but no such amendment shall materially impair the previously accrued rights of any Optionee or any Restricted Stock or Restricted Stock Unit Participant with respect to any such Option or any Restricted Stock or Restricted Stock Unit Award without his or her written consent.

(c)  Automatic Termination of Plan. Unless sooner terminated, the Plan shall terminate on the date that the aggregate the total number of shares of Stock subject to the Plan have been issued pursuant to the Plan’s provisions, and no shares covered by a Restricted Stock Award are any longer subject to any Restriction Period.

12.	RIGHTS OF EMPLOYEES, DIRECTORS, CONSULTANTS AND OTHER PERSONS.

Neither this Plan nor any Options or Restricted Stock or Restricted Stock Unit Awards shall confer on any Optionee, Restricted Stock or Restricted Stock Unit Participant or other person:

(a)  Any rights or claims under the Plan except in accordance with the provisions of the Plan and the applicable agreement;

(b)  Any right with respect to continuation of employment by the Company or any Subsidiary or engagement as a Consultant or Director, nor shall they interfere in any way with the right of the Company or any Subsidiary that employs or engages an Optionee or a Restricted Stock or Restricted Stock Unit Participant to terminate that person’s employment or engagement at any time with or without cause.

(c)  Any right to be selected to participate in the Plan or to be granted an Option or a Restricted Stock or Restricted Stock Unit Award; or

(d)  Any right to receive any bonus, whether payable in cash or in Stock, or in any combination thereof, from the Company or its subsidiaries, nor be construed as limiting in any way the right of the Company or its subsidiaries to determine, in its sole discretion, whether or not it shall pay any employee or consultant bonus, and, if so paid, the amount thereof and the manner of such payment.

13.	COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT.

So long as a class of the Company’s equity securities is registered under Section 12 of the Exchange Act, the Company intends that the Plan shall comply in all respects with Rule 16b-3. If during such time any provision of this Plan is found not to be in compliance with Rule 16b-3, that provision shall be deemed to have been amended or deleted as and to the extent necessary to comply with Rule 16b-3, and the remaining provisions of the Plan shall continue in full force and effect without change. All transactions under the Plan during such time shall be executed in accordance with the requirements of Section 16 of the Exchange Act and the applicable regulations promulgated thereunder.

14.	LIMITATION OF LIABILITY AND INDEMNIFICATION.

(a)  Contractual Liability Limitation. Any liability of the Company or its subsidiaries to any Optionee or any Restricted Stock or Restricted Stock Unit Participant with respect to any Option or any Restricted Stock or Restricted Stock Unit Award shall be based solely on contractual obligations created by the Plan and the Option Agreements and the Restricted Stock or Restricted Stock Unit Agreements outstanding thereunder.

(b)  Indemnification. In addition to such other rights of indemnification as they may have as Directors or officers, Directors and officers to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

15.  MISCELLANEOUS

(a)  Effective Date. The effective date of the Plan shall be the date the Plan is approved by the stockholders of the Company or such later date as shall be determined by the Board.

(b)  Acceptance of Terms and Conditions of Plan  By accepting any benefit under the Plan, each Optionee and each Restricted Stock or Restricted Stock Unit Participant and each person claiming under or through such Optionee or such Restricted Stock or Restricted Stock Unit Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Company, the Board or the Committee, in any case in accordance with the terms and conditions of the Plan.

(c)  No Effect on Other Arrangements. Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Company or its subsidiaries, or prevent or limit the right of the Company or any subsidiary to establish any other forms of incentives or compensation for their Employees, Directors or Consultants or grant or assume restricted stock or other rights otherwise than under the Plan.

(d)  Choice of Law. The Plan shall be governed by and construed in accordance with the laws of the State of California, without regard to such state’s conflict of law provisions, and, in any event, except as superseded by applicable Federal law.

Annex A

NONQUALIFIED STOCK OPTION AGREEMENT

Dear ______________:

Waste Connections, Inc. (the “Company”), pursuant to its 2004 Equity Incentive Plan (the “Plan”), has granted to you an option to purchase shares of the common stock of the Company (“Stock”). This option is not intended to qualify and will not be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

The grant under this Nonqualified Stock Option Agreement (the “Agreement”) is in connection with and in furtherance of the Company’s compensatory benefit plan for participation of the Company’s Employees, Directors and Consultants. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

The option granted hereunder is subject to and governed by the following terms and conditions:

1.	Award Date: _______________

2.	Number of Shares Subject to Option: ____________

3.	Vesting Schedule. Subject to the limitations herein and in the Plan, this option shall become exercisable (vest) as follows:

Number of Shares (Installment)	Date of Earliest Exercise (Vesting)

The installments provided for are cumulative. Each such installment that becomes exercisable shall remain exercisable until expiration or earlier termination of the option.

4.	Exercise Price.

(a)	The exercise price of this option is $____________ per share.

(b)  Payment of the exercise price per share is due in full in cash (including check) on exercise of all or any part of each installment that has become exercisable by you; provided that, if at the time of exercise the Stock is publicly traded and quoted regularly in the Wall Street Journal, payment of the exercise price, to the extent permitted by the Company and applicable statutes and regulations, may be made by having the Company withhold shares of Stock issuable on such exercise, by delivering shares of Stock already owned by you, by cashless exercise described in Section 5(d) of the Plan and complying with its provisions, or by delivering a combination of such forms of payment. Such Stock (i) shall be valued at its Fair Market Value at the close of business on the date of exercise, (ii) if originally acquired from the Company, must have been held for the period required to avoid a charge to the Company’s reported earnings, and (iii) must be owned free and clear of any liens, claims, encumbrances or security interests.

5.	Partial or Early Exercise.

(a)  Subject to the provisions of this Agreement, you may elect at any time during your Continuous Status as an Employee, Director or Consultant to exercise this option as to any part or all of the shares subject to this option at any time during the term hereof, including, without limitation, a time prior to the date of earliest exercise (vesting) stated in paragraph 3 hereof; provided that:

(i)  a partial exercise of this option shall be deemed to cover first vested shares and then unvested shares next vesting;

Annex A: Page 1

(ii)  any shares so purchased that shall not have vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Early Exercise Stock Purchase Agreement available from the Company; and

(iii)  you shall enter into an Early Exercise Stock Purchase Agreement in the form available from the Company with a vesting schedule that will result in the same vesting as if no early exercise had occurred.

(b)  The election provided in this paragraph 5 to purchase shares on the exercise of this option prior to the vesting dates shall cease on termination of your Continuous Status as an Employee, Director or Consultant and may not be exercised from or after the date thereof.

6.  Fractional Shares. This option may not be exercised for any number of shares that would require the issuance of anything other than whole shares.

7.  Securities Law Compliance. Notwithstanding anything to the contrary herein, this option may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, this option may not be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the option be in effect with respect to the shares issuable upon exercise of the option or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of any option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

8.  Term. The term of this option commences on the date hereof and, unless sooner terminated as set forth below or in the Plan, terminates on ____________ (which date shall be no more than five years from the award date in Section 1 of this Agreement). In no event may this option be exercised on or after the date on which it terminates. This option shall terminate prior to the expiration of its term on the date of termination of your Continuous Status as an Employee, Director or Consultant for any reason or for no reason, unless:

(a)  such termination is due to your retirement or Disability and you do not die within the three months after such termination, in which event the option shall terminate on the earlier of the termination date set forth above or six months after such termination of your Continuous Status as an Employee, Director or Consultant; or

(b)  such termination is due to your death, or such termination is due to your retirement or Disability and you die within three months after such termination, in which event the option shall terminate on the earlier of the termination date set forth above or the first anniversary of your death.

Notwithstanding any of the foregoing provisions to the contrary however, this option may be exercised following termination of your Continuous Status as an Employee, Director or Consultant only as to that number of shares as to which it shall have been exercisable under Section 2 of this Agreement on the date of such termination.

9.	Conditions on Exercise.

(a)  This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to Section 7 of the Plan.

(b)  By exercising this option you agree that the Company (or a representative of the underwriters) may, in connection with an underwritten registration of the offering of any securities of the Company under the Exchange Act, require that you not sell or otherwise transfer or dispose of any shares of Stock or other securities of the Company during such period (not to exceed 180 days) following the effective date (the “Effective Date”) of the registration statement of the Company filed under the Exchange Act as may be requested by the Company or the

Annex A: Page 2

representative of the underwriters. For purposes of this restriction, you will be deemed to own securities which (A) are owned directly or indirectly by you, including securities held for your benefit by nominees, custodians, brokers or pledgees, (B) may be acquired by you within sixty days of the Effective Date, (C) are owned directly or indirectly, by or for your brothers or sisters (whether by whole or half blood), spouse, ancestors and lineal descendants, or (D) are owned, directly or indirectly, by or for a corporation, partnership, estate or trust of which you are a shareholder, partner or beneficiary, but only to the extent of your proportionate interest therein as a shareholder, partner or beneficiary thereof. You further agree that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

10.	Adjustments on Certain Events.

(a)	In the event that the Company is subject to a Change in Control:

(i)  immediately prior thereto this option shall be automatically accelerated and become immediately exercisable as to all of the shares of Stock covered hereby, notwithstanding anything to the contrary in the Plan or this Agreement; and

(ii)  the Board may, in its discretion, and on such terms and conditions as it deems appropriate, by resolution adopted by the Board or by the terms of any agreement of sale, merger or consolidation giving rise to the Change in Control, provide that, without Optionee’s consent, the shares subject to this option may (A) continue as an immediately exercisable option of the Company (if the Company is the surviving corporation), (B) be assumed as immediately exercisable options by the surviving corporation or its parent, (C) be substituted by immediately exercisable options granted by the surviving corporation or its parent with substantially the same terms for this option, or (D) be cancelled after payment to Optionee of an amount in cash or other consideration delivered to stockholders of the Company in the transaction resulting in a Change in Control of the Company equal to the total number of shares subject to this option multiplied by the remainder of (1) the amount per share to be received by holders of the Company’s Stock in the sale, merger or consolidation, minus (2) the exercise price per share of the shares subject to this option.

(b)  The exercise price shall be subject to adjustment from time to time in the event that the Company shall (i) pay a dividend in, or make a distribution of, shares of Stock (or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Stock), or evidences of indebtedness or other property or assets, on outstanding Stock, (ii) subdivide the outstanding shares of Stock into a greater number of shares, (iii) combine the outstanding shares of Stock into a smaller number of shares or (iv) issue any shares of its capital stock in a reclassification of the Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the resulting corporation). An adjustment made pursuant to this Section 10(b) shall, in the case of a dividend or distribution, be made as of the record date therefor and, in the case of a subdivision, combination or reclassification, be made as of the effective date thereof. In any such case, the total number of shares and the number of shares or other units of such other securities purchasable on exercise of the option immediately prior thereto shall be adjusted so that the Optionee shall be entitled to receive at the same aggregate purchase price the number of shares of Stock and the number of shares or other units of such other securities that the Optionee would have owned or would have been entitled to receive immediately following the occurrence of any of the events described above had the option been exercised in full immediately prior to the occurrence (or applicable record date) of such event. If, as a result of any adjustment pursuant to this Section 10(b), the Optionee shall become entitled to receive shares of two or more classes or series of securities of the Company, the Board shall equitably determine the allocation of the adjusted exercise price between or among shares or other units of such classes or series and shall notify the Optionee of such allocation.

(c)  If at any time, as a result of an adjustment made pursuant to this Section 10, the Optionee shall become entitled to receive any shares of capital stock or shares or other units of other securities or property or assets other than Stock, the number of such other shares or units so receivable on any exercise of the option shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Stock in this Section 10, and the provisions of this Agreement with respect to the shares of Stock shall apply, with necessary changes in points of detail, on like terms to any such other shares or units.

Annex A: Page 3

(d)  All calculations under this Section 10 shall be, in the case of exercise price, rounded up to the nearest cent or, in the case of shares subject to this option, rounded down to the nearest one-hundredth of a share, but in no event shall the Company be obligated to issue any fractional share on any exercise of the option.

11.  Non-Transferability. This option is generally not transferable, except by will or by the laws of descent and distribution, unless the Company expressly permits a transfer, such as to a trust or other entity for estate planning purposes. Unless the Company approves such a transfer, this option is exercisable during your life only by you.

12.  Rights of Optionee. This Agreement is not an employment contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company. If this option is granted to you in connection with your performance of services as a Consultant, references to employment, Employee and similar terms shall be deemed to include the performance of services as a Consultant; provided that no rights as an Employee shall arise by reason of the use of such terms.

13.  Tax Withholding Obligations. Whenever the Company proposes or is required to issue or transfer shares of Stock to you with respect to an Option, the Company shall have the right to require you to remit to the Company an amount sufficient to satisfy any Federal, state or local withholding tax requirements, including your applicable share of any employment taxes, prior to the delivery of any certificate or certificates for such shares. Alternatively, the Company may issue or transfer such shares net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of Stock shall be valued on the date the withholding obligation is incurred.

14.  Notice. Any notice or other communication to be given under or in connection with this Agreement or the Plan shall be given in writing and shall be deemed effectively given on receipt or, in the case of notices from the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you may hereafter designate by notice to the Company.

15.  Agreement Subject to Plan. This Agreement is subject to all provisions of the Plan, a copy of which is attached hereto and made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

WASTE CONNECTIONS, INC.

By	Duly authorized on behalf of the Board of Directors

ATTACHMENTS:

Waste Connections, Inc. 2004 Equity Incentive Plan
Notice of Exercise

Annex A: Page 4

The undersigned:

(a)  Acknowledges receipt of the foregoing Nonqualified Stock Option Agreement and the attachments referenced therein and understands that all rights and liabilities with respect to the option granted under the Agreement are set forth in such Agreement and the Plan; and

(b)  Acknowledges that as of the date of grant set forth in such Agreement, the Agreement sets forth the entire understanding between the undersigned optionee and the Company and its Subsidiaries regarding the acquisition of Stock pursuant to the option and supersedes all prior oral and written agreements on that subject with the exception of (i) the options, if any, previously granted and delivered to the undersigned under stock option plans of the Company, and (ii) the following agreements only:

NONE:  _________________
(Initial)

OTHER:	________________________ ________________________ ________________________

OPTIONEE

Address:

Annex A: Page 5

NOTICE OF EXERCISE

Waste Connections, Inc. 35 Iron Circle, Suite 200 Folsom, CA 95630-8589	Date of Exercise: ______________

Ladies and Gentlemen:

This constitutes notice under my Nonqualified Stock Option Agreement that I elect to purchase the number of shares of Common Stock (“Stock”) of Waste Connections, Inc. (the “Company”) for the price set forth below.

Option Agreement dated:	_________________________

Number of shares as to which option is exercised:	_________________________

Certificates to be issued in name of:	_________________________

Total exercise price:	$________________________

Cash payment delivered herewith:	$________________________

Value of ____________ shares of ____________ common stock delivered herewith:(6)	$________________________

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Waste Connections, Inc. 2004 Equity Incentive Plan or the Option Agreement, and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

I hereby represent, warrant and agree with respect to the shares of Stock of the Company that I am acquiring by this exercise of the option (the “Shares”) that, if required by the Company (or a representative of the underwriters) in connection with an underwritten registration of the offering of any securities of the Company under the Securities Act, I will not sell or otherwise transfer or dispose of any shares of Stock or other securities of the Company during such period (not to exceed 180 days) following the effective date of the registration statement of the Company filed under the Securities Act (the “Effective Date”) as may be requested by the Company or the representative of the underwriters. For purposes of this restriction, I will be deemed to own securities that (i) are owned, directly or indirectly by me, including securities held for my benefit by nominees, custodians, brokers or pledgees; (ii) may be acquired by me within sixty days of the Effective Date; (iii) are owned directly or indirectly, by or for my brothers or sisters (whether by whole or half blood), spouse, ancestors and lineal descendants; or (iv) are owned, directly or indirectly, by or for a corporation, partnership, estate or trust of which I am a shareholder, partner or beneficiary, but only to the extent of my proportionate interest therein as a shareholder, partner or beneficiary thereof. I further agree that the Company may impose stop-transfer instructions with respect to securities subject to this restriction until the end of such period.

Very truly yours,

(6)	Shares must meet the public trading requirements set forth in the Options Agreement. Shares must be valued in accordance with the terms of the option being exercised, must have been owned for the minimum period required in the Option Agreement, and must be owned free and clear of any liens, claims, encumbrances or security interests. Certificates must be endorsed or accompanied by an executed assignment separate from certificate.

Annex A: Page 6

Annex B

RESTRICTED STOCK AGREEMENT

Dear _____________:

Waste Connections, Inc. (the “Company”), pursuant to its 2004 Equity Incentive Plan (the “Plan”) has granted to you an award of Restricted Stock (“Award”) in shares of common stock of the Company (“Stock”). The Restricted Stock will be issued to you subject to restrictions on transfer and otherwise, which will lapse over the Restricted Period, provided that you maintain Continuous Status as an Employee, Director or Consultant.

The grant under this Restricted Stock Agreement (the “Agreement”) is in connection with and in furtherance of the Company’s compensatory benefit plan for participation of the Company’s Employees, Directors and Consultants. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

The Award granted hereunder is subject to and governed by the following terms and conditions:

1.  Award Date: _______________.

2.  Number of Shares Subject to Award: _______________.

3.  Purchase Price. The purchase price for each share of Stock awarded by this Agreement is $_______.

4.	Vesting Schedule. The Award of Restricted Stock shall be deemed non-forfeitable and such Stock shall no longer be considered Restricted Stock on the earlier of a Change in Control or the expiration of the Restriction Period on the following dates with respect to the following percentages of the total shares of Restricted Stock awarded, and the Company shall, within a reasonable time and subject to Section 5, deliver stock certificates evidencing such Stock to you:

(a)  Schedule of Expiration of Restriction Period. The overall restriction period, which begins on the date of the grant of the Award and ends on the _____ anniversary of the grant of the Award (the “Restriction Period”), expires in _______ equal phases:

Date	Restriction Period Expires with Respect to the Following Percentage of Total Shares of Restricted Stock Awarded
On grant	0%
As of __________, 20__ (first anniversary of grant)	__%
[As of __________, 20__ (second anniversary of grant)]	[__%]
[As of __________, 20__ (third anniversary of grant)]	[__%]
[As of __________, 20__ (fourth anniversary of grant)]	[__%]

(b)  Forfeiture of Restricted Stock. If, during the Restriction Period, your Continuous Status as an Employee, Director or Consultant terminates for any reason, you will forfeit any shares of Restricted Stock as to which the Restriction Period has not yet expired.

5.  Conditions on Awards. Notwithstanding anything to the contrary herein:

(a)  Securities Law Compliance. Awards may not be granted and shares of stock may not be issued if either such action would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system on which the Stock may then be listed. In addition, no Stock may be issued unless (a) a registration statement under the Securities Act shall at the time of issuance of the Stock be in effect with respect to the shares of Stock to be issued or (b) in the opinion of legal counsel to the Company, the shares of Stock to be issued on expiration of the applicable Restriction Period may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which

Annex B: Page 1

such requisite authority shall not have been obtained. As a condition to the issuance of any Stock, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

(b)  Investment Representation. The Company may require you, or any person to whom an Award is transferred, as a condition of receiving shares of Stock pursuant to such Award, to (A) give written assurances satisfactory to the Company as to your knowledge and experience in financial and business matters or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that you are capable of evaluating, alone or together with the purchaser representative, the merits and risks of receiving such Stock, and (B) to give written assurances satisfactory to the Company stating that you are acquiring the Stock for your own account and not with any present intention of selling or otherwise distributing the Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall not apply if (1) the issuance of the Stock has been registered under a then currently effective registration statement under the Securities Act, or (2) counsel for the Company determines as to any particular requirement that such requirement need not be met in the circumstances under the then applicable securities laws.

6.  Non-Transferability of Award. During the Restriction Period stated herein, you shall not sell, transfer, pledge, assign, encumber or otherwise dispose of the Restricted Stock whether by operation of law or otherwise and shall not make such Restricted Stock subject to execution, attachment or similar process. Any attempt by you to do so shall constitute the immediate and automatic forfeiture of such Award. Notwithstanding the foregoing, you may designate the payment or distribution of the Award (or any portion thereof) after your death to the beneficiary most recently named by you in a written designation thereof filed with the Company, or, in lieu of any such surviving beneficiary, as designated by you by will or by the laws of descent and distribution. In the event any Award is to be paid or distributed to the executors, administrators, heirs or distributees of your estate, or to your beneficiary, in any such case pursuant to the terms and conditions of the Plan and in accordance with such terms and conditions as may be specified from time to time by the Committee, the Company shall be under no obligation to issue Stock thereunder unless and until the Committee is satisfied that the person or persons to receive such Stock is the duly appointed legal representative of your estate or the proper legatee or distributee thereof or your named beneficiary.

7.	Adjustments on Certain Events.

(a)  Changes in Control. Immediately prior to a Change in Control, all restrictions imposed by the Committee on any outstanding Award shall be immediately automatically canceled, the Restriction Period shall immediately terminate and the Award shall be fully vested, notwithstanding anything to the contrary in the Plan or the Agreement.

(b)  Adjustment of Shares. The number, class and kind of shares under the Award shall be appropriately adjusted by the Committee in its discretion to preserve the benefits or potential benefits intended to be made available under the Plan or with respect to the Award or otherwise necessary to reflect any such change, if the Company shall (i) pay a dividend in, or make a distribution of, shares of Stock (or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Stock), or evidences of indebtedness or other property or assets, on outstanding Stock, (ii) subdivide the outstanding shares of Stock into a greater number of shares, (iii) combine the outstanding shares of Stock into a smaller number of shares or (iv) issue any shares of its capital stock in a reclassification of the Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the resulting corporation). An adjustment made pursuant to this Section 7(b) shall, in the case of a dividend or distribution, be made as of the record date therefor and, in the case of a subdivision, combination or reclassification, be made as of the effective date thereof. Any new or additional shares or securities that you receive are subject to the same terms and conditions, including the Restriction Period, as related to the original Award.

(c)  Receipt of Assets other than Stock. If at any time, as a result of an adjustment made pursuant to this Section 7, you shall become entitled to receive any shares of capital stock or shares or other units of other securities or property or assets other than Stock, the number of such other shares or units so receivable on expiration of the Restriction Period shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Stock in this Section 7, and the provisions

Annex B: Page 2

of this Agreement with respect to the shares of Stock shall apply, with necessary changes in points of detail, on like terms to any such other shares or units.

(d)  Fractional Shares. All calculations under this Section 7 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be, but in no event shall the Company be obligated to issue any fractional share.

(e)  Inability to Prevent Acts Described in Section 7; Uniformity of Actions Not Required. No Restricted Stock Participant shall have or be deemed to have any right to prevent the consummation of the acts described in this Section 7 affecting the number of shares of Stock subject to any Award held by the Restricted Stock Participant. Any actions or determinations by the Committee under this Section 7 need not be uniform as to all outstanding Awards, and need not treat all Restricted Stock Participants identically.

8.  Rights of Restricted Stock Participant. This Plan and the Awards shall not confer on you or any other person:

(a)  Any rights or claims under the Plan except in accordance with the provisions of the Plan and the applicable agreement;

(b)  Any right with respect to continuation of employment or a consulting or directorship arrangement with the Company or any Subsidiary, nor shall they interfere in any way with the right of the Company or any Subsidiary that employs you or engages you as a consultant or director to terminate your employment or consulting or directorship arrangement at any time with or without cause;

(c)  Any right to be selected to participate in the Plan or to be granted an Award; or

(d)  Any right to receive any bonus, whether payable in cash or in Stock, or in any combination thereof, from the Company or its subsidiaries, nor be construed as limiting in any way the right of the Company or its subsidiaries to determine, in its sole discretion, whether or not it shall pay any employee, consultant or director bonuses, and, if so paid, the amount thereof and the manner of such payment.

9.  Tax Withholding Obligations.

(a)  Withholding Requirement and Procedure. You shall (and in no event shall Stock be delivered to you with respect to an Award until), no later than the date as of which the value of the Award first becomes includible in your gross income for income tax purposes, pay to the Company in cash, or make arrangements satisfactory to the Company, as determined in the Committee’s discretion, regarding payment to the Company of, any taxes of any kind required by law to be withheld with respect to the Stock or other property subject to such Award, including your applicable share of any employment taxes, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to you. Notwithstanding the above, the Committee may, in its discretion and pursuant to procedures approved by the Committee, permit you to elect withholding by the Company of Stock or other property otherwise deliverable to you pursuant to your Award, provided, however, that the amount of any Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for Federal, state and/or local tax purposes, including payroll taxes, that are applicable to supplemental taxable income in full or partial satisfaction of such tax obligations, based on the Fair Market Value of the Stock on the payment date.

(b)  Section 83(b) Election. If you make an election under Code Section 83(b), or any successor section thereto, to be taxed with respect to an Award as of the date of transfer of the Restricted Stock rather than as of the date or dates on which you would otherwise be taxable under Code Section 83(a), you shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service. Neither the Company nor any of its affiliates shall have any liability or responsibility relating to or arising out of the filing or not filing of any such election or any defects in its construction.

10.  Notice. Any notice or other communication to be given under or in connection with this Agreement or the Plan shall be given in writing and shall be deemed effectively given on receipt or, in the case of notices from the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you may hereafter designate by notice to the Company.

Annex B: Page 3

11.  Agreement Subject to Plan. This Agreement is subject to all provisions of the Plan, a copy of which is attached hereto and made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

WASTE CONNECTIONS, INC.

By	Ronald J. Mittelstaedt Chairman and Chief Executive Officer

ATTACHMENT:

Waste Connections, Inc. 2004 Equity Incentive Plan

Annex B: Page 4

The undersigned:

(a)  Acknowledges receipt of the foregoing Restricted Stock Award Agreement and the attachments referenced therein and understands that all rights and liabilities with respect to the Award granted under the Agreement are set forth in such Agreement and the Plan; and

(b)  Acknowledges that as of the date of the Award set forth in such Agreement, the Agreement sets forth the entire understanding between the undersigned participant and the Company and it Subsidiaries regarding the acquisition of Stock pursuant to the Award and supersedes all prior oral and written agreements on that subject.

RESTRICTED STOCK PARTICIPANT

Address:

Annex B: Page 5

Annex C

RESTRICTED STOCK UNIT AGREEMENT

Dear __________:

Waste Connections, Inc. (the “Company”) has awarded you Restricted Stock Units under the Company’s 2004 Equity Incentive Plan (the “Plan”). The units will entitle you to receive shares of the Company’s common stock in a series of installments over your period of continued service with the Company. Each Restricted Stock Unit represents the right to receive one share of the Company’s common stock (“Common Stock”) on the vesting date of that unit. Unlike a typical stock option program, the shares will be issued to you as a bonus for your continued service over the vesting period, without any cash payment required from you. However, you must pay the applicable income and employment withholding taxes (described below) when due.

The award (the “Award”) under this Restricted Stock Unit Agreement (the “Agreement”) is in connection with and in furtherance of the Company’s compensatory benefit plan for participation of the Company’s Employees, Directors and Consultants. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

The Award granted hereunder is subject to and governed by the following terms and conditions:

1.  Award Date: ___________

2.  Number of Shares Subject to Award: ___________ shares of the Company’s common stock (the “Shares”).

3.  Vesting Schedule: The Shares will vest and become issuable in a series of _______ (__) successive equal annual installments upon your completion of each year of Continuous Status as an Employee, Director or Consultant over the _______ (__) year period measured from the Award Date. However, no Shares which vest in accordance with such schedule will actually be issued until you satisfy all applicable income and employment withholding taxes.

4.  Forfeitability: Should your Continuous Status as an Employee, Director or Consultant cease for any reason prior to vesting in one or more Shares subject to your Award, then your Award will be cancelled with respect to those unvested Shares and the number of your Restricted Stock Units will be reduced accordingly, and you will cease to have any right or entitlement to receive any Shares under those cancelled units.

5.  Transferability: Prior to your actual receipt of the Shares in which you vest under your Award, you may not transfer any interest in your Award or the underlying Shares or pledge or otherwise hedge the sale of those Shares, including (without limitation) any short sale, put or call option or any other instrument tied to the value of those Shares. Any attempt by you to do so will result in an immediate forfeiture of the Restricted Stock Units awarded to you hereunder. However, your right to receive any Shares which have vested under your Restricted Stock Units but which remain unissued at the time of your death may be transferred pursuant to the provisions of your will or the laws of inheritance or to your designated beneficiary following your death. In the event the Shares which vest hereunder are to be issued to the executors, administrators, heirs or distributees of your estate or to your designated beneficiary, the Company shall be under no obligation to effect such issuance unless and until the Committee is satisfied that the person to receive those Shares is the duly appointed legal representative of your estate or the proper legatee or distributee thereof or your named beneficiary.

Any Shares issued to you pursuant to the terms of this Agreement may not be sold or transferred in contravention of (i) any market black-out periods the Company may impose from time to time or (ii) the Company’s insider trading policies to the extent applicable to you.

6.  Adjustments: The number, class and kind of securities subject to your Restricted Stock Units hereunder shall be appropriately adjusted by the Committee in its discretion to preserve the benefits or potential benefits intended to be made available under the Plan or with respect to those Restricted Stock Units or as otherwise necessary to reflect any such change, if the Company shall (i) pay a dividend in, or make a distribution of, shares of Common Stock (or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive such Common Stock), or evidences of indebtedness or other property or assets, on the outstanding Common Stock, (ii) subdivide the outstanding shares of Common Stock into a greater number of shares, (iii) combine the outstanding

Annex C: Page 1

shares of Common Stock into a smaller number of shares or (iv) issue any shares of its capital stock in a reclassification of such Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the resulting corporation). An adjustment made pursuant to this Section 6 shall, in the case of a dividend or distribution, be made as of the record date therefor and, in the case of a subdivision, combination or reclassification, be made as of the effective date thereof.

7.  Federal Income Taxation: You will recognize ordinary income for federal income tax purposes on the date the Shares subject to your Award vest, and you must satisfy the income tax withholding obligation applicable to that income. The amount of your taxable income will be equal to the closing selling price per share of Common Stock on the New York Stock Exchange on the vesting date times the number of Shares which vest on that date.

8.  FICA Taxes: You will be liable for the payment of the employee share of the FICA (Social Security and Medicare) taxes applicable to the Shares subject to your Award at the time those shares vest. FICA taxes will be based on the closing selling price of the shares on the New York Stock Exchange on the date those Shares vest under your Award.

9.  Withholding Taxes: You must pay all applicable federal and state income and employment withholding taxes when due. Those taxes will be deducted from your paycheck on the pay day coincident with or next following the date on which such liability arises, unless you elect to satisfy your withholding tax liability through either of the following alternatives:

—	the delivery of your separate check payable to the Company or,

—	the use the proceeds from a same-date sale of the Shares issued to you, provided such a sale is permissible under the Company’s trading policies governing your sale of Company shares and you are not at the time an executive officer subject to the short-swing trading restrictions of the federal securities laws.

Notwithstanding the above, the Committee may, in its discretion and pursuant to procedures approved by the Committee, permit you to satisfy the federal, state and/or local income and employment withholding taxes applicable to the Shares which vest under your Award by having the Company withhold a portion of those vested Shares with a Fair Market Value (measured as of the vesting date) equal to such withholding tax liability; provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state and/or local tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

10.  Stockholder Rights: You will not have any stockholder rights, including voting rights and actual dividend rights, with respect to the Shares subject to your Award until you become the record holder of those Shares following their actual issuance to you and your satisfaction of the applicable withholding taxes.

11.  [OPTIONAL PROVISION] Dividend Equivalent Rights: Should a regular cash dividend be declared on the Common Stock at a time when unissued shares of such Common Stock are subject to your Award, then the number of Shares at that time subject to your Award will automatically be increased by an amount determined in accordance with the following formula, rounded down to the nearest whole share:

X    =    (A x B)/C, where

X	=	the additional number of Shares which will become subject to your Award by reason of the cash dividend;
A	=	the number of unissued Shares subject to this Award as of the record date for such dividend;
B	=	the per Share amount of the cash dividend; and
C	=	the closing selling price per share of Common Stock on the Nasdaq National Market on the payment date of such dividend.

The additional Shares resulting from such calculation will be subject to the same terms and conditions as the unissued Shares to which they relate under your Award.

Annex C: Page 2

12.  Change in Control: In the event of a Change in Control, the vesting of the Shares subject to your Award will accelerate in full immediately upon such Change in Control and the shares subject to your Award shall be issued, subject to your satisfaction of all applicable federal, state, local and/or foreign income and employment withholding taxes.

13.  Securities Law Compliance: No Shares will be issued pursuant to your Award if such issuance would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system on which the Common Stock may then be listed. In addition, no Shares will be issued unless (a) a registration statement under the Securities Act is in effect at that time with respect to the Shares to be issued or (b) in the opinion of legal counsel to the Company, those Shares may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares hereunder shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained. As a condition to the issuance of any Shares, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

14.  Notice: Any notice or other communication to be given under or in connection with this Agreement or the Plan shall be given in writing and shall be deemed effectively given on receipt or, in the case of notices from the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you may hereafter designate by notice to the Company.

15.  Remaining Terms: The remaining terms and conditions of your Award are governed by the Plan, and your Award is also subject to all interpretations, amendments, rules and regulations which may from time to time be adopted under the Plan. The official prospectus summarizing the principal features of the Plan is available for review on the Company’s website at http://www.wasteconnections.com. Please review the plan prospectus carefully so that you fully understand your rights and benefits under your Award and the limitations, restrictions and vesting provisions applicable to the Award. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall be controlling.

16.  Limitations: Nothing in this Agreement or the Plan shall confer on you or any other person:

(a)  Any rights or claims under the Plan except in accordance with the provisions of the Plan and the applicable agreement;

(b)  Any right with respect to continuation of employment or a consulting or directorship arrangement with the Company or any Subsidiary, nor shall they interfere in any way with the right of the Company or any Subsidiary that employs you or engages you as a consultant or director to terminate your employment or consulting or directorship arrangement at any time, with or without cause;

(c)  Any right to be selected to participate in the Plan or to be granted an Award; or

(d)  Any right to receive any bonus, whether payable in cash or in Common Stock, or in any combination thereof, from the Company or its Subsidiaries, nor be construed as limiting in any way the right of the Company or its Subsidiaries to determine, in its sole discretion, whether or not it shall pay any employee, consultant or director bonuses, and, if so paid, the amount thereof and the manner of such payment.

Please execute the Acknowledgment section below to indicate your acceptance of the terms and conditions of your Award.

WASTE CONNECTIONS, INC.

BY:

TITLE:

Annex C: Page 3

ACKNOWLEDGMENT

I hereby acknowledge and accept the foregoing terms and conditions of the restricted stock unit award evidenced hereby. I further acknowledge and agree that the foregoing sets forth the entire understanding between the Company and me regarding my entitlement to receive the shares of the Company’s common stock subject to such award and supersedes all prior oral and written agreements on that subject.

SIGNATURE:

PRINTED NAME:

DATED:	, 200

Annex C: Page 4

APPENDIX B

Waste Connections, Inc.
Amended and Restated Senior Management Incentive Plan

Waste Connections, Inc. (the “Company”) hereby establishes the Waste Connections, Inc. Amended and Restated Senior Management Incentive Plan (as amended from time to time, the “Plan”). To the extent applicable, the Plan is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended and the regulations issued thereunder (the “Code”).

Effective Date:	January 1, 2009

Term:	Until terminated by the Compensation Committee of the Board of Directors (the “Committee”). The Committee may terminate the Plan at any time; provided, however that in the event of a Change in Control, the Committee may not terminate the Plan during any performance period without payment of a pro rata portion of any bonus based on the period of time elapsed during the performance period and a determination of the Committee as to satisfaction of pro rata Performance Goals (as defined below) for such period. The Committee in its complete and sole discretion may adjust the Performance Goals if a Change in Control results in a significant impact relative to such Performance Goals in order to exclude or reduce the impact of such Change in Control. For purposes of this Plan, “Change in Control” shall have the meaning set forth in the Company’s Second Amended and Restated 2004 Equity Incentive Plan, as amended from time to time and any replacement plan thereof (the “Equity Incentive Plan”).

Participants:	Senior executives of the Company as determined and selected by the Committee.

Purpose of Plan:	(1) Attract and retain highly qualified individuals;

(2)	Obtain from each the best possible performance;

(3)	Establish a performance goal based on objective criteria;

(4)	Further underscore the importance of achieving business objectives for the short and long term;

(5)	Tie such individual’s goals and interests to those of the Company and its stockholders; and

(6)	Include in such individual’s compensation package an annual incentive component which is tied directly to the achievement of those objectives.

Administration:

The Plan shall be administered by the Committee. The Committee shall consist solely of two or more members who shall qualify as “outside directors” under Section 162(m) of the Code.

The Committee shall have full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities, that it believes reasonable and proper and in conformity with the purposes of the Plan.

Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and/or administration of the Plan shall be final, conclusive and binding on all persons affected thereby.

Annual Performance Bonus:

Business Criteria

A Participant may receive a bonus payment under the Plan based upon the attainment of performance objectives which are established by the Committee and relate to one or more of the following corporate business criteria with respect to the Company or any of its subsidiaries (the “Performance Goals”): (i) net operating income or earnings (either before or after interest, taxes, depreciation and amortization), (ii) earnings before interest and taxes as a percentage of revenue; (iii) economic value-added (as determined by the Committee), (iv) sales or revenue, (v) net income (either before or after taxes), (vi) cash flow (including, but not limited to, operating cash flow and free cash flow), (vii) return on capital, (viii) return on invested capital, (ix) return on stockholders’ equity, (x) return on assets, (xi) stockholder return, (xii) return on sales, (xiii) gross or net profit margin, (xiv) productivity, (xv) revenue, (xvi) expense, (xvii) operating margin, (xviii) operating efficiency, (xix) customer satisfaction, (xx) working capital efficiency, (xxi) earnings per share, (xxii) price per share of common stock, (xxiii) market share, (xxiv) gross profit, (xxv) gross profit margin, or (xxvi) net cash provided by operating activities as a percentage of revenue, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

Bonus Determination

Any bonuses paid to Participants under the Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance objectives relating to the Performance Goals. Bonus formulas may be set for performance periods of one or more fiscal years of the Company. A performance period may be concurrent or consecutive. A Participant need not be employed on the first day of a performance period. If a Participant becomes eligible to participate in the Plan during a performance period, the Committee shall determine if such Participant shall be eligible to participate in an award for such performance period and whether or not such award may be prorated for such period from the Participant’s date of hire or the date of such designation to participate in the Plan, if later.

Bonus formulas for Participants shall be adopted for each performance period by the Committee no later than the latest time permitted by Section 162(m) of the Code (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period) and while the performance relating to the Performance Goal(s) remain substantially uncertain within the meaning of Section 162(m) of the Code.

Although the Committee may in its sole discretion reduce a bonus payable to a Participant pursuant to the applicable bonus formula, the Committee shall have no discretion to increase the amount of a Participant’s bonus as determined under the applicable bonus formula.

The maximum bonus payable to a Participant under the Plan shall not exceed 200% of such Participant’s base salary or 125% of such amount if paid in restricted stock units.

Additional Considerations

Once a bonus formula is established under the “Bonus Determination” section of the Plan based on one or more of the Performance Goals, the Committee may with the consent of the Participant establish (and once established, rescind, waive or amend) additional conditions and terms of payment of awards (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it deems desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. However, the Committee shall have no authority to increase the amount of a targeted award granted to any Participant or to pay an award under the Plan if the Performance Goal has not been satisfied.

Payment of Awards

The Annual Performance Bonus shall be paid in cash or, in lieu of paying an Annual Performance Bonus in cash, the Committee, in its complete and sole discretion, may choose to pay the Annual Performance Bonus in restricted stock units (“RSUs”) issued under the Equity Incentive Plan. Under such circumstances, the RSUs (based on the fair market value of the Company’s common stock on the date of grant) shall be 125% of the earned cash bonus (rounded up to the nearest whole share) to compensate the Participant for the risk and vesting period associated with the underlying stock. The terms and conditions of the RSUs shall be governed by and subject to the Equity Incentive Plan and the award agreement entered into between the Participant and the Company.

No bonuses shall be paid to Participants unless and until the Committee makes a certification in writing with respect to the attainment of the performance objectives as required by Section 162(m) of the Code. No awards shall be paid unless and until the Committee certifies, in writing, that the amounts payable with respect to each award, and all awards in the aggregate, do not exceed the limitations set forth in the “Bonus Determination” section of the Plan and that the amount payable to each Participant does not exceed the amount of the targeted award granted to the Participant at the beginning of the performance period. Awards shall be paid as soon as practicable following the end of the performance period, but in no event shall payment be made later than two and one half months following the end of the performance period.

Annual Long-Term Incentive Grant of Equity

Each Participant in the Plan shall also receive an annual Long-Term Incentive Grant (“LTI Grant”) of RSUs subject to a vesting schedule approved by the Committee, which may be based upon the attainment of performance objectives which are established by the Committee and relate to one or more of the Performance Goals. The objective of the LTI Grant is to supplement each Participant’s base salary and Annual Performance Bonus in order to maintain total compensation at the Committee’s targeted percentile of a peer group.

Guidelines and Procedures

A.	Waste Connections fully intends to comply with the Plan, but except as otherwise provided herein reserves the right to alter, amend, cancel the Plan entirely or direct the discontinuance of awards either temporarily or permanently at any time at the sole discretion of the Committee; provided, however, that no amendment of the Plan that changes the maximum award payable to any Participant or all Participants in the aggregate, as set forth in the “Bonus Determination” section herein, or materially amends the definition of Performance Goals under the “Business Criteria” section herein, shall be effective before approval by the affirmative vote of a majority of shares voting at a meeting of the shareholders of the Company.

B.	Participants who receive Annual Performance Bonuses and/or an LTI Grant must be employed by Waste Connections as a full time employee, be “actively at work” and currently on the payroll of Waste Connections at the time of payment and grant. Participants who terminate employment with the Company (regardless of the reason for termination) forfeit all participation in the Plan. Notwithstanding any of the foregoing in this Section, in the discretion of the Committee, awards may be paid to Participants whose employment has terminated after the beginning of the period for which an award is made due to disability, or to the designee or estate of a Participant who died during such period.

C.	Bonus calculations will be based on the Participant’s base salary as of February 1 of each Plan year, or such Participant’s beginning base salary after such date if he or she subsequently becomes eligible for the Plan.

D.	Waste Connections reserves the right to pay or not to pay bonuses at the sole discretion of the Committee. Nothing contained in the Plan shall confer upon any person any claim or right to any payments hereunder.

E.	The Plan shall be unfunded. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan. Any accounts under the Plan are for bookkeeping purposes only and do not represent a claim against the specific assets of the Company.

F.	It is the intent of the Company’s Board of Directors that the terms and provisions of the Plan shall supersede any contrary terms of a Participant’s employment agreement regarding the size and timing of any discretionary annual performance bonuses payable to the Participant; provided, however, that all other terms and conditions of each Participant’s employment agreement shall remain in full force and effect. Acceptance of an Annual Performance Bonus under the Plan shall constitute agreement between the Company and a Participant regarding the same.

G.	Nothing contained in the Plan shall prohibit the Company from granting awards or authorizing other compensation to any person under any other plan or authority or limit the authority of the Company to establish other special awards or incentive compensation plans providing for the payment of incentive compensation to employees (including those employees who are eligible to participate in the Plan).

H.	No awards shall be paid under the Plan unless and until the Company’s stockholders shall have approved the Plan and the Performance Goals as required by Section 162(m) of the Code.

I.	Neither the Plan, nor the adoption or operation of the Plan, nor any documents describing or referring to the Plan (or any part hereof) shall confer upon any Participant any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause. No individual to whom an award has been made or any other party shall have any interest in the cash or any other asset of the Company prior to such amount being paid. No right or interest of any Participant shall be assignable or transferable, or subject to any claims of any creditor or subject to any lien.

J.	The Company shall deduct all federal, state and local taxes required by law or Company policy from any award paid hereunder.

K.	It is the intent of the Company that the Plan and awards made hereunder shall satisfy and shall be interpreted in a manner that satisfies any applicable requirements as performance-based compensation within the meaning of Section 162(m) of the Code. Any provision, application or interpretation of the Plan that is inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded.

L.	Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

M.	The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of California (without regard to principles of conflicts of law).

# Directions to Holiday Inn Express, El Dorado Hills

4360 Town Center Blvd, El Dorado Hills, CA ● (916) 358-3100

to Reno
to Airport
I-80
to SF
El Dorado Hills
HWY 50 East
Town Center Blvd
Latrobe Rd
Holiday Inn Express
Sacramento
I-5 & Hwy 99
Bus 80
Folsom
to SF
to So. Lake Tahoe
←I-80
Hwy 50
Latrobe Road
I-5
Hwy 99
N
W
E
S
(Map Not To Scale)
to Fresno
to LA

**Directions from Sacramento International Airport (approx. 35 miles):**

- I-5 South to Hwy 50 East (to South Lake Tahoe)
- Proceed East on Hwy 50 to Latrobe Road exit
- On Latrobe Road, turn left at signal onto Town Center Blvd; Holiday Inn Express Hotel is on the right

**Directions from I-80 (San Francisco) :**

- I-80 East to Bus 80 East to Hwy 50 East (to South Lake Tahoe)
- Then follow rest of Airport directions, above

**Directions from I-80 (Reno) or Business 80 (north end):**

- I-80 West to I-5 South, or Bus 80 West to Hwy 50 East (to South Lake Tahoe)
- Then follow rest of Airport directions, above

**Directions from I-5 or Hwy 99 (south end):**

- I-5 or Hwy 99 North to Hwy 50 East (to South Lake Tahoe)
- Then follow rest of Airport directions, above

PROXY

WASTE CONNECTIONS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 15, 2008

10:00 A.M., California Time

HOLIDAY INN EXPRESS HOTEL & SUITES

4360 Town Center Blvd.

El Dorado Hills, California 95762

Waste Connections, Inc. 35 Iron Point Circle, Suite 200 Folsom, California 95630	proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on May 15, 2008.

The undersigned holder of Common Stock of Waste Connections, Inc. (“WCI”) acknowledges receipt of WCI’s Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 31, 2008, and Annual Report to Stockholders for the fiscal year 2007.  The undersigned revokes all prior proxies and appoints Ronald J. Mittelstaedt and Worthing F. Jackman, and each of them, individually and with full powers of substitution and resubstitution, proxies for the undersigned to vote all shares of WCI Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, May 15, 2008, at 10:00 a.m., California time, at the Holiday Inn Express Hotel & Suites, 4360 Town Center Blvd., El Dorado Hills, California 95762, and any adjournment thereof, as designated on the reverse side of this Proxy Card.

THIS PROXY WILL BE VOTED ACCORDING TO THE SPECIFICATIONS YOU MAKE ON THE REVERSE SIDE.  IF YOU DO NOT SPECIFY ON THE REVERSE SIDE BUT YOU DO SIGN AND DATE THIS PROXY CARD, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 REFERRED TO ON THE REVERSE SIDE.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3 and 4.

1.  Election of Directors:

01 Robert H. Davis
☐ Vote FOR nominee	☐ Vote WITHHELD from nominee

2.  Approval of the proposal to amend the Second Amended and Restated 2004 Equity Incentive Plan.

☐ For	☐ Against	☐ Abstain

3.  Approval of the proposal to adopt the Amended and Restated Senior Management Incentive Plan.

☐ For	☐ Against	☐ Abstain

4.  Ratification of appointment of PricewaterhouseCoopers LLP as WCI's independent registered public accounting firm for the fiscal year ending December 31, 2008.

☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:
If you plan to attend the Annual Meeting of Stockholders, please mark the following box. ☐

Date: _________________________, 2008

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy.  If held in joint tenancy, all persons should sign.  Trustees, administrators, etc., should include title and authority.  Corporations should provide full name of corporation and title of authorized officer signing the proxy.